Exhibit 10.11

CREDIT AGREEMENT

dated as of

October 30, 2014

among

ACAS FUNDING II, LLC,
as Borrower,

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Administrative Agent and a Lender,

and

The Other Lenders Party Hereto

TABLE OF CONTENTS

i

		PAGE
ARTICLE 1
DEFINITIONS AND INTERPRETATION
Section 1.01	Defined Terms.	1
Section 1.02	Use of Defined Terms.	1
Section 1.03	Interpretation.	2
Section 1.04	Accounting Matters.	2
Section 1.05	Conflict Between Credit Documents.	3
Section 1.06	Legal Representation of the Parties.	3

ARTICLE 2
COMMITMENT
Section 2.01	Commitment.	3
Section 2.02	Voluntary Reductions or Termination of the Maximum Commitment.	3
Section 2.03	Fees	4
Section 2.04	Lender Commitment Reduction, Applicable Margin Adjustments and Margin Requirement Changes.	5

ARTICLE 3
LOANS AND LENDER NOTE
Section 3.01	Borrowing Procedure for Loans.	5
Section 3.02	Notes.	7
Section 3.03	Principal Payments.	7
Section 3.04	Interest.	8
Section 3.05	Method and Place of Payment.	13
Section 3.06	Net Payments; Taxes.	14
Section 3.07	Sharing of Payments by Lenders.	19
Section 3.08	Post Default Order of Application of Funds.	19

ARTICLE 4
CONDITIONS TO CREDIT EXTENSIONS
Section 4.01	Initial Loan.	20
Section 4.02	All Loans.	26

ARTICLE 5
REPRESENTATIONS AND WARRANTIES
Section 5.01	Organization, etc.	27
Section 5.02	Due Authorization, Non-Contravention, etc.	28
Section 5.03	Compliance with Laws.	28
Section 5.04	Government Approval, Regulation, etc.	28
Section 5.05	Validity, etc.	28

ANNEX I – Definitions
ANNEX II – Collateral Valuation Schedule
ANNEX III – Collateral Transaction Procedures

EXHIBIT A	- Form of Borrowing Request

EXHIBIT B	- Form of Note

EXHIBIT C	- Form of Assignment Agreement

EXHIBIT D	- Form of Security Agreement

EXHIBIT E	- Form of Custodial Agreement

EXHIBIT F	- Form of Required Borrower and Manager Opinion

EXHIBIT G	- Form of Manager Letter

EXHIBIT H	- Form of Equity Owner Letter

EXHIBIT I	- Lien Release Confirmation Letter

EXHIBIT J	- Form of Compliance Certificate (Section 6.01(b)(iii))

EXHIBIT K	- [Reserved]

EXHIBIT L	- Form of Commitment Termination Notice

EXHIBIT M	- Form of Loan Cessation Notice

EXHIBIT N-1	- Form of U.S. Tax Compliance Certificate

EXHIBIT N-2	- Form of U.S. Tax Compliance Certificate

EXHIBIT N-3	- Form of U.S. Tax Compliance Certificate

EXHIBIT N-4	- Form of U.S. Tax Compliance Certificate

EXHIBIT O	- Form of Contribution and Master Participation Agreement

SCHEDULE 1	- Lending Offices, Administrative Agent Office and Notice Data

SCHEDULE 2	- UCC-1 Filing Jurisdictions

SCHEDULE 3	- Schedule of Fund Investments

SCHEDULE 4	- Approved Banks

SCHEDULE 5	- Approved Selling Institutions

SCHEDULE 6	- Approved Industry Categories

SCHEDULE 7	- Approved Pricing Services

SCHEDULE 8	- Approved Bond Dealers

CREDIT AGREEMENT
THIS CREDIT AGREEMENT, dated as of October 30, 2014 (as amended from time to time, this “Agreement”), is entered into by and among ACAS FUNDING II, LLC, a Delaware limited liability company (the “Borrower”), DEUTSCHE BANK AG, NEW YORK BRANCH (“DBNY”) as Administrative Agent and a Lender and each other Lender party hereto from time to time (together with DBNY in its capacity as Lender, the “Lenders” and each a “Lender”).

W I T N E S S E T H:
WHEREAS, the Borrower is a newly-formed limited liability company organized under the Laws of Delaware to pursue a strategy of investing on a leveraged basis in and managing a pool of Fund Investments;
WHEREAS, the Borrower will acquire, hold and dispose of Fund Investments;
WHEREAS, the Borrower desires to obtain the Commitment from the Lenders, pursuant to which Loans shall be made, subject to the terms and conditions set forth herein, in a maximum aggregate principal amount not to exceed at any time the lesser of (a) the Maximum Commitment and (b) the Maximum Advance Amount at such time; and
WHEREAS, the Lenders are willing, on the terms and conditions hereinafter set forth, to extend the Commitment;
NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATION
Section 1.01    Defined Terms. As used in this Agreement, and unless the context requires a different meaning, capitalized terms used but not defined herein shall have the respective meanings set forth in Annex I or Annex II.
Section 1.02    Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each Assignment Agreement, notice and other communication delivered from time to time in connection with this Agreement or any other Credit Document.
Section 1.03    Interpretation. In this Agreement, unless a clear contrary intention appears:

(a)    the singular number includes the plural number and vice versa;
(b)    reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;
(c)    reference to any gender includes each other gender;
(d)    reference to any agreement (including this Agreement and the Annexes, Exhibits and Schedules hereto), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor;
(e)    reference to any Applicable Law means such Applicable Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder;
(f)    unless the context indicates otherwise, reference to any Article, Section, Schedule, Annex or Exhibit means such Article, Section or Schedule hereof or Annex or Exhibit hereto;
(g)    “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;
(h)    “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;
(i)    relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; and
(j)    reference to any rating by Moody’s includes any equivalent rating in a successor rating category of Moody’s and reference to any rating by S&P includes any equivalent rating in a successor rating category of S&P.
Section 1.04    Accounting Matters. For purposes of this Agreement, except as otherwise noted herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP applied on a basis consistent with the most recent audited financial statements of the Borrower delivered to the Administrative Agent on or before the Closing Date (or if the Borrower is consolidated on the financial statements of the Equity Owner, the most recent audited financial statements of the Equity Owner) and using the same valuation method as used in such financial statements, except for any change required or permitted by GAAP if the Borrower’s certified public accountants concur in such change and the change is disclosed to the Administrative Agent.
Section 1.05    Conflict Between Credit Documents. If there is any conflict between this Agreement and any other Credit Document, this Agreement and such other Credit Document shall be interpreted and construed, if possible, so as to avoid or minimize such conflict but, to the extent (and only to the extent) of such conflict, this Agreement shall prevail and control.
Section 1.06    Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Credit Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.
ARTICLE 2
COMMITMENT
Section 2.01    Commitment. Subject to the terms and conditions of this Agreement, each Lender severally commits, from the Closing Date to the Commitment Termination Date, to make revolving loans (collectively, “Loans”) to the Borrower, in an aggregate amount not to exceed at any time the outstanding amount of such Lender’s Commitment with respect to the Loans; provided that the Lenders shall not be required to make any Loans hereunder if, after giving effect thereto and to the receipt and application by the Borrower of the proceeds of such Loan, the then aggregate outstanding principal amount of such Loans would exceed the lesser of (a) the Maximum Commitment and (b) the Maximum Advance Amount at such time. Subject to the preceding limitation and the terms and conditions of this Agreement, the Borrower may from time to time borrow, prepay, repay and reborrow Loans.
Section 2.02    Voluntary Reductions or Termination of the Maximum Commitment.
(a)    Each Lender’s commitment to make Loans hereunder shall automatically terminate, and the Maximum Commitment shall be reduced to zero, upon the Commitment Termination Date. The Borrower may voluntarily, from time to time, permanently reduce the amount of the Maximum Commitment upon at least three (3) days’ prior written notice to the Administrative Agent specifying the amount of such reduction, which notice shall be irrevocable once given; provided that (i) no reduction may reduce the Maximum Commitment below $25,000,000 unless the Maximum Commitment is reduced to zero, (ii) any partial reduction of the Maximum Commitment shall be in a minimum amount of $10,000,000 and in an integral multiple of $1,000,000 for amounts in excess thereof; and (iii) no such reduction shall reduce the Maximum Commitment to an amount less than the sum of the then aggregate outstanding Loans. The Administrative Agent shall promptly notify each Lender of the receipt of any such notice and the pro rata reduction of such Lender’s Commitment.
Section 2.03    Fees
(a)    Setup Fee. The Borrower shall pay to DBNY a Setup Fee in an amount and at the time as set forth in the Setup Fee Agreement. The Borrower agrees that, once paid, the fees or any part thereof payable hereunder are irrevocable and non-refundable under any circumstances.
(b)    Commitment Fee. The Borrower shall pay the applicable Commitment Fee to the Administrative Agent, for account of the Lenders, on each Payment Date and on the Commitment Termination Date.
(c)    Administrative Agent’s Fee. The Borrower shall pay fees to the Administrative Agent on the first Business Day of each calendar year in an amount equal to 0.015% of the aggregate Commitment of the Lenders as of such date (without regard to any reductions other than voluntary reductions pursuant to Section 2.02).

Section 2.04    Lender Commitment Reduction, Applicable Margin Adjustments and Margin Requirement Changes. The Lenders may from time to time, subject to Section 9.13(a), upon 60 days prior written notice (which notice shall specify in detail such actions to be taken) to Borrower and to the Administrative Agent take one or more of the following actions: (i) reduce the Maximum Commitment; (ii) change the Applicable Margin; and (iii) change the definition of “Margin Requirement”, “Base Margin Requirement”, “Additional Margin Requirement” or “Portfolio Limitations” (and each of the Annexes referenced therein). If the Lenders reduce the Maximum Commitment in accordance with this Section 2.04, each Lender shall maintain its Commitment during the 60-day period following the date on which the Lenders provided the notice of such reduction (such day, the “Termination Notice Day”) in an amount equal to the least of: (i) the outstanding principal amount of the Loans as of the close of business on the Termination Notice Day, (ii) the average outstanding principal amount of the Loans over the thirty (30) Business Days immediately preceding the Termination Notice Day, (iii) the outstanding principal amount of the Loans as of the close of business on any Business Day following and including the Termination Notice Day, and (iv) the Maximum Commitment (such applicable amount, the “OET Commitment Amount”). Borrower acknowledges and agrees that if on the effective date of such reduction of the Maximum Commitment the aggregate principal amount of the then outstanding Loans exceeds the OET Commitment Amount, then no later than on such effective date Borrower shall repay the principal amount of Loans (together with accrued interest on such repaid principal amount) such that immediately thereafter the aggregate principal amount of Loans outstanding shall not be greater than the OET Commitment Amount.
ARTICLE 3
LOANS AND LENDER NOTE
Section 3.01    Borrowing Procedure for Loans. (a)  Subject to satisfaction of the applicable conditions precedent and the other terms of this Agreement, the Lenders will fund Loans to, and only to, the Custodial Account upon receipt of timely and irrevocable written Borrowing Requests prior to the Commitment Termination Date, certified by an Authorized Representative of the Borrower and a Responsible Officer (which could be the same person as the Authorized Representative) as specified in Section 4.02(b) (Borrowing Request) specifying the amount and Business Day requested for funding; provided that the Borrower shall deliver not more than one (1) Borrowing Request to the Administrative Agent on any Business Day. Such Loans shall be in a minimum principal amount equal to (A)$500,000 or an integral multiple of $1,000 for amounts in excess thereof or (B)if less than the amount specified in (A), the aggregate Unused Amount at such time. Any such request shall be made by either delivery to the Administrative Agent of a written Borrowing Request or an Authorized Representative providing to the Administrative Agent a telephonic request for a Borrowing (which request shall be promptly confirmed by means of a written Borrowing Request), in each case no later than 3:00

p.m. (New York time) not less than one (1) Business Day preceding the date of the requested Loans; provided, however, that, should Borrower make a written or telephonic request after 3:00 p.m (New York Time), the Administrative Agent may, but is under no obligation to, honor such request to the extent it determines honoring such request is reasonably practicable as determined in its sole and absolute discretion. The Administrative Agent shall promptly notify the relevant Lenders of the receipt of each Borrowing Request, specifying the amount of each Loan as well as such Lender’s Applicable Percentage of such Loan. Such notices to Lenders shall be given by telephone and shall be promptly confirmed in writing by facsimile.
(b)    Funding by the Lenders; Presumption by Administrative Agent. The Administrative Agent shall have no obligation to make any Loans available to the Borrower unless and until such Loans have been made available to the Administrative Agent by the relevant Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent its share of such Borrowing, the Administrative Agent may assume that such Lender has made its share available on such date in accordance with Section 3.01(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if such Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent (A)in the case of a payment to be made by such Lender, 5% per annum, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B)in the case of a payment to be made by the Borrower, the interest rate applicable to such Loan in accordance with Section 3.04. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included or equal to the Borrowing, as the case may be. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(c)    Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then the Lenders severally agree to repay to the Administrative Agent forthwith on demand the amount so distributed to any Lenders, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
Section 3.02    Notes. Upon the request of any Lender to the Borrower made through the Administrative Agent, each Loan made by a Lender shall be evidenced by a promissory note payable to such Lender in a maximum principal amount equal to the product of (x) the Maximum Commitment and (y) such Lender’s Applicable Percentage, and dated as of the date such note is issued, executed by the Borrower and substantially in the form of Exhibit B (the “Notes”). Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender through the Administrative Agent a Note, which shall evidence such Lender’s Loans to the Borrower. Each Lender may attach schedules to a Note and endorse thereon the date, amount, maturity of its Loans and payments with respect thereto.
Section 3.03    Principal Payments.
(a)    The Borrower shall repay in full all Loans on the Maturity Date unless payment is sooner required hereunder and such repayment shall be applied pro rata to each outstanding Loan.
(b)    Prior to the Maturity Date, the Borrower:
(i)    may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the aggregate outstanding principal amount of any Loans made as part of any particular Borrowing; provided that:
(A)    no such prepayment may be made in a principal amount thereof less than $1,000,000 (unless repaid in full) or other than an integral multiple of $1,000 for amounts in excess thereof;
(B)    each such voluntary prepayment shall require prior written notice specifying the date and amount of such prepayment (or telephonic notice promptly confirmed in writing) to the Administrative Agent, not later than 12:00 p.m. (New York time) at least two (2) Business Days’ prior to the date of such prepayment unless otherwise agreed to by the Administrative Agent. The Administrative Agent shall promptly notify each Lender of its receipt of such notice, and of the amount of such prepayment that will be applied to each Lender; and

(C)    any such prepayment of principal shall be applied pro rata to each outstanding Loan.
(ii)    shall immediately repay all Loans upon any acceleration of the maturity of the Loans in connection with the occurrence of an Event of Default pursuant to Section 7.02 (Action if Bankruptcy) or 7.03 (Action if Other Event of Default) and such repayment shall be applied pro rata to each outstanding Loan; and
(iii)    shall repay Loans to the extent required to satisfy the Overcollateralization Test within the time period set forth in Section 7.01(b) (Overcollateralization Default Event) at all times and such repayment shall be applied pro rata to each outstanding Loan.
(c)    Prepayment Compensation. A prepayment of any Loan for any reason (whether voluntary or mandatory) shall in all cases be accompanied by (i) accrued but unpaid interest thereon and (ii)the payment determined in accordance with Section 3.04(c) (Compensation).
Section 3.04    Interest.
(a)    Interest Rules and Calculations. (i)  The unpaid principal amount of each Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the LIBOR Rate in effect from time to time plus the Applicable Margin.
(ii)    All overdue principal and overdue interest in respect of each Loan and any other overdue amount payable hereunder shall bear interest at a rate per annum equal to the LIBOR Rate in effect from time to time plus the Applicable Margin plus 2%.
(iii)    Interest shall accrue with respect to each outstanding Loan at the interest rate applicable to each Interest Period and shall be payable in arrears on each Payment Date.
(iv)    All computations of interest hereunder shall be made in accordance with Section 9.08 (Calculations; Computations).
(v)    The Administrative Agent, shall upon determining the applicable interest rate for any Borrowing of Loans for any Interest Period, promptly notify the Borrower and the Lenders thereof.

In no event shall the rate of interest applicable to any Loan or any other amount due hereunder exceed the maximum rate permitted by Applicable Law, and the interest rate specified above shall, if necessary, be reduced to such maximum rate permitted by Applicable Law.
(b)    Increased Costs, Illegality, etc. (c)In the event that (x) in the case of Section 3.04(b)(i)(A) below, the Administrative Agent, (y) in the case of Section 3.04(b)(i)(B)(1) and (C) below, a Lender, and (z) in the case of Section 3.04(b)(i)(B)(2) below, a Recipient, shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon the Borrower):
(A)    on any date for determining the LIBOR Rate for any Interest Period that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate;
(B)    at any time, that (1) such Lender shall incur increased costs (other than Taxes) or reductions in the amounts received or receivable hereunder with respect to agreeing to make or making, funding or maintaining any Loans, or (2) such Recipient is subject to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, in either case because of (x) any change since the Closing Date in any Applicable Law, guideline or order (or in the interpretation or administration thereof and including the introduction of any new accounting standard, Law or guideline) (such as, for example, but not limited to, a change in official reserve requirements), but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBOR Rate or (y) other circumstances occurring after the Closing Date affecting the interbank Eurodollar market or any other applicable market or the position of such Lender in such market and in each case notified the Administrative Agent thereof;
(C)    at any time, that the making or continuance of any Loan bearing interest determined by reference to the LIBOR Rate has become unlawful by compliance by such Lender in good faith with any accounting standard, Law or guideline (or would conflict with any such accounting standard, Law or guideline not having the force of law but with which such Lender customarily complies even though the failure to comply therewith would not be unlawful) and such Lender has notified the Administrative Agent thereof;

then, and in any such event described in clause (A) above, affected Loans (which shall be all Loans) bearing interest determined by reference to the LIBOR Rate shall no longer be available until such time as the Administrative Agent notifies the Borrower that such circumstances no longer exist, and any Borrowing Request given by the Borrower with respect to Loans which have not yet been made shall be deemed rescinded and, in the case of clauses Section 3.04(b)(i)(A) and (B) above, the Borrower shall pay to the affected Recipients, within 10 days of receipt of written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating (including by converting all affected Loans to Base Rate Loans), interest or otherwise as the relevant Recipient shall determine) as shall be required to compensate the relevant Recipient for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Recipient, showing the basis for the calculation thereof in reasonable detail, submitted to the Borrower by such Recipient shall, absent manifest error, be final and conclusive and binding upon all parties thereto) and (y) in the case of clauses (B) and Section 3.04(b)(i)(C) above, the Borrower shall take the actions specified in Section 3.04(b)(ii) (Increased Costs, Illegality, etc.) as promptly as possible and, in any event, within the time period required by Law.
(ii)    At any time that the Borrower has knowledge that any Loan is affected by the circumstances described in Section 3.04(b)(i)(B) or (C) (Increased Costs, Illegality, etc.), the Borrower may (and in the case of a Loan affected pursuant to Section 3.04(b)(i)(C) (Increased Costs, Illegality, etc.), the Borrower shall) if the affected Loan is then being made pursuant to a Borrowing, cancel such Borrowing from the affected Recipients by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by the Administrative Agent pursuant to Section 3.04(b)(i)(B) or (C) (Increased Costs, Illegality, etc.), or if the affected Loan is then outstanding, upon at least two (2) Business Days’ written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent, require each such Loan to be converted into a Base Rate Loan.
(iii)    If any Lender shall have reasonably determined in good faith that after the Closing Date, the adoption or effectiveness of any applicable accounting standard, or any Law regarding capital adequacy, or any change in any of the foregoing, or any change in the interpretation or administration of any thereof by any accounting board or Governmental Authority (including any standards board, central bank or comparable agency charged with the interpretation or administration thereof), or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, board, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s (or such controlling corporation’s) capital or assets as a consequence of its commitment to lend to a level below that which such Lender (or such controlling corporation) would have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s (or such controlling corporation’s) policies with respect to capital adequacy), then from time to time, within fifteen (15) days after demand by such Lender, as applicable (with a copy to the Administrative Agent), the Borrower shall pay to such Lender, as applicable, such additional amount or amounts as shall compensate such Lender, as applicable, (or such controlling corporation) for such reduction.
(iv)    If any Lender seeks payment of additional amounts from the Borrower pursuant to clauses (b) or (iii) above, the Borrower may together with payment of all such additional amounts, (23)prepay all Loans for which such Lender seeks payment of additional amounts without payment of any prepayment compensation pursuant to clause (c) (Compensation) with respect to such Loans and (23)upon such prepayment, reduce the Maximum Commitment in an amount equal to the amount of such prepayment.
(v)    For avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board, or any other change in foreign or domestic generally accepted accounting principles that would require the consolidation of some or all of the assets of the Borrower, including the assets and liabilities which are the subject of this Agreement, with those of any Lender, shall constitute a change in the interpretation of a regulation subject to this Section 3.04(b).
(vi)    Notwithstanding anything herein to the contrary, this Section 3.04(b) shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.
(c)    Compensation. The Borrower shall compensate a Lender, upon such Lender’s written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Loans, but excluding in any event the loss of anticipated profits) which such Lender may sustain: (e)if for any reason (other than a default by such Lender) a Borrowing of Loans does not occur on a date specified therefor in a Borrowing Request (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 3.04(b) (Increased Costs, Illegality, etc.)), (f)if any prepayment, repayment or conversion of any of its Loans occurs on a date which is not the last day of an Interest Period applicable thereto, (g)if any prepayment of any of its Loans is not made on any date specified in a notice of prepayment given by the Borrower or (h)as a consequence of (23)any other default by the Borrower to repay its Loans when required by the terms of this Agreement (including an Event of Default resulting in acceleration of the maturity of the Loans hereunder) or (23)an action taken pursuant to Section 3.04(b)(ii) (Increased Costs, Illegality, etc.). A Lender’s basis for requesting compensation pursuant to this Section 3.04(c) and a Lender’s calculation of the amount thereof shall, absent manifest error, be final and conclusive and binding on the Borrower. With respect to clause (c) of the immediately preceding sentence, the compensation owed to the relevant Lender shall be equal to (x) the product of (1) the amount of the applicable Loans made by the relevant Lender, (2) the excess (if any) of (A) the LIBOR Rate applicable to such Loans over (B) the LIBOR Rate applicable to a period equal to the number of days remaining in the Interest Period applicable to such Loans and (3) the number of days remaining in the Interest Period applicable to such Loans, divided by (y) 360.
(d)    Change of Lending Office; Limitation on Indemnities.
(i)    The Lenders agree that, upon the occurrence of any event giving rise to the operation of Section 3.04(b)(i)(B) or Section 3.04(b)(i)(C) (Increased Costs, Illegality, etc.) or Section 3.06 (Net Payments; Taxes) with respect to any Lender, it shall, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no material economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 3.04(d) shall affect or postpone any of the obligations of the Borrower or the right of such Lender provided in Section 3.04(b) (Increased Costs, Illegality, etc.) or Section 3.06 (Net Payments; Taxes).
(ii)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04(b) shall not constitute a waiver of its right to demand such compensation, but the Borrower shall not be required to compensate such Lender for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the event giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the event giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 3.05    Method and Place of Payment. All payments by the Borrower hereunder shall be made in Dollars. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent, for the benefit of the Lenders, not later than 1:00 p.m. (New York time) on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office, it being understood that written notice (or telephonic notice promptly confirmed in writing) by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower's account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.
Section 3.06    Net Payments; Taxes. (a) Any and all payments by or on account of any obligation of the Borrower under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.06) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.06) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.05 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.06(d).
(e)    As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.06, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)    (i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.06(f)(ii)(A), Section 3.06(f)(ii)(B), Section 3.06(f)(ii)(D) and Section 3.06(f)(iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing:
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S.

federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    executed originals of IRS Form W-8ECI;
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit N-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable); or
(IV)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-2 or Exhibit N-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to (x) comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or (y) determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    So long as the Administrative Agent is DBNY, unless otherwise delivered under paragraph 3.06(f)(ii)(A), the Administrative Agent shall deliver to the Borrower, on or prior to the date hereof (and thereafter upon the reasonable request of the Borrower), executed originals of Form W-9 certifying that the Administrative Agent is not subject to withholding Taxes under the Code with respect to any amounts payable for the account of the Administrative Agent under any of the Credit Documents.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.06 (including by the payment of additional amounts pursuant to this Section 3.06), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.06 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.06(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.06(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.06(g), the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund or credit had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.06(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Each party’s obligations under this Section 3.06 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.
(i)    For the avoidance of doubt, for purposes of this Section 3.06, the term “ applicable law” includes FATCA.
Section 3.07    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any Loans made by it resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its share thereof as provided herein (except as a result of a payment by the Borrower pursuant to Section 9.06 (Replacement Lenders)), then the Lender receiving such greater proportion shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply) or (z) any fees or other payments obtained by a Lender that are not a payment of principal of or interest on any Loans.
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
Section 3.08    Post Default Order of Application of Funds. Following the occurrence and continuation of an Event of Default, all payments from the Borrower to the Lenders in respect of the obligations under this Agreement shall be applied to such obligations in the order set forth in the Security Agreement.
ARTICLE 4
CONDITIONS TO CREDIT EXTENSIONS
Section 4.01    Initial Loan. Notwithstanding any other provision of this Agreement, the obligations of the relevant Lenders to fund the initial Borrowing (the “Initial Loan”) shall be subject to the prior or concurrent satisfaction, or written waiver by such Lenders, of each of the conditions precedent set forth in this Section 4.01.
(a)    Evidence of Authority. The Administrative Agent shall have received:
(i)    a certificate of an Authorized Representative of the Borrower and a Responsible Officer (which could be the same person as the Authorized Representative), dated the Closing Date, as to:
(A)    the authority of the Borrower to execute, deliver and perform this Agreement, the Notes, each other Credit Document to be executed by it and each other instrument, agreement or other document to be executed in connection with the transactions contemplated in connection herewith and therewith; and
(B)    the authority and signatures of those Persons authorized on behalf of the Borrower to execute and deliver this

Agreement, the Notes and the other Credit Documents and to act with respect to this Agreement and each other Credit Document to be executed by the Borrower, upon which certificate each Lender, including each assignee (whether or not it shall have then become a party hereto), may conclusively rely until it shall have received a further certificate of the Borrower canceling or amending such prior certificates;
(ii)    a copy of the Organic Documents of the Borrower, each certified in a manner reasonably satisfactory to the Administrative Agent, and the provisions of which shall be reasonably satisfactory to the Administrative Agent, a certificate of good standing for the Borrower issued by the appropriate governmental office in its jurisdiction of organization; and
(iii)    such other instruments, agreements or other documents (certified if requested) as the Administrative Agent may reasonably request.
(b)    Agreement; Notes. The Administrative Agent shall have received executed counterparts of this Agreement from all the parties hereto and the Notes, each, in the case of the Borrower, duly executed and delivered by an Authorized Representative of the Borrower.
(c)    Collateral Documents. The Administrative Agent shall have received:
(i)    evidence satisfactory to the Administrative Agent that all actions that are necessary or, in the reasonable opinion of the Administrative Agent, are desirable to perfect and protect the Liens in the Collateral created or purported to be created by the Collateral Documents have been taken (including delivery to the Custodian of assignment or transfer agreements executed in blank by an Authorized Representative of the Borrower with respect to each Bank Loan);
(ii)    the Security Agreement substantially in the form of Exhibit D, dated as of the Closing Date, duly executed and delivered by the Borrower and the other parties thereto together with:
(A)    UCC financing statements (Form UCC-1) naming the Borrower as the debtor and the Administrative Agent, for the benefit of itself and the Lenders, as secured party, or other similar instruments or documents in a form suitable for filing in all jurisdictions identified in Schedule 2; and
(B)    copies of search reports certified by a party reasonably acceptable to the Administrative Agent, dated as of a date reasonably near to the Closing Date, listing all effective UCC financing statements that name the Borrower as the debtor and which are on file in the jurisdictions identified in Schedule 2, showing that no financing statements (other than those filed pursuant to this Agreement) cover any Collateral, except with respect to Permitted Liens;
(iii)    a copy of the Custodial Agreement substantially in the form of Exhibit E, dated as of the Closing Date, as executed and delivered by the Borrower and the other parties thereto.
(d)    Management Agreement. The Administrative Agent shall have received a copy, certified by the Borrower, of the Management Agreement, duly executed and delivered by the Borrower and the Manager.
(e)    Contribution and Master Participation Agreement. The Administrative Agent shall have received a copy, certified by the Borrower, of the Contribution and Master Participation Agreement, duly executed and delivered by the Borrower, the Equity Owner and ACAS, as the case may be.
(f)    No Litigation, etc. No litigation, arbitration, governmental investigation, proceeding or inquiry shall, on the date of the Initial Loan, be pending or, to the knowledge of the Borrower, threatened in writing with respect to any of the transactions contemplated hereby which could, in the reasonable opinion of the Administrative Agent, be adverse in any material respect to the Borrower.
(g)    Certificate as to Conditions, Warranties, No Default, Agreements etc. The Administrative Agent shall have received a certificate of an Authorized Representative of the Borrower and a Responsible Officer (which could be the same person as the Authorized Representative), in each case on behalf of the Borrower dated as of the date of the Initial Loan, in form and substance reasonably satisfactory to the Administrative Agent, to the effect that, as of such date:
(i)    all conditions set forth in this Article 4 (CONDITIONS TO CREDIT EXTENSIONS) have been fulfilled;
(ii)    all representations and warranties of the Borrower set forth in Article 5 (REPRESENTATIONS AND WARRANTIES) are true and correct in all material respects;

(iii)    all representations and warranties set forth in each of the Collateral Documents are true and correct in all material respects; and
(iv)    no Default or Event of Default shall be continuing.
(h)    Custodial Account and Fund Investments.
(i)    The Administrative Agent shall have received evidence of the establishment of the Custodial Account and reasonably satisfactory evidence that (1)all Fund Investments listed on the Schedule of Fund Investments on the Closing Date that constitute Certificated Securities, Uncertificated Securities or negotiable Instruments (or security entitlements in respect thereof) or Cash have been credited to the Custodial Account in accordance with the Collateral Documents, (2) the settlement date for all Fund Investments listed on the Schedule of Fund Investments on the Closing Date that constitute Bank Loans has occurred, all transfer or assignment documents relating thereto have been fully executed and delivered by authorized signatories for the Borrower and the transferor or assignor thereof and any other required parties (including the administrative agent and, if applicable, the Obligor under such Bank Loan) and delivered, together with any accompanying promissory note, to the Custodian and instruments or agreements of transfer in respect thereof, duly executed in blank by an Authorized Representative of the Borrower, have been duly delivered to the Custodian in accordance with the Collateral Documents and (3) evidence that all parties who will be making or processing payments with respect to any Fund Investments listed on the Schedule of Fund Investments on the Closing Date to or for the benefit of the Borrower have been instructed to make such payments to the Custodial Account.
(i)    Opinions of Counsel. The Administrative Agent shall have received the following customary opinion letters, each dated as of the Closing Date, and addressed to the Lenders and the Administrative Agent which shall be reasonably satisfactory in form and substance to the Administrative Agent and the Required Lenders:
(i)    Winston & Strawn LLP, counsel to the Borrower, Equity Owner and Manager addressing the matters set forth in Exhibit F.

(ii)    Richards, Layton & Finger, P.A., Delaware counsel to the Borrower addressing certain matters set forth in Exhibit F (the “Delaware Counsel Opinion”).
(j)    Manager Letter. The Administrative Agent shall have received from the Manager a letter in the form of Exhibit G addressed to the Administrative Agent and the Lenders.
(k)    Equity Owner Letter. The Administrative Agent shall have received from the Equity Owner a letter in the form of Exhibit H addressed to the Administrative Agent and the Lenders.
(l)    [Reserved].
(m)    Closing Fees, Expenses, etc. The Administrative Agent shall have received for its own account, or for account of the Lenders, as the case may be, all fees, costs and expenses then due and payable to it under this Agreement (including Section 9.01 (Payment of Expenses, etc.)) to the extent invoiced prior to the Closing Date. The Administrative Agent acknowledges and agrees that it shall be responsible for the fees, costs and expenses of (x) its counsel incurred solely with respect to the negotiation, execution and delivery of this Agreement and the other Credit Documents on the Closing Date and (y) the Delaware Counsel Opinion and none of the Borrower or any of its Affiliates shall have any responsibility whatsoever, whether as a cost, reimbursement, indemnity or otherwise.
(n)    Certificate of the Borrower Regarding Collateral; Certificate of the Manager Regarding Collateral.
(i)    A certificate by an Authorized Representative of the Borrower and a Responsible Officer (which could be the same person as the Authorized Representative), in each case on behalf of the Borrower, dated as of the date of the Initial Loan, to the effect that, in the case of each Fund Investment pledged to the Administrative Agent, for the benefit of itself and the Lenders as secured parties, and included in the Collateral, on the date of the Initial Loan and immediately prior to the delivery thereof on the date of the Initial Loan:
(A)    the Borrower has full right to Grant a security interest in and assign and pledge such Fund Investment to the Administrative Agent, for the benefit of itself and the Lenders as secured parties;
(B)    to the best of his knowledge, the information set forth with respect to such Fund Investment listed on the Schedule of Fund Investments is correct in all material respects;

(C)    to the best of his knowledge, each item purported to be a Fund Investment included in the Collateral satisfies the requirements of the definition of Fund Investment;
(D)    the Administrative Agent has a first priority perfected security interest in all of the Collateral, for the benefit of itself and the Lenders as secured parties (except as may otherwise be expressly permitted by this Agreement or the Collateral Documents); and
(E)    after giving effect to any requested Borrowing on the date of the Initial Loan (r)the aggregate principal amount of all Loans outstanding will not exceed the Maximum Commitment and (s)the Overcollateralization Test is satisfied.
(ii)    A certificate of a Responsible Officer of the Manager, dated as of the date of the Initial Loan, to the effect that, in the case of each Fund Investment pledged to the Administrative Agent for inclusion in the Collateral, on the date of the Initial Loan and immediately prior to the delivery thereof on the date of the Initial Loan:
(A)    to the best of his knowledge, the Borrower is the owner of such Fund Investment free and clear of any liens, claims or encumbrances of any nature whatsoever except for (t)those which are being released on or prior to the date of the Initial Loan, (u)those Granted pursuant to the Security Agreement and (v)Permitted Liens;
(B)    to the best of his knowledge, the Borrower has acquired its ownership in such Fund Investment in good faith without notice of any adverse claim, except as described in paragraph (A) above;
(C)    to the best of his knowledge, the Borrower has not assigned, pledged or otherwise encumbered any interest in such Fund Investment (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than interests Granted pursuant to the Security Agreement or as otherwise expressly permitted by this Agreement;
(D)    to the best of his knowledge, the information set forth with respect to such Fund Investment listed on the Schedule of Fund Investments is correct in all material respects;
(E)    to the best of his knowledge, each Fund Investment included in the Collateral satisfies the requirements of the definition of Fund Investment; and

(F)    the Administrative Agent has a first priority perfected security interest in all of the Collateral, for the benefit of itself and the Lenders as secured parties (except as may otherwise be expressly permitted by this Agreement or the Collateral Documents).
(o)    Satisfactory Legal Form. All limited liability company and other actions or proceedings taken or required to be taken in connection with the transactions contemplated hereby and all agreements, instruments, documents and opinions of counsel executed, submitted, or delivered pursuant to this Section 4.01 by or on behalf of the Borrower shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel; all certificates and opinions delivered pursuant to this Article 4 (CONDITIONS TO CREDIT EXTENSIONS) shall be addressed to the Administrative Agent and the Lenders, or the Administrative Agent or the Lenders shall be expressly entitled to rely thereon; the Lenders and their counsel shall have received all information, and such number of counterpart originals or such certified or other copies of such information, as the Administrative Agent or its counsel may reasonably request; and all legal matters incident to the transactions contemplated by this Agreement shall be reasonably satisfactory to counsel to the Administrative Agent.
Section 4.02    All Loans. Notwithstanding any other provision of this Agreement, and in addition to any conditions precedent required to be satisfied for the initial Loan hereunder pursuant to Section 4.01 (Initial Loan) (even if waived with respect to the initial Loan), the obligations of the Lenders to make any Loans shall be subject to the satisfaction of each of the conditions precedent set forth in this Section 4.02.
(a)    Compliance with Warranties, Maximum Commitment, No Default, etc. Both immediately before and after giving effect to each Loan:
(i)    the representations and warranties set forth in Article 5 (REPRESENTATIONS AND WARRANTIES) shall be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);
(ii)    all representations and warranties set forth in each of the Collateral Documents shall be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);
(iii)    no Default or Event of Default shall be continuing;

(iv)    the Overcollateralization Test shall be satisfied; and
(v)    the aggregate principal amount of all Loans outstanding after giving effect to the proposed Borrowing will not exceed the lesser of (e)the Maximum Commitment and (f)the Maximum Advance Amount at such time (determined after giving effect to the receipt by the Borrower of the proceeds of the requested Loan(s), the use by the Borrower on such date of such proceeds and the acquisition or contribution of any Eligible Investments on such date).
(b)    Borrowing Request. The Administrative Agent shall have received a Borrowing Request for a Loan certified by an Authorized Representative of the Borrower and a Responsible Officer (which could be the same person as the Authorized Representative), in each case on behalf of the Borrower. The delivery of any such Borrowing Request and the acceptance by the Borrower of the proceeds or other benefits of any Loan shall constitute a representation and warranty by the Borrower that on the date of such request for a Loan, and immediately before and after giving effect to the application of any proceeds of any Loans thereby, (i) all statements set forth in Section 4.02(a) (Compliance with Warranties, Maximum Commitment, No Default, etc.) are true and correct in all material respects and (ii) all conditions precedent set forth in Section 4.02(a) and (c) have been satisfied.
(c)    Material Adverse Effect. No Material Adverse Effect shall have occurred and be continuing.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES
In order to induce the Lenders and the Administrative Agent to enter into this Agreement, to engage in the transactions contemplated herein and in the other Credit Documents and to make the Loans hereunder, the Borrower represents and warrants unto the Lenders and Administrative Agent as set forth in this Article 5.
Section 5.01    Organization, etc.
(a)    Organization, Power, Authority, etc. The Borrower is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware, is duly qualified to do business and is in good standing in each jurisdiction where the nature of its business requires such qualification to the extent required pursuant to Section 6.01(c) (Maintenance of Existence, etc.) and Section 6.01(d) (Foreign Qualification), and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under this Agreement, the Note and each other Credit

Document to which it is a party and to own and hold under lease its property and to conduct its business substantially as currently conducted by it.
(b)    Exemption from Registration. None of the Borrower, the Equity Owner or the Manager are or are required to be registered as an “investment company” under the Investment Company Act and the extensions of credit provided for in this Agreement and the issuance by the Borrower of its equity capital to the Equity Owner are exempt from registration under the Securities Act and the “Blue Sky” Laws of each applicable state, it being understood and agreed that the Equity Owner is an investment company that has elected to be regulated as a business development company under the Investment Company Act.
Section 5.02    Due Authorization, Non-Contravention, etc.The execution and delivery by the Borrower of this Agreement, the Note and each other Credit Document to which it is a party, the performance by the Borrower of its Obligations hereunder and thereunder, all Loans obtained hereunder by the Borrower, the granting of the Liens provided for in the Collateral Documents and the consummation of all other actions incidental to any thereof have been duly authorized by all necessary action, do not and shall not conflict with, result in any violation of, or constitute a default under, any provision of any Organic Document or Contractual Obligation of the Borrower or any Law and shall not result in or require the creation or imposition of any Lien on any of the Borrower’s properties pursuant to the provisions of any Contractual Obligation (other than the Liens provided for in the Collateral Documents and the Liens permitted by Section 6.02(c) (Liens)). The execution and delivery of the Borrower of the Credit Documents and performance of the Borrower’s obligations hereunder and thereunder comply with all leverage requirements and restrictions applicable to the Equity Owner as a Business Development Company (as such term is used in the Investment Company Act and the rules and regulations promulgated thereunder) and all requirements applicable to the Borrower under the Investment Company Act and the rules and regulations promulgated thereunder. So long as the JPM Facility Documents are in effect and the Equity Owner is the “borrower” thereunder, the Borrower is a “Financing Subsidiary” or a “Consolidated Managed Fund” under and as defined in the JPM Facility Documents.
Section 5.03    Compliance with Laws. The Borrower and the Manager are in compliance in all material respects with all Laws, in respect of the conduct of their business and the ownership of their assets.
Section 5.04    Government Approval, Regulation, etc. No authorization, approval, consent, action, filing, notice or registration by or with any Federal, state or other Governmental Authority is required for the due execution, delivery or performance by the Borrower of this Agreement, the Notes or any other Credit Document or the consummation of any transactions contemplated hereby or thereby, except for authorizations, approvals, consents, actions, filings, notices or registrations which have been duly obtained or made and are in full force and effect.
Section 5.05    Validity, etc. This Agreement has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms; and the Notes and each of the other Credit Documents to which the Borrower is a party shall, on the due execution and delivery thereof, constitute the legal, valid and binding obligation of the Borrower, enforceable in accordance with their respective terms, in each case, except as enforceability may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or by general equitable principles relating to enforceability.
Section 5.06    Financial Information. With respect to any representation and warranty which is deemed to be made after the date hereof by the Borrower, the balance sheet and statements of operations, of net assets (total assets less total liabilities), earnings and of cash flow, which as of such date shall most recently have been furnished by or on behalf of the Borrower to the Administrative Agent for the purposes of or in connection with this Agreement or any transaction contemplated hereby, shall have been prepared in accordance with GAAP or otherwise on a cash basis, as the case may be, consistently applied (except as disclosed therein), and shall present fairly in all material respects the consolidated financial condition of the Borrower as at the dates thereof for the periods then ended.
Section 5.07    Litigation, etc.There is no pending or, to the knowledge of the Borrower, threatened litigation, arbitration, action, proceeding, order, investigation or claim, at law or in equity or before or by any Governmental Authority affecting the Borrower or any of its properties, assets or revenues which could reasonably be expected to have a Material Adverse Effect.
Section 5.08    Regulations T, U and X. The proceeds of any Loans made hereunder have not been, and will not be, used for a purpose which violates, or would be inconsistent with, the provisions of Regulations T, U, or X of the FRS Board.
Section 5.09    Pension and Welfare Plans.
(a)    None of the Borrower or any ERISA Affiliate maintains, contributes to (or is obligated to contribute to) or has any liability to any Pension Plan or Welfare Plan of the Borrower or any ERISA Affiliate of the Borrower. None of the Borrower or any ERISA Affiliate of the Borrower has maintained or contributed to (or has been obligated to contribute to) any Pension Plan or Welfare Plan.
(b)    None of the assets of the Borrower constitute Plan Assets.
(c)    The formation of the Borrower, and the acquisition of Fund Investments contemplated by the Borrower, will not constitute a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could subject DBTCA, the Administrative Agent or any Lender to any tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA.
Section 5.10    Taxes. Equity Owner owns 100% of the equity interests in Borrower and neither Equity Owner nor Borrower has made an election under Treasury Regulation 301.7701-3 in respect of the Borrower. The Borrower is not treated as a corporation for U.S. federal income tax purposes. Each of the Borrower and the Equity Owner have filed all U.S. federal and other material tax returns required by Law to have been filed by it; all such tax returns are true and correct in all material respects; and each of the Borrower and the Equity Owner has paid or withheld (as applicable) all taxes and governmental charges thereby shown to be owing or required to be withheld, and all other material taxes and governmental charges (whether or not thereby shown to be owing or required to be withheld), except any such taxes or charges which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. There are no Liens for Taxes upon any property or assets included in the Collateral, other than Permitted Liens.
Section 5.11    Absence of Default. No Default shall be continuing or Event of Default shall have occurred or would result from the incurrence of any Obligations by the Borrower or from the grant or perfection of the Liens on the Collateral pursuant to the Security Agreement. As of the Closing Date, the Borrower is not in default under or with respect to any Contractual Obligation.
Section 5.12    Real Property. The Borrower does not own or lease, nor has it ever owned or leased, any real property.
Section 5.13    [Reserved]Borrower’s Businesses.
Section 5.15    Collateral. The Borrower owns and has good title to all of its property and assets, of any nature whatsoever, including all Fund Investments, in each case free and clear of all Liens except as permitted pursuant to Section 6.02(c) (Liens). The Borrower has paid and discharged all lawful claims that, if unpaid, could result in a Lien on its properties, other than Permitted Liens. Upon the taking of all necessary actions contemplated hereunder, all of the Administrative Agent’s Liens in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over the Administrative Agent's Liens.
Section 5.16    Maintenance of Assets. All of the Borrower’s assets capable of being held in or credited to a securities account or deposit account are and will be held in or credited to the Custodial Account. The Borrower does not maintain permit any funds or assets of any Affiliate or third party to be deposited into the Custodial Account.

Section 5.17    Manager. The Management Agreement is in full force and effect and no material default exists thereunder. The Manager is authorized to act on behalf of the Borrower in connection with the delivery of Borrowing Requests and payment instructions and as otherwise authorized under the terms of the Management Agreement; provided that the Borrower shall provide a certificate of the Persons so authorized as provided in Section 4.01(a)(i)(B) (Evidence of Authority).
Section 5.18    Use of Proceeds. The proceeds of the Borrowings hereunder shall be used by the Borrower solely for the purposes of making investments in Fund Investments (including purchasing or otherwise acquiring Fund Investments from the Equity Owner), the payment of interest and other amounts on Loans, any other purpose required hereunder and for the payment of fees and expenses incurred in connection with the formation of the Borrower and the other transactions contemplated under the terms of this Agreement, and the execution, delivery and performance of this Agreement and the other Transaction Documents including, but not limited to, the payment of fees payable to, or reimbursement of expenses of, the Custodian pursuant to the Custodial Agreement and the Manager pursuant to the Management Agreement and the payment of other ongoing professional and administrative fees and expenses associated with the business and operation of the Borrower, incurred in the ordinary course of business, or as otherwise determined to be incurred by the Borrower (including Administrative Expenses), to make distributions to the Equity Owner (subject to the requirements of Section 6.02(d) (Limitations on Dispositions of Collateral and Distributions), or for other valid operating purposes of the Borrower. None of such proceeds shall be used in violation of Applicable Law or, directly or indirectly, (a) to extend “purpose credit” within the meaning given to such term in Regulation U of the FRS Board, or (b) to purchase, otherwise acquire or carry Margin Stock.
Section 5.19    Compliance with Anti-Terrorism Laws and Regulations. Neither the Borrower nor the Equity Owner is known by the Borrower after reasonable inquiry to be:
(a)    identified and included on the Specially Designated Nationals and Blocked Persons List (the “SDB List”) maintained by the United States Office of Foreign Assets Control (“OFAC”) and the United States Treasury Department or any other similar list (collectively with the SDB List, the “Lists”) maintained by OFAC or any other United States Federal government agency or authority pursuant to any authorizing United States statute, rule, regulation or Executive Order of the President of the United States (collectively, the “Anti-Terrorism Laws”); or
(b)    a designated Person (a “Designated Person”) with whom a citizen or entity of the United States is prohibited to engage in transactions according to any economic sanction, trade embargo or other prohibition pursuant to any Anti-Terrorism Law.

Section 5.20    Compliance with Anti-Money Laundering Laws and Regulations.
(a)    Neither the Borrower, nor to the knowledge of the Borrower after reasonable inquiry, the Equity Owner:
(i)    (x) to the knowledge of the Borrower is under investigation by any United States governmental authority or agency for any violation of Anti-Money Laundering Laws or (y) has been charged with or convicted of money laundering, drug trafficking, terrorist-related activities, any other money laundering predicate crimes or any violation of the Bank Secrecy Act, as amended by the USA PATRIOT Act (the “BSA”), or any other applicable Federal Law governing BSA compliance and the prevention of money laundering violations (collectively with the BSA, the “Anti-Money Laundering Laws”);
(ii)    has been assessed civil penalties under any Anti-Money Laundering Laws; or
(iii)    has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.
(b)    No funds invested in the Borrower by the Equity Owner were obtained by any acts of the Equity Owner which violated Anti-Money Laundering Laws.
(c)    The occurrence of any event specified in Section 6.01(q) with respect to the Equity Owner has not occurred
ARTICLE 6
COVENANTS
Section 6.01    Affirmative Covenants.The Borrower agrees with the Administrative Agent and the Lenders that, until the Commitment has been terminated and all principal and interest on the Loans and all other Obligations then due and payable have been paid and performed in full (other than unasserted contingent indemnification obligations), the Borrower shall perform the Obligations set forth in this Section 6.01.
(a)    Overcollateralization Test Calculation; Collateral Reports.
(i)    On the last day of each calendar month (or, if such date is not a Business Day, then the next following Business Day), commencing on January 2015, the Borrower shall furnish to the Administrative Agent a written statement

(a “Collateral Report”) certified by the Manager on behalf of the Borrower, in each case as of the immediately preceding Reporting Date which shall include among other things (to the extent applicable):
(A)    the Aggregate Principal Balance of all Fund Investments held in the Custodial Account and all other Fund Investments (including Bank Loans) owned by the Borrower;
(B)    a list of all Fund Investments, including, with respect to each such Investment, detailed information related to the calculation of the Overcollateralization Test and a certification that such list identifies all Fund Investments and the correct classification regarding the nature and type of such Fund Investment;
(C)    for each of the requirements or tests specified in the definition of Portfolio Limitations, (k)the calculation, (l)the result, (m)the related minimum or maximum test level and (n)a determination as to whether such result satisfies the related requirement or test;
(D)    a schedule showing the balance in the Custodial Account, the Revolving Loan Collateral Account and each sub-account thereof and on the prior Reporting Date;
(E)    the identity of each Excluded Investment and the principal balance thereof;
(F)    a schedule setting forth, in reasonable detail, the calculation and determination of the Borrower’s compliance with the Overcollateralization Test; provided that, for the avoidance of doubt, the Borrower’s calculation and determination pursuant to this clause (F) shall in no way affect the Administrative Agent’s right to determine compliance or non-compliance with the Overcollateralization Test, as the case may be, or the occurrence of an Overcollateralization Default Event at any time and from time to time; and
(G)    (i) such other information relating to the Borrower or its assets as the Administrative Agent may reasonably request and its available to the Borrower without unreasonable expense or burden and (ii) not later than three (3) Business Days following the date of the failure to comply with the Overcollateralization Test, the Borrower shall deliver to the Administrative Agent a supplement to the most recent Collateral Report setting forth each of the items included in the Collateral Report as of such date.

(b)    Information, etc. The Borrower shall:
(i)    furnish to the Administrative Agent promptly upon the same first becoming available and in any event within ninety (90) days after the end of each fiscal year of the Borrower (beginning with the year ended December 31, 2014), from Ernst & Young LLP or another firm of Independent certified public accountants of nationally recognized standing, (A) audited consolidated financial statements, including balance sheet, income statement and statement of cash flows of the Equity Owner and the accompanying footnotes for such fiscal year and (B) unaudited financial statements of the Borrower for such fiscal year, in each case, prepared subject to Section 1.04 (Accounting Matters), in accordance with GAAP, setting forth in the case of each fiscal year ending after December 31, 2014, in comparative form the figures for the previous fiscal year;
(ii)    furnish to the Administrative Agent promptly upon the same first becoming available and in any event within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (beginning with the quarter ended March 31, 2015) (A) consolidated financial statements, including balance sheet, income statement and statement of cash flows of the Equity Owner and (B) unaudited financial statements of the Borrower, in each case for such fiscal quarter and, to the extent available, for the portion of the fiscal year ended at the end of such fiscal quarter setting forth in the case of each fiscal quarter ending on or after March 31, 2015 in comparative form the figures for the corresponding fiscal quarter and the corresponding portion of the previous fiscal year, all certified as to fairness of presentation, GAAP (subject to Section 1.04 (Accounting Matters)) and consistency by the Borrower;
(iii)    furnish to the Administrative Agent simultaneously with the delivery of each set of financial statements referred to in clauses (i) and (ii) above, a certificate of the Manager in the form of Exhibit J, (p)setting forth the aggregate amount of Restricted Payments made during such fiscal quarter and (q)stating whether any Default or Event of Default has occurred since the date on which the last certificate was delivered (or, in the case of the first certificate delivered hereunder, since the Closing Date) and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; and
(iv)    furnish to the Administrative Agent (i) within thirty (30) days after the end of each month, a written statement of the Borrower’s Net Asset Value as at the close of business on the last Business Day of the previous calendar month and (ii) within forty-five (45) days (ninety (90) days for the last fiscal quarter of the year) after the end of each fiscal quarter of the Equity Owner the ratio of ACAS’s Debt/Net Asset Value; and
(v)    the Borrower shall furnish to the Administrative Agent, within three (3) Business Days following receipt of request thereof, any and all information and documents received by the Borrower or the Manager or to which they have access or control, including reports and notices received by the Borrower or the Manager from the Obligor of such Fund Investment or the administrative agent or any group or committee of lenders under or other parties in respect of such Fund Investment (including with respect to any potential restructuring of such Fund Investment or such Obligor), that is reasonably likely to affect calculation of the Advance Amount, compliance with the Overcollateralization Test, the Collateral (including the existence of any Liens other than Permitted Liens thereon) or the Administrative Agent’s or the Lenders’ rights under this Agreement or any other Credit Document; provided that notwithstanding Section 9.03(a) (Notices) and Schedule 1, the Borrower shall furnish all “private side”, confidential or restricted information and notices to the Administrative Agent solely by delivery to Ian Jackson at 60 Wall Street, 13th Floor, New York, NY 10005; Telephone:________; Facsimile:___________ ; Electronic Mail:___________
Documents required to be delivered pursuant to clause (b) above  may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) such documents are posted on Equity Owner’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), including via EDGAR, or (ii)  the Borrower provides to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

(c)    Maintenance of Existence, etc. The Borrower shall cause to be done at all times all things necessary to maintain and preserve its existence and the rights (statutory and other) and franchises (including licenses, authorizations and permits necessary to continue its activities) used in the conduct of its activities, including preservation of its status as a limited liability company in good standing under the Laws of its jurisdiction of organization.
(d)    Foreign Qualification. The Borrower shall cause to be done at all times all things necessary to be duly qualified to do business and be in good standing in each jurisdiction where the failure so to qualify would have a Material Adverse Effect.
(e)    Payment of Taxes and Other Claims. The Borrower will not become a corporation for U.S. federal income tax purposes. Each of the Borrower and Equity Owner shall file all U.S. federal and other material tax returns required by Law to be filed by it and shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all taxes and governmental charges thereby shown to be owing or required to be withheld, and all other material taxes, assessments and other governmental charges (whether or not thereby shown to be owing or required to be withheld); provided that neither the Borrower nor the Equity Owner shall be required to pay or discharge or cause to be paid or discharged any such tax, assessment or charge, the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which disputed amounts adequate reserves in accordance with GAAP have been made.
(f)    Notice of Default, Litigation, etc. The Borrower shall give prompt, but in no event more than two (2) Business Days upon obtaining knowledge thereof, notice (with a description in reasonable detail sufficient to enable the Administrative Agent and its counsel to evaluate the nature of and period of existence thereof and of the actions which the Borrower has taken and proposes to take with respect thereto) to the Administrative Agent of:
(i)    the occurrence of any Default, Event of Default or Overcollateralization Default Event;
(ii)    the receipt of any notice of any default which, with notice, the passage of time or both, would constitute an event of default (or any similar event howsoever described) under any other Collateral Document;
(iii)    any material litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrower to the Administrative Agent which has been instituted or, to the knowledge of the Borrower, is threatened against the Borrower or to which any of its properties, assets or revenues is subject;

(iv)    to the extent the Borrower has knowledge thereof, any material adverse development which shall occur in any litigation, arbitration or governmental investigation or proceeding previously disclosed by the Borrower to the Administrative Agent;
(v)    any material adverse development with respect to the Borrower, the Manager and the Equity Owner that has impaired or is reasonably expected to impair the Borrower’s ability to perform its obligations under this Agreement or under any of the other Credit Documents; and
(vi)    the Manager ceasing to serve as manager under the Management Agreement or any termination or breach of the Management Agreement by any party thereto.
(g)    Performance of Obligations. The Borrower shall comply in all material respects with the provisions of all other contracts or agreements to which it is a party or by which it is bound and pay all material obligations which it has incurred or may incur pursuant to any such contract or agreement as such obligations become due (including this Agreement).
(h)    Audits; Books and Records. Prior to the occurrence of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, conduct one audit during each calendar year, on reasonable notice and at reasonable times using the Administrative Agent’s own personnel, of the assets, liabilities and operations of the Borrower, including without limitation information relating to Fund Investments and the Collateral. The Borrower shall keep proper books and records reflecting all of its business and financial affairs and transactions, in accordance with GAAP and permit the Administrative Agent, on reasonable notice and at reasonable times and intervals during ordinary business hours, to visit all of its offices and to discuss its business and financial matters with officers of the Borrower and its Independent public accountants; provided that one or more representatives of the Borrower shall be present at any discussions with its Independent public accountants. The Borrower shall permit the Administrative Agent, on reasonable notice and at reasonable times and intervals during ordinary business hours, to examine and make copies of any of the books or other records of the Borrower, including without limitation information relating to Fund Investments and the Collateral. Following the occurrence and during the continuance of an Event of Default, the Administrative Agent may conduct audits at any time and from time to time, as often as the Administrative Agent may deem reasonably necessary or desirable.
(i)    Compliance with Laws, etc. The Borrower shall comply in all material respects with all Applicable Laws, in respect of the conduct of its business and the ownership of its properties.

(j)    Environmental Matters. The Borrower shall use and operate all of its real properties, if any, in compliance with all Environmental Laws.
(k)    Maintenance of Property. The Borrower shall, at its expense:
(i)    acquire and maintain the Collateral in a manner that shall enable the Borrower to cause such property to be subject to the Liens of the Collateral Documents and shall not acquire any assets or Fund Investments that are not and cannot be subject to the Liens of the Collateral Documents; and
(ii)    maintain and keep (or cause to be maintained and kept) its properties that are used or useful to its business in good repair, working order and condition (except for normal wear and tear) and from time to time make all necessary or desirable repairs, renewals and replacements, so that its businesses may be properly and advantageously conducted at all times.
(l)    Delivery; Payments on Collateral; Further Assurances. The Borrower shall, at its expense:
(i)    execute and deliver any and all instruments necessary or as the Administrative Agent may reasonably request to grant and perfect a first priority Lien in favor of the Administrative Agent, for the benefit of itself and the Lenders on all of the Collateral, free and clear of all other Liens except for Permitted Liens, and, without any request by the Administrative Agent or any Person, deliver or cause to be delivered promptly to the Custodian, or any designee thereof, for crediting to the Custodial Account (to the extent capable of being so credited) or (if not capable of being so credited) as otherwise provided under the Collateral Documents, in due form for transfer (duly endorsed in blank or, if appropriate, accompanied by duly executed blank stock or bond powers or any instrument or certificate accompanying or previously delivered to the Custodian permitting the Custodian to exercise the Borrower’s rights of transfer when permitted hereunder or under the Security Agreement) or issued in the name of the Custodian or its nominee or agent (or any designee of the Custodian), all Fund Investments and all other certificated securities, chattel paper, instruments and documents of title, if any, at any time representing all or any of the Collateral, it being acknowledged by the parties hereto that such Fund Investments and certificated securities, chattel paper, instruments and documents of title may be subject to restrictions on transfer either imposed by Law or contained in their governing documents or any related documents;
(ii)    (x) direct (bb)any and all payments of principal, interest and other amounts, and any and all proceeds of sale or other disposition or otherwise, in respect of any asset constituting part of the Collateral to be made directly to the Custodial Account and (cc)any other option, warrant, Equity Security, other security, right to receive payment and any other asset issued or granted or otherwise provided as consideration in connection with the issuance, purchase or restructuring of any Fund Investment otherwise permitted hereunder to be credited to the Custodial Account, the extent such option, warrant, Equity Security, other security or other asset is capable of being so credited and (y) cause any Person receiving any such payments or property (other than the Custodian) to promptly remit the same to be deposited or credited, as the case may be, to the Custodial Account; and
(iii)    upon request of the Administrative Agent, execute and deliver, in due form for filing or recording (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by the Administrative Agent), such assignments, security agreements, pledge agreements, consents, waivers, financing statements, stock or bond powers, and other documents, and do such other acts and things, all as the Administrative Agent may from time to time reasonably request, to establish and maintain to the reasonable satisfaction of the Administrative Agent valid first priority perfected Liens in all the Collateral free of all other Liens, claims, and rights of third parties whatsoever, except as permitted by Section 6.02(c) (Liens).
(m)    Equity Owner, Manager, etc.
(i)    Unless otherwise agreed to in writing by the Administrative Agent, all of the limited liability company interests of the Borrower shall be owned solely by the Equity Owner. The Administrative Agent shall at all times be entitled to accept and act upon Borrowing Requests and payment instructions received from any of those officers or agents of the Manager designated in a certificate of the Borrower to that effect provided from time to time to the Administrative Agent (in the form provided in Section 4.01(a)(i)(B) (Evidence of Authority)).

(ii)    The Borrower shall at all times maintain the Manager as the investment manager under the Management Agreement, except as permitted pursuant to Section 6.02(g) (Modification of Certain Instruments, Organic Documents, Agreements, etc.) or required pursuant to Section 7.03 (Action if Other Event of Default).
(iii)    The Custodian shall at all times be the custodian of all of the Fund Investments and other Collateral, except as otherwise provided under the Custodial Agreement.
(iv)    The auditor of the Equity Owner and the Borrower shall be Ernst & Young LLP or a nationally recognized firm of Independent public auditors.
(v)    The Borrower shall cause the Equity Owner (if not ACAS) to execute and deliver to the Administrative Agent a letter in the form of Exhibit H on or prior to becoming the Equity Owner.
(n)    Regulations T, U, and X. If at any time the Borrower acquires any Margin Stock, the Borrower shall provide a duly completed and executed Federal Reserve Form U-1 to each Lender pursuant to the terms of this Agreement and take any and all actions as may be reasonably necessary, or as may be reasonably requested by such Lender, to establish compliance with Regulations T, U, and X of the FRS Board.
(o)    Plan Collateral. The Borrower shall do, and shall cause its ERISA Affiliates to do, or cause to be done, all things reasonably necessary to ensure that the Borrower will not be deemed to hold Plan Assets at any time. Notwithstanding Section 6.02(d) (Limitations on Dispositions of Collateral)), the Borrower shall refrain from making any Restricted Payment to the Equity Owner at any time that the Borrower gains knowledge that the Equity Owner has failed to do all things reasonably necessary to ensure that it will not be deemed to hold Plan Assets at any time.
(p)    Anti-Terrorism and Anti-Money Laundering Policies. The Borrower shall comply with all Anti-Terrorism Laws, Anti-Money Laundering Laws, directives from the appropriate governmental agencies or authorities and any other applicable Federal or state Laws, if and when the Borrower is required to comply with such Laws. Notwithstanding Section 6.02(d) (Limitations on Dispositions of Collateral), the Borrower shall refrain from making any Restricted Payment to the Equity Owner at any time that the Borrower gains knowledge that the Equity Owner has failed to implement and maintain policies, procedures and controls reasonably necessary to assure compliance with all existing Anti-Terrorism Laws, Anti-Money Laundering Laws and any other applicable Federal or state Laws, if and when the

Equity Owner is required to comply with such Laws. The Borrower further agrees, upon the Administrative Agent’s reasonable request from time to time during the term of this Agreement, to provide written certification that its covenants under this Section 6.01(p) have not been breached. The Borrower shall promptly upon its actual knowledge provide written notification to the Administrative Agent if its representations and warranties under Section 5.19 (Compliance with Anti-Terrorism Laws and Regulations) and Section 5.20 (Compliance with Anti-Money Laundering Laws and Regulations), and its covenants under this Section 6.01(p) are no longer correct and have been breached or if the Borrower has a reasonable basis to believe a representation, warranty or covenant may no longer be true or may have been breached and provide the Administrative Agent with copies of all notices, reports and other documents and communications relating to such an event together with such notifications.
The Borrower consents on behalf of itself to the disclosure, by the Administrative Agent and any Lender or any of its affiliates or agents, to U.S. regulators of such information about the Borrower and the Equity Owner that the Administrative Agent or such Lender reasonably deems necessary or appropriate to comply with applicable Anti-Terrorism Laws and Anti-Money Laundering Laws and the Borrower shall be notified in advance, if practicable (but in any case promptly thereafter), of any non-routine disclosure.
(q)    Notification; Quarantine Steps. The Borrower shall promptly, but in no event more than three (3) Business Days, notify the Administrative Agent if an Authorized Representative of the Borrower or a Responsible Officer obtains actual knowledge that the Equity Owner or any director, executive, officer or employee of the Equity Owner:
(i)    has been listed on any of the Lists;
(ii)    has become a Designated Person;
(iii)    is under investigation by any governmental authority or agency for, has been charged with or convicted of money laundering, drug trafficking, terrorist-related activities, any other money laundering or terrorist crimes or violating any Anti-Terrorism Laws or Anti-Money Laundering Laws;
(iv)    has been assessed civil penalties under any Anti-Terrorism Laws or Anti-Money Laundering Laws; or
(v)    has had funds seized or forfeited in an action under any Anti-Terrorism Laws or Anti-Money Laundering Laws. In addition, if, during the term of this Agreement, any Lender is required under the Anti-Terrorism Laws or the Anti-Money Laundering Laws to (ii) know the identity of the Equity

Owner, or (jj) to determine if the Equity Owner is included in subparagraphs (i) through (iv) above, then, upon written request by the Administrative Agent to the Borrower, the Borrower shall provide such information to the Administrative Agent.
(r)    Borrower’s Business. The Borrower shall not engage in any business or activity other than such activities as permitted pursuant to its Organic Documents and shall at all times comply (x) with all material provisions of its Organic Documents, (y) in all respects with the provisions in the LLC Agreement set forth in Sections 1.07(y)-(z) and 1.08 thereof and (z) in all material respects with the provisions in the LLC Agreement set forth in Sections 1.07(a)-(x).
(s)    Conditions Applicable to All Sale and Purchase Transactions. Any transaction effected under this Agreement or in connection with the acquisition of additional Fund Investments shall be conducted on an arm’s-length basis, shall comply with the applicable requirements of the Collateral Transaction Procedures and, if effected with a Person Affiliated with the Manager, shall be effected in accordance with the requirements of Section 6.02(p) (Limitations on Transactions with Affiliates and Other Funds.).
(t)    Required Reserves on Certain Fund Investments. If the Borrower purchases or holds any Fund Investment (including a Revolving Loan or Delayed Drawdown Loan) that obligates the Borrower, whether currently or upon the happening of any contingency at a future date, to advance any additional funds to an Obligor (which, for the avoidance of doubt, shall not include Fully Pre-funded Revolving Loans), then the Borrower shall, unless otherwise consented to in writing by the Administrative Agent (which may be in the form of an email), maintain at all times during which it has any such obligation, Cash on deposit in the Revolving Loan Collateral Account (as defined in the Custodial Agreement) in an aggregate amount equal to the unfunded portion of such obligation.
(u)    Participation Interests. Each of the Borrower, the Equity Owner and ACAS or any of their Affiliates shall account for the grant of any Participation Interest to the Borrower by any of the Equity Owner, ACAS or their Affiliates as a sale or an equity contribution to the Borrower by the Equity Owner for all purposes (other than tax) and shall not take a position contrary thereto on any of their books and records, financial statements.
Section 6.02    Negative Covenants.The Borrower agrees with the Administrative Agent and the Lenders that, until the Commitment has been terminated and all principal and interest on the Loans and all other Obligations then due and payable have been paid and performed in full (other than unasserted contingent indemnification obligations), the Borrower shall perform the Obligations set forth in this Section 6.02.

(a)    No Other Business; Subsidiaries. The Borrower shall not engage in any business or activity other than (b)incurring Loans or other obligations permitted pursuant to this Agreement, purchasing and selling Fund Investments in accordance with the restrictions herein and in its Organic Documents, and (c)engaging in any other activities which are necessary, suitable or appropriate to accomplish the foregoing or are incidental thereto or connected therewith or ancillary thereto or otherwise contemplated hereby. Notwithstanding anything to the contrary contained in this Section 6.02(a) or elsewhere in this Agreement, the Borrower shall have no Subsidiaries other than Involuntary Subsidiaries unless formed to hold equity securities received in connection with a workout or restructuring of a Fund Investment.
(b)    Limitations on Debt. The Borrower shall not create, incur, assume or suffer to exist or otherwise directly or indirectly become or be liable (collectively, “Incur” and, with correlative meanings, “Incurred” and “Incurrence”) in respect of any Debt, other than (e)indebtedness in respect of the Loans, and (f)Debt that is approved in writing by the Administrative Agent and the Required Lenders.
(c)    Liens. The Borrower shall not Incur any Lien upon any property or assets included in the Collateral, whether now owned or hereafter acquired, except the following (collectively, the “Permitted Liens”):
(i)    Liens in favor, or for the benefit, of the Administrative Agent and the Lenders granted pursuant to this Agreement or any Collateral Document, including the Lien in favor of the Administrative Agent, for the benefit of itself and the Lenders, created by the Security Agreement;
(ii)    any other Lien granted in favor of (h)the Administrative Agent for its benefit and the benefit of the Lenders or (i)the Custodian pursuant to the Custodial Agreement;
(iii)    in the case of assets or property of an Obligor of a Collateral Obligation (or assets or property received in a foreclosure or other proceeding or workout with respect to a Collateral Obligation), to the extent that such assets or property are included in the Collateral, Liens on such assets or property permitted by the applicable underlying instrument; and
(iv)    Liens for Taxes, assessments or other governmental charges (a) not yet delinquent or (b) the amount or validity of which is being contested in good faith by appropriate proceedings; provided that the amount of such Liens which are being contested in good faith by appropriate proceedings shall not exceed $1,000,000 in the aggregate.

(d)    Limitations on Dispositions of Collateral and Distributions. The Borrower shall not remove or cause to be removed from the Custodial Account (other than in connection with a withdrawal by the Custodian of its fees, expenses and other amounts pursuant to the Custodial Agreement) or otherwise dispose of or cause to be disposed any Collateral, including any Fund Investment, except that, following prior written notice to the Administrative Agent, if prior to, and if such removal or disposition will not result in, the occurrence of a Default (including failure to satisfy the Overcollateralization Test) or an Event of Default, the Borrower may (k)purchase or sell Fund Investments in accordance with Section 6.02(q) (Purchases and Sales of Fund Investments), (l) remove Cash from the Custodial Account to make payments due to the Administrative Agent or the Lenders or their respective Affiliates under this Agreement or any other Credit Document, (m) remove Cash from the Custodial Account to pay Administrative Expenses of the Borrower other than Management Fees, (n)to the extent permitted by Section 6.02(k) (Payment of Management Fees), pay the Management Fees, and (o)make equity distributions to the Equity Owner, including distributions of Fund Investments in accordance with Section 6.02(p). During the existence of, or if such removal or disposition will result in, a Default, an Event of Default or the Borrower’s failure to remain in compliance with the Overcollateralization Test, the Borrower shall not remove from the Custodial Account or otherwise dispose of any Collateral, including any Fund Investment, without the prior written consent of the Administrative Agent; provided, however, that the Borrower may sell any Fund Investment to the Equity Owner or an Affiliate in exchange for Cash on prior notice to the Administrative Agent so long as (x) the purchase price received by the Borrower is in Dollars and not less than the current Market Value Price of the Fund Investment (as determined by the Administrative Agent in its sole and absolute discretion and notified to the Borrower within three (3) hours of receiving notification of such sale), (y) the transaction is conducted on terms no less favorable, taken as a whole, to the Borrower than would be obtained in an arm’s length transaction with a non-Affiliate and (z) the purchase price is received by the Borrower in Dollars and deposited into the Custodial Account prior to the occurrence of an Event of Default as set forth in Section 7.01(b) (Overcollateralization Default Event). Notwithstanding anything herein to the contrary, the Borrower shall not make any Restricted Payment to the Equity Owner at any time that the Borrower gains knowledge that the Equity Owner has failed to do all things reasonably necessary to ensure that the Borrower will not be deemed to hold Plan Assets at any time.
(e)    Change of Name, etc. The Borrower shall not change (q)the location of its principal place of business, chief executive office, chief place of business or its records concerning its business and financial affairs, (r) its name or the name under or by which it conducts its business or (s) its jurisdiction of organization.

(f)    Merger, Consolidation; Successor Entity Substituted. The Borrower shall not consolidate or merge with or into any other Person or sell, lease or otherwise transfer its respective properties and assets substantially as an entirety to any Person.
(g)    Modification of Certain Instruments, Organic Documents, Agreements, etc.
(i)    The Borrower shall not consent to any (i) amendment or other modification of any of the terms or provisions of the Collateral Documents, or (ii) amendment, supplement or other modification of any of the terms or provisions of (a) its Organic Documents, (b) the Management Agreement or (c) the Contribution and Master Participation Agreement, in each case, that could materially and adversely affect the Administrative Agent or the Lenders or the Collateral without the prior written consent of the Administrative Agent and the Required Lenders.
(ii)    Other than in the event of a Permitted Manager Replacement, the Borrower shall not permit a Person other than American Capital Leveraged Finance Management, LLC to be the Manager.
(h)    Agreements Restricting Liens. Other than the Collateral Documents, the Borrower shall not enter into any agreement which prohibits the creation or assumption of any Lien (other than Permitted Liens) upon its properties, revenues or assets, whether now owned or hereafter acquired.
(i)    Inconsistent Agreements. The Borrower shall not enter into any agreement containing any provision which would be violated or breached by the performance by the Borrower of its obligations under this Agreement or under any other Credit Document.
(j)    Pension and Welfare Plans. The Borrower shall not incur any liability or obligation with respect to any Pension Plan or any Welfare Plan other than by operation of Law. The Borrower shall not maintain or contribute to (or become obligated to contribute to) any Pension Plan or Welfare Plan other than by operation of Law.
(k)    Payment of Management Fees. The Borrower shall not be obligated to pay, nor permit the Manager to be paid, any Management Fees until (i) all interest, principal and other amounts then due under this Agreement to the Lenders have been paid, (ii) all the Administrative Expenses then due and payable have been paid and (iii) prior written notice has been given to the Administrative Agent. The Manager shall expressly agree to subordinate its right to payment of the Management Fee, following the occurrence and during the continuance of a Default or an Event of

Default, to the payment in full of all Administrative Expenses and all payments due to the Administrative Agent and the Lenders under this Agreement. Furthermore, the Borrower may not pay any Management Fees (x) following the occurrence and during the continuance of a Default or an Event of Default or when the Borrower is not in compliance with the Overcollateralization Test or (y) where the proposed payment would give rise to a Default or Event of Default or result in the Borrower failing to remain in compliance with the Overcollateralization Test.
(l)    Commodities; Real Estate. The Borrower shall not purchase or otherwise acquire or receive as a distribution any commodities or any fee interest in real property.
(m)    Margin Stock. The Borrower shall not use any of the proceeds of the Borrowings (bb)to extend “purpose credit” within the meaning given to such term in Regulation U of the FRS Board or (cc)to purchase, otherwise acquire or carry any Margin Stock.
(n)    Limitations on Swap Transactions and Structured Finance Obligations. The Borrower shall not (i) enter into or otherwise effect or permit to remain outstanding any Swap Transaction or (ii) acquire any Structured Finance Obligations.
(o)    Investment Company Act. The Borrower shall not register as, or conduct its business or take any action which shall cause it or the Collateral to be required to be registered as, an investment company under the Investment Company Act; provided that the parties acknowledge that the Fund Investments and the Borrowings by the Borrower shall be subject to any restrictions imposed on the Equity Owner as a business development company under the Investment Company Act.
(p)    Limitations on Transactions with Affiliates and Other Funds. The Borrower shall not, directly or indirectly, without the prior written consent of the Administrative Agent and the Required Lenders: (gg) make an investment in any of its Affiliates, the Manager, the Equity Owner, any Related Fund or any of their Affiliates, or any account managed by the Manager, (hh) sell, lease or otherwise transfer any assets to any of its Affiliates, the Manager, the Equity Owner, any Related Fund or any of their Affiliates, or any account managed by the Manager, (ii) purchase or acquire assets from any of its Affiliates, the Manager, the Equity Owner, any Related Fund, or any of their Affiliates (other than as contemplated by the Contribution and the Master Participation Agreement) or any account managed by the Manager or (jj)enter into any other transaction directly or indirectly with or for the benefit of any of its Affiliates, the Manager, the Equity Owner, any Related Fund or any of their Affiliates, or any account managed by the Manager (including Guarantees and assumptions of obligations of any of its Affiliates, the Manager, the Equity Owner, any Related Fund, or any of their Affiliates or any account managed by the Manager); provided that, subject to Section 6.02(d), the Borrower may, without the consent of the Administrative Agent or the Required Lenders, conduct with Affiliates, the Manager, the Equity Owner or any Related Fund any of the transactions referred to in clauses (i), (ii), (iii) and (iv) above, so long as such transactions are conducted on terms no less favorable, taken as a whole, to the Borrower than would be obtained in an arm’s length transaction with a non-Affiliate and such Affiliated entity’s organizational documents contain provisions substantially similar to those set form in Sections 1.07 and 1.08 of the LLC Agreement; provided, further that, notwithstanding the foregoing, but subject to Section 6.02(d) the Borrower may make a dividend or distribution of Fund Investments that are not Eligible Investments to the Equity Owner.
(q)    Purchases and Sales of Fund Investments. The Borrower shall not (ll) purchase any investment other than Fund Investments or (mm) purchase or sell any Fund Investment other than in compliance with Applicable Law and the Collateral Transaction Procedures and only if (A)immediately following such transaction, no Default or Event of Default would occur or be continuing, (B) such Fund Investment is permitted to be pledged as Collateral and (C) the Overcollateralization Test is satisfied; provided that this paragraph (q) shall not prohibit the Borrower from acquiring and holding an Excluded Investment that the Borrower receives in connection with the workout or restructuring of any Fund Investment; provided further that in no event may the Borrower acquire or hold in connection with such a workout or restructuring, without the prior written consent of the Administrative Agent and the Required Lenders, any Margin Stock, unless the Borrower delivers a completed and executed Federal Reserve Form U-1 to the Lenders simultaneously therewith.
(r)    Distributions. The Borrower shall not make any payments or distributions other than in accordance with paragraphs (d) (Limitations on Dispositions of Collateral) and (p) (Limitations on Transactions with Affiliates and Other Funds) above.
(s)    No Commingling of Borrower’s Assets with Affiliates. The Borrower shall not maintain funds or hold assets comprising Collateral in any account other than the Custodial Account, and the Custodial Account shall not contain any funds or assets owned by any Affiliate of the Borrower or any other third party so as to commingle the funds or assets of the Borrower with those of any such Affiliate or third party.
(t)    Not a Corporation for Tax Purposes. The Borrower shall take no action that would cause it to be treated as a corporation within the meaning of Treasury Regulations Section 301.7701-2(b).
(u)    Notwithstanding the foregoing, the Principal Balance of all Fund Investments sold pursuant hereto to the Equity Owner or an Affiliate thereof or released to the Equity Owner pursuant to a dividend by the Borrower shall not in aggregate exceed 20% of the highest Net Purchased Loan Balance during the most recently ended twelve-month period measured as of the date of such sale or dividend; provided, that the Principal Balance of all Defaulted Fund Investments sold pursuant to Section 6.02(d)(i) to the Equity Owner or an Affiliate thereof or released to the Equity Owner pursuant to a dividend by the Borrower shall not exceed 10% of the highest Net Purchased Loan Balance during the most recently ended twelve-month period measured as of the date of such sale or dividend.
ARTICLE 7
EVENTS OF DEFAULT
Section 7.01    Events of Default.The term “Event of Default” shall mean any of the events set forth in this Section 7.01.
(a)    Non-Payment of Obligations. The Borrower fails to make a payment of (ss)principal when due (whether at stated maturity or by acceleration, mandatory prepayment or otherwise), (tt)interest, Setup Fee or Commitment Fee when due and such failure is not cured within three (3) Business Days thereof or (uu)any other Obligation when due and such failure is not cured within five (5) Business Day of the Administrative Agent notifying the Borrower of such default.
(b)    Overcollateralization Default Event. An Overcollateralization Default Event occurs and such event is not cured or Adequate Assurances with respect to Participation Interests necessary to cure such Default are not provided (i) if notice of such event is received (or deemed to be received) by the Borrower from the Administrative Agent on or before 11:00 a.m. (New York time) on any day that the Fedwire Funds Service (the “Fedwire”) is open, then by the close of the Fedwire on such day or (ii) if notice of such event is received (or deemed to be received) by the Borrower from the Administrative Agent after 11:00 a.m. (New York time) on any day that the Fedwire is open, then by 12:00 p.m. (New York time) on the next succeeding day that the Fedwire is open.
(c)    Certain Covenant Defaults. The Borrower shall fail to comply with its obligations under (i) Section 6.01(a) (Overcollateralization Test Calculation; Collateral Reports) and such failure is not cured within one (1) Business Day, (ii)Section 6.01(b)(iv) (Information, etc.) and such failure is not cured within three (3) Business Days following receipt by the Borrower of notice of such failure, (iii)[reserved], (iv)Section 6.01(f) (Notice of Default, Litigation, etc.) or Section 6.01(o) (Plan Collateral) and such failure is not cured within two (2) Business Days or (v) Section 6.02 (Negative Covenants) (other than Section 6.02(o) or Section 6.01(t) (Required Reserves on Certain Fund Investments) (which failures shall, for the avoidance of doubt, not contain any cure period).
(d)    Breach of Representation or Warranty. Any representation or warranty of the Borrower hereunder (other than as set forth in Sections 5.01(a), 5.02, 5.10, and 5.16) or of the Borrower in any other Credit Document or in any certificate delivered pursuant hereto or thereto is or shall be incorrect in any material respect when made or deemed made. Any representation or warranty of the Borrower set forth in Sections 5.01(a), 5.02, 5.10, and 5.16 is or shall be incorrect in any material respect when made or deemed made and such representation or warranty is either (A) in the sole and absolute discretion of the Administrative Agent not capable of cure or (B) capable of cure (x) but not cured within 30 days following notice and (y) has not caused a Material Adverse Effect.
(e)    Non Performance of Other Obligations. The Borrower shall default in any material respect in the due performance and observance of any covenant (including any covenant of payment), obligation, warranty or other agreement contained herein or in any other Credit Document executed by it, and, if such default does not otherwise constitute an Event of Default under this Article 7, such default is not cured within thirty (30) days of the earlier of (zz)notice thereof having been given to the Borrower by the Administrative Agent and ([[) the first date on which an Authorized Representative of the Borrower or a Responsible Officer knew (or with reasonable inquiry should have known) of such default.
(f)    Excluded Liability Investment. Any Fund Investment of the Borrower or any Involuntary Subsidiary constitutes an Excluded Liability Investment.
(g)    Illegality. It is (or, it is presently known that, due to a change in Law, it will become) unlawful for the Borrower to perform or comply with any of its obligations to make any payments hereunder.
(h)    Judgments. Any final judgments or orders (not subject to appeal or otherwise non-appealable) by one or more courts of competent jurisdiction for the payment of money in excess of $500,000 shall be rendered against the Borrower, and the same shall remain unsatisfied, unvacated, unbonded or unstayed for a period of sixty (60) days after the date on which the right to appeal has expired.
(i)    Bankruptcy, Insolvency, etc. The Borrower shall:
(i)    become insolvent or generally fail to pay, or admit in writing its inability to pay, Debts as they become due;
(ii)    apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any property of any thereof, or make a general assignment for the benefit of creditors;
(iii)    in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or for a substantial part of the property of any thereof;

(iv)    file for, consent to, permit or suffer to exist the commencement of any bankruptcy, reorganization, Debt arrangement or other case or proceeding under any bankruptcy or insolvency Law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower and, if such case or proceeding is not commenced by the Borrower, such case or proceeding shall be consented to or acquiesced in by the Borrower or shall result in the entry of an order for relief or shall remain for sixty (60) days undismissed; or
(v)    take any action authorizing, or in furtherance of, any of the foregoing.
(j)    Failure of Valid, Perfected, First-Priority Lien. Any Lien granted on any Collateral shall, at any time after delivery of the respective Collateral Documents, cease to be fully valid and perfected as a first-priority Lien except for Permitted Liens and other than if such failure is due to error of the Administrative Agent or the Custodian.
(k)    Investment Company Act. The Borrower or its assets shall at any time become required to be registered as an “investment company” under the Investment Company Act.
(l)    Dissolution or Termination of the Borrower. The Borrower shall be dissolved or terminated and not reconstituted substantially simultaneously therewith (and in no event later than the same day) in accordance with the LLC Agreement.
(m)    Manager and Equity Owner Events.
(i)    The Manager sells, transfers or assigns its rights, duties or obligations under the Management Agreement or is removed, replaced, terminated or resigns pursuant to the Management Agreement (including as a result of the Borrower’s termination of the Management Agreement) or American Capital Leveraged Finance Management, LLC or an Affiliate thereof otherwise ceases to act as investment manager to the Borrower, in each case, for any reason other than a Permitted Manager Replacement; or
(ii)    An event specified in Section 7.01(i) (Bankruptcy, Insolvency, etc.) occurs with respect to the Manager or the Equity Owner.
(n)    Change of Control. At any time, the Equity Owner fails to own 100% of the Borrower.

(o)    Credit Triggers. Any Credit Trigger shall occur.
(p)    Invalidity of Loan Documents. Any material obligation of the Borrower or its Affiliates under any Credit Document at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower or any Affiliate contests in any manner the validity or enforceability of any material provision of any Credit Document; or the Borrower denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any material provision of any Credit Document.
(q)    Anti-Terrorism and Anti-Money Laundering Events. The occurrence of any event specified in Section 6.01(q) (Notification; Quarantine Steps) with respect to the Equity Owner that would reasonably be expected to cause a Material Adverse Effect.
(r)    Defaults Under Agreements. The Borrower shall fail to pay any principal of or premium or interest on any agreements, contracts or financial instruments with DBNY or its Affiliates or any other Lender or their respective Affiliates or any other person (other than this Agreement and the other Credit Documents), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) or shall otherwise default in any material respect in its obligations under any such agreements, contracts or financial instruments, and such failure to pay or other material default shall continue after the applicable grace period, if any, specified in the related agreement, contract or financial instrument.
Section 7.02    Action if Bankruptcy.If any Event of Default described in Section 7.01(i) (Bankruptcy, Insolvency, etc.) shall occur with respect to the Borrower, then the principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, and the Commitment shall be automatically terminated, without further notice, demand or presentment, all of which are expressly waived by the Borrower.
Section 7.03    Action if Other Event of Default.If any Event of Default (other than any Event of Default described in Section 7.01(i) (Bankruptcy, Insolvency, etc.)) shall occur and be continuing for any reason, whether voluntary or involuntary, the Administrative Agent may, with the consent of the Required Lenders, and shall, at the request of the Required Lenders, by notice or demand to the Borrower, in addition to any other remedies available to the Administrative Agent and the Lenders, including the remedies set forth in the Security Agreement, take any of the following actions: (b)declare a Commitment Termination Event, (c)declare the outstanding principal amount of all or any portion of outstanding Loans and other Obligations to be due and payable and/or terminate the Commitment, whereupon the full unpaid amount of such Loans and Obligations shall be and become immediately due and payable, without further notice, demand, or presentment, all of which are expressly waived by the Borrower, in either case by delivery of a Commitment Termination Notice substantially in the form of Exhibit L or (d)elect to cease making additional Loans to the Borrower hereunder (without otherwise terminating the Commitment), by delivery of a Loan Cessation Notice substantially in the form of Exhibit M.
Section 7.04    Additional Rights Upon Event of Default. Upon the occurrence and during the continuance of an Event of Default hereunder (for the avoidance of doubt, upon commencement by the Administrative Agent on behalf of itself and the Lenders of any of the remedies set forth in this Agreement or in any of the other Credit Documents or upon notice by the Administrative Agent to the Borrower or the Manager that it intends to promptly commence the exercise of any such remedies, such Event of Default shall be deemed to be continuing, and may not be cured or curable by any subsequent actions or events other than a waiver from the Required Lenders in accordance with Section 9.13), the Administrative Agent and the Lenders shall have, in addition to the rights set forth herein, the rights and remedies afforded in the Collateral Documents (including, without limitation, the right of the Administrative Agent and the Lenders to require the termination of the Management Agreement and the replacement of the Manager), under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. The Borrower shall remain liable to the Administrative Agent and the Lenders for any deficiency following any such sale of Collateral.
ARTICLE 8
THE ADMINISTRATIVE AGENT
Section 8.01    Appointment. Each of the Lenders hereby irrevocably appoint DBNY to act on its behalf as the Administrative Agent as specified herein and in the other Credit Documents. The Lenders hereby irrevocably authorize the Administrative Agent to take such action on their behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Credit Documents by or through its officers, directors, agents, employees or affiliates. Except with respect to Section 8.08, the provisions on this Article are solely for the benefit of the Administrative Agent and the Lenders and the Borrower shall not have rights as a third party beneficiary of any of such provisions.
Section 8.02    Nature of Duties. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the

Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, and the duties of the Administrative Agent shall be mechanical and administrative in nature;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or Applicable Law; and
(c)    shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.13 (Amendment or Waiver) and Section 7.03 (Action if Other Event of Default)) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.
Section 8.03    Lack of Reliance on the Administrative Agent. Independently and without reliance on the Administrative Agent, each Lender, to the extent it has deemed appropriate, has made and shall continue to make (i)its own independent investigations of the financial condition and affairs of the Borrower in connection with the making and the continuance of any Loans and the taking or not taking of any action in connection herewith and (ii)its own appraisal of the creditworthiness of the Borrower and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide the Lenders with any credit or other information with respect thereto, whether coming into its possession before the making of any Loans or at any time or times thereafter. The Administrative Agent shall deliver to each Lender within five (5) Business Days of receipt from or on behalf of the Borrower copies of any written information furnished or delivered to it pursuant to Section 6.01(a), Section 6.01(b), Section 6.01(f), Section 6.01(n), Section 6.01(p) or Section 6.01(q), from or on behalf of the Borrower. The Administrative Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the satisfaction of any of the conditions precedent set forth in Article 4 (CONDITIONS TO CREDIT EXTENSIONS) or the financial condition of the Borrower or the existence or possible existence of any Default.
Section 8.04    Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders, and the Administrative Agent shall not incur any liability to any Person by reason of so refraining. Without limiting the foregoing, the Lenders shall not have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders as is required pursuant to this Agreement.
Section 8.05    Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 8.06    Indemnification. Without duplication of Section 3.06(d), to the extent the Administrative Agent is not reimbursed and indemnified by the Borrower, the Lenders shall reimburse and indemnify the Administrative Agent for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document; provided that the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s bad faith, fraud, willful misconduct or gross negligence.
Section 8.07    The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans under this Agreement, the Administrative Agent in its individual capacity shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not the Administrative Agent hereunder; and the terms “Lenders” and “Required Lenders,” or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent in its individual capacity and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower or any Affiliate or Subsidiary thereof as if such Person were not the Administrative Agent hereunder, and may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.
Section 8.08    Resignation by the Administrative Agent. (a)  The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving sixty (60) days’ prior written notice to the Borrower and the Lenders. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to Sections 8.08(b) and (c) (Resignation by the Administrative Agent) below or as otherwise provided below.
(b)    Upon any such notice of resignation, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company and, unless an Event of Default is then in existence, shall be reasonably acceptable to the Borrower.
(c)    If a successor Administrative Agent shall not have been so appointed within such sixty (60) day period, the Administrative Agent, with (unless an Event of Default is then in existence) the consent of the Borrower (which consent shall not be unreasonably withheld), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
(d)    If no successor Administrative Agent has been appointed pursuant to Section 8.08(b) or (c) (Resignation by the Administrative Agent) above by the seventy-fifth (75th) day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative

Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
ARTICLE 9
MISCELLANEOUS
Section 9.01    Payment of Expenses, etc. The Borrower agrees to: (a) pay all actual and reasonable and documented out-of-pocket costs and expenses (vi) of the Administrative Agent and its Affiliates in connection with any amendment, waiver or consent relating to this Agreement and the other Credit Documents and (vii) of the Administrative Agent and any Lender in connection with any Event of Default or with the enforcement of the Credit Documents and the documents and instruments referred to therein (including the reasonable fees and disbursements of (x) one (1) counsel for the Administrative Agent (which counsel shall be selected by the Administrative Agent) and (y) one (1) counsel for the Lenders) and (b) indemnify the Administrative Agent and each Lender and their respective officers, directors, employees, representatives and agents (each such Person an “Indemnitee”) from and hold each Indemnitee harmless against any and all losses, liabilities, claims, damages or expenses incurred by any Indemnitee as a result of, or arising out of, or in any way related to, or by reason of, (i) any breach of a representation, warranty or covenant contained herein or in any Credit Document, (ii) any investigation, litigation or other proceeding (whether or not any Lender is a party thereto) related to the entering into or performance of any Credit Document, the use of the proceeds of any Loans hereunder or the consummation of any transactions contemplated in any Credit Document, including the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding, but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred directly by reason of the gross negligence, fraud, bad faith or willful misconduct of any Indemnitee or (iii) the actual or alleged presence of Hazardous Materials in the air, surface water, groundwater, surface or subsurface of any real property owned or at any time operated by the Borrower, the generation, storage, transportation or disposal of Hazardous Materials at any location whether or not owned or operated by the Borrower, the noncompliance of any real property owned or at any time operated by the Borrower with Federal, state and local Laws (including applicable permits hereunder) applicable to any such real property, or any Environmental Claim asserted against the Borrower, or any such real property, including, in each case, the reasonable disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding but excluding in all cases any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence, fraud, bad faith or willful misconduct of the Indemnitee; provided, however, that there will be no duplication of the amounts indemnified pursuant to Article III. To the extent that the undertaking to indemnify, pay or hold harmless the Indemnitee set forth in the preceding sentence may be unenforceable because it is violative of any Law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under Applicable Law. This Section 9.01 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
Section 9.02    Right of Setoff. In addition to any rights now or hereafter granted under Applicable Law or otherwise, and not by way of limitation of any such rights, if an Event of Default has occurred and is continuing, each Lender is hereby authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Debt at any time held or owing by such Lender (including by branches and agencies of the Lenders wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations and liabilities of the Borrower to such Lender under this Agreement or under any of the other Credit Documents and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although such Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such set-off and application; provided that the failure to give such notice shall not effect the validity of such set-off and application.
Section 9.03    Notices.
(a)    Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including e-mail or telecopier communication) and e‑mailed, mailed, telecopied or delivered, if to the Borrower, the Administrative Agent or any Lender, at its address specified on Schedule 2 or, at such other address as shall be designated by any party in a written notice to the other parties hereto. Any notice or communication provided for hereunder shall be deemed to have been given or made (i)as of the date so delivered, if delivered personally or by overnight courier; (ii)on the date a transmission report confirming transmission is generated by the sender’s telecopy machine, if telecopied; (iii)on the date sent, if e-mailed, so long as the sender does not receive a bounce-back message within a reasonable time after delivery; and (iv)five (5) calendar days after mailing if sent by registered or certified mail (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).
(b)    In addition to the provisions of clause (a) above, the Administrative Agent shall be deemed to have notified the Borrower of the occurrence of a default, Default or Event of Default (or any similar or related event or condition), when required to do so by the terms of this Agreement or any other Credit Document, when the Administrative Agent:

(i)    calls by telephone any one of the designated persons listed below at the number set forth opposite such person’s name; provided that if after placing a telephone call to each of the designated persons listed below, the Administrative Agent is unable to reach any of such persons (through no fault of the Administrative Agent, i.e., whether because the Administrative Agent’s calls are unanswered, it receives a “busy” signal for the call and/or each of the persons called is not available to answer the call at the time the Administrative Agent calls), the Administrative Agent shall be deemed to have provided the Borrower with telephone notice; and
(ii)    in addition to such telephone notice, sends an email notice with a subject line specifying “Default Notice from Deutsche Bank” to each of the email addresses listed below (whether or not such emails are actually received by any of such persons):

Name	Telephone Number	Email Address
Samuel Flax		With copies to:
Mark Pelletier		With copies to:
Dana Dratch		With copies to:

(c)    Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may, prior to receipt of written confirmation, act without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from the Borrower or the Manager (including an Authorized Representative or Responsible Officer thereof). In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice absent manifest error.
Section 9.04    Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and the respective successors and assigns of the parties hereto to the extent permitted under this Section 9.04; provided that except as provided in Section 6.02(f) (Merger, Consolidation; Successor Entity Substituted), the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender.
Section 9.05    Participations and Assignments.
(a)    Participations. (i) Any Lender may at any time grant participations in any of its rights and obligations hereunder or under the Note without the consent of the Borrower or any other Person to one or more commercial banks, insurance companies, funds or other financial institutions; provided that in the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against the Lender in respect of such participation to be those set forth in the agreement executed by the Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if the Lender had not sold such participation, except that the participant shall be entitled to the benefits of (1) Section 3.04(a) (Interest Rules and Calculations) to the extent that the Lender would be entitled to such benefits if the participation had not been entered into or sold and (2) such participant shall be entitled to the benefits of Section 3.04(b) (Increased Costs, Illegality, etc.), Section 3.06 (Net Payment; Taxes) (subject to the requirements and limitations therein, including the requirements under Section 3.06(f) (it being understood that the documentation required under Section 3.06(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section, provided, that such participant (A) agrees to be subject to the provisions of Sections 3.04(d) (Change of Lending Office; Limitation on Indemnities) and 9.06 (Replacement of Lenders) as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.04(b) (Increased Costs, Illegality, etc.) or 3.06 (Net Payment; Taxes), with respect to any participation, than its participating Lender would have been entitled to receive. No Lender shall transfer, grant or assign any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Documents except to the extent such amendment or waiver would (A) extend the final scheduled maturity of any Loan or the Note in which such participant is participating or waive any mandatory prepayment thereof, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant’s participating interest in the Commitment over the amount thereof then in effect (it being understood that a waiver of any Default, Event of Default or mandatory prepayment shall not constitute a change in the terms of the Commitment), (B) release all or substantially all of the Collateral (in each case except as expressly provided in the Credit Documents) or (C) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement (except as provided in Section 6.02(f) (Merger, Consolidation, Successor Entity Substituted). Notwithstanding anything in this Section 9.05 to the contrary, each participation shall be subject to the related participant providing a representation and warranty to the Lender from which it is acquiring its participation that it is a Qualified Purchaser.
(ii)    Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(b)    Assignments. Any Lender may, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), assign all or a portion of its rights and obligations under this Agreement (including, the Lender’s Commitment (or any portion or element thereof), the Loans, the Note and other Obligations) to one or more commercial banks, insurance companies, funds or other financial institutions with the Required Ratings; provided that the consent of the Borrower for any assignment shall not be required if (i) an Event of Default is continuing, (ii) such assignment is (A) to an Affiliate of the Lender or (B) to another Person who at the time of such assignment already is a party to this Agreement as the Lender or (iii) such assignment is made to an Approved Selling Institution (it being agreed that the Borrower shall have review and approval rights over the documents relating to such assignment). No assignment pursuant to the immediately preceding sentence to an institution other than another Lender shall be in an aggregate amount less than (unless the entire Commitment and outstanding Loans of the assigning Lender is so assigned) $5,000,000. If the Lender so sells or assigns all or a part of its rights hereunder or under the Note, any reference in this Agreement or the Note to the Lender shall thereafter refer to the Lender and to its respective assignee to the extent of their respective interests and such assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would if it were such assigning Lender. Each assignment pursuant to this Section 9.05(b) shall be effected by the assigning Lender and the assignee Lender executing an Assignment Agreement (an “Assignment Agreement”), which Assignment Agreement shall be substantially in the form of Exhibit C (appropriately completed). At the time of any assignment pursuant to this Section 9.05(b), this Agreement shall be deemed to be amended to reflect the Commitment of the respective assignee (which shall result in a direct reduction to the Commitment of the assigning Lender) and the Borrower shall if requested in writing by the assignee or assigning Lender issue new Notes to the respective assignee and to the assigning Lender in conformity with the requirements of Section 3.02 (Note). To the extent of any assignment pursuant to this Section 9.05(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitment. In connection with any such assignment, the Lender and the Borrower agree to execute such documents (including amendments to this Agreement and the other Credit Documents) as shall be reasonably necessary to effect the foregoing. Nothing in this Agreement shall prevent or prohibit the Lender from pledging the Note or Loans to a Federal Reserve Bank in support of borrowings made by the Lender from such Federal Reserve Bank.
Section 9.06    Replacement of Lenders. If any Lender, other than an Original Lender, seeks payment of additional amounts from the Borrower under Section 3.04(b) (Increased Costs, Illegality, etc.) or if the Borrower is required to pay any additional amount to any Lender other than an Original Lender or any Governmental Authority for the account of any Lender other than an Original Lender pursuant to Section 3.06 (Net Payments; Taxes), or if any Lender other than an Original Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and with the written consent of the Administrative Agent, require such Lender to assign and delegate without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.05 (Participations and Assignments)), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) provided that:
(a)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including Section 3.04(c) (Compensation)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower;
(b)    in the case of any such assignment resulting from a claim for compensation under Section 3.04(b) (Increased Costs, Illegality, etc.) or payments required to be made pursuant to Section 3.06 (Net Payments; Taxes), such assignment will result in a reduction in such compensation or payments thereafter; and
(c)    such assignment does not conflict with Applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section 9.07    No Waiver; Remedies Cumulative. No failure or delay on the part of any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower or any other Person to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.
Section 9.08    Calculations; Computations.
(a)    The financial statements to be furnished to the Administrative Agent to in turn furnish said statements to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved.
(b)    All computations of interest hereunder shall be made on the actual number of days elapsed over a year of 360 days.
Section 9.09    Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.
(a)    THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND

UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURT LACKS JURISDICTION OVER IT, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS, THAT ANY SUCH COURT LACKS JURISDICTION OVER IT. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, OR BY HAND DELIVERY, AT ITS ADDRESS FOR NOTICES PURSUANT TO Section 9.03 (NOTICES). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR THE LENDERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.
(b)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN Section 9.09(a) (GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 9.10    Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.
Section 9.11    Effectiveness. This Agreement shall become effective on the date hereof when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.
Section 9.12    Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
Section 9.13    Amendment or Waiver. This Agreement and any other Credit Document and any terms hereof or thereof may be changed, waived, discharged or terminated if such change, waiver, discharge or termination is in writing signed by the Borrower, the Administrative Agent and the Required Lenders (or other applicable party thereto as the case may be), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such change, waiver, discharge or termination shall:
(a)    waive any condition set forth in Section 4.01 (other than Section 4.01(m)) or take any of the actions specified in Section 2.04 without the written consent of each Lender with a Commitment or outstanding Loan, in each case, greater than zero;
(b)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated in accordance with this Agreement) without the written consent of the Required Lenders and such Lender;
(c)    postpone any date fixed by this Agreement or any other Credit Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby;
(d)    reduce the principal of, or the rate of interest specified herein on, any Loan or any fees or other amounts payable hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the amount of additional interest to be added for any overdue payment pursuant to Section 3.04(a)(ii) above what it would have been on amounts not so overdue pursuant to Section 3.04(a) or to waive any obligation of any Borrower to pay interest at such default rate to the extent it exceeds the interest payable at the non-default rate;

(e)    change Section 3.03 in a manner that would alter the order of application of principal payments required thereby without the written consent of each Lender directly affected thereby;
(f)    change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to change, waive, discharge or terminate or otherwise modify any rights hereunder or make and determination or grant any consent hereunder, without the written consent of each Lender with a Commitment or outstanding Loan, in each case, greater than zero; and
(g)    release all or substantially all of the Collateral in any transaction or series of related transactions (other than in connection with substitutions contemplated by the Agreement or any other Credit Document) without the written consent of each Lender with a Commitment or outstanding Loan, in each case, greater than zero;
provided further, that no amendment, waiver, consent, discharge or termination or other modification hereunder shall, unless agreed to in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any change, waiver, discharge or termination hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (and such disqualification shall not apply to any Lender acting in a capacity other than as Lender);
provided further, that, in the event of any amendment to increase the Aggregate Commitment the Administrative Agent shall first give DBNY the opportunity to determine whether to increase its Commitment and if so, the amount of such increase (up to the full amount of the increase in the Aggregate Commitment).
Section 9.14    Survival. All indemnities set forth herein including in Section 3.04(c) (Compensation), Section 3.06 (Net Payments; Taxes), Section 8.06 (Indemnification Payments) and Section 9.01 (Payment of Expenses, etc.) shall survive the execution, delivery and termination of this Agreement and the making and repayment of the Loans. The provisions of Section 9.16 (Confidentiality) shall survive the execution, delivery and termination of this Agreement for a period of one (1) year following such termination.
Section 9.15    Domicile of Loans. Subject to the limitations of Section 9.04 (Benefit of Agreement), any Lender may transfer and carry its Loans at, to or for the account of any branch office, Subsidiary or Affiliate of such Lender; provided that the Borrower shall not be responsible for costs arising under Section 3.04(a) (Interest Rules and Calculations) resulting from any such transfer (other than a transfer pursuant to Section 3.04(d) (Change of Lending Office; Limitation on Indemnities)) to the extent not otherwise applicable to such Lender prior to such transfer.
Section 9.16    Confidentiality.
(a)    Subject to Section 9.04 (Benefit of Agreement) and paragraph (b) below, the Lenders and the Administrative Agent shall hold all non-public information obtained pursuant to the requirements of, or otherwise in connection with, this Agreement, in accordance with their customary policies and procedures for handling confidential information of this nature and in any event may make disclosures (i)to employees, officers, directors and agents of Deutsche Bank who need to review and monitor its relationship with the Borrower, the Manager or the Equity Owner (so long as such employee, officer, director or agent not otherwise bound by Deutsche Bank’s customary policies and procedures agrees to hold such information confidential in accordance with Section 9.16), provided that pursuant to any disclosure under this clause (i) Deutsche Bank shall be liable for any breach that occurs due to the applicable disclosure and (ii)reasonably required by any bona fide actual or potential transferee or participant in connection with the contemplated transfer of any Loans or participation therein or an Affiliate of any Lender or the Administrative Agent (including its or their attorneys, legal advisors, accountants and consultants) (so long as such transferee, participant or Affiliate, agrees to be bound by the provisions of this Section 9.16) or as required or requested by any governmental agency, central bank, regulatory authority with jurisdiction over any Lender, pursuant to legal process or as otherwise required by Law; provided that unless specifically prohibited by Applicable Law, such Lender shall, if practicable, notify the Borrower and the Administrative Agent promptly upon receipt thereof of any request by any governmental agency, central bank, regulatory authority with jurisdiction over such Lender, or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency, central bank or regulatory authority with jurisdiction over such Lender or other routine examination or audit of such Lender’s books and records by such governmental agency, central bank or regulatory authority with jurisdiction over such Lender) for disclosure of any such non-public information prior to disclosure of such information; and provided, further, that in no event shall any Lender or any of its Affiliates be obligated or required to return any materials furnished by the Borrower. A Person that ceases to be a Lender shall continue to abide by the provisions of this Section 9.16.
(b)    It is expressly understood by the Administrative Agent and the Lenders that the information provided hereunder identifying the Fund Investments, the Market Value Prices and Market Values is intended solely for use in connection with this Agreement. Each Lender agrees that it shall not use any such information for trading purposes or furnish such information to trading personnel (other than members of Deutsche Bank’s senior management for the purpose of reviewing and monitoring the Commitment) or any other Person unless such information is necessary for such Person to perform a function that is not inconsistent with the purpose of this Agreement, and in each case for any purpose which is inconsistent with the foregoing restrictions or this Agreement.
(c)    Except in connection with disclosures under the Securities Exchange Act of 1934, as amended, or as otherwise required by law, neither the Borrower, the Equity Owner nor any of their Affiliates shall make any public disclosures regarding this Agreement or any of its terms without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed). Except as required by law, none of the Administrative Agent, any Lender nor any of their respective Affiliates shall make any public disclosures regarding this Agreement or any of its terms without the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed).
Section 9.17    Register. The Borrower hereby designates the Administrative Agent to serve as the Borrower's agent, solely for purposes of this Section 9.17 (Register), to maintain a register (the “Register”) on which it shall record the names and addresses of each Lender, and the Commitments of, and principal amounts (and stated interest) owing to each Lender. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
Section 9.18    Lender Affiliate Securities. The Administrative Agent may from time to time give notice to the Borrower listing by name each person who is an affiliate of a Lender for purposes of Section 23A.
Section 9.19    Marshalling; Recapture. The Administrative Agent and the Lenders shall not be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent the Administrative Agent on behalf of any Lender or any Lender receives any payment by or on behalf of the Borrower, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Borrower or its estate, trustee, receiver, custodian or any other party under any bankruptcy Law, state or Federal Law, common law or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of the Borrower to the Lenders as of the date such initial payment, reduction or satisfaction occurred.
Section 9.20    No Petition. Each of the parties hereto (other than the Borrower) covenants and agrees that, prior to the date that is one year and one day after the payment in full of all Obligations, no party hereto shall institute against the

Borrower any involuntary bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceedings. This provision shall survive the termination of this Agreement.
Section 9.21    Acknowledgment. The parties hereto hereby acknowledge that none of the parties hereto has any fiduciary relationship with or fiduciary duty to any the other party pursuant to the terms of this Agreement, and the relationship between the Lenders and the Administrative Agent on the one hand, and the Borrower, on the other hand, in connection herewith is solely that of debtor and creditor.
Section 9.22    Severability. If any provision of any Credit Document is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i)the other provisions of the Credit Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Lenders in order to carry out the intentions of the parties thereto as nearly as may be possible and (ii)the invalidity or unenforceability of such provision in such jurisdiction shall not affect the validity or enforceability thereof in any other jurisdiction.
[Signatures begin on the next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or signatories thereunto duly authorized as of the day and year first above written.

ACAS FUNDING II, LLC, as Borrower By: American Capital Leveraged Finance Management, LLC, its designated manager
By: /s/ Samuel A. Flax
Name: Samuel A. Flax
Title: Executive Vice President and Secretary

[Signature Page to ACAS Credit Agreement]

DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent
By: /s/ Ian R. Jackson
Name: Ian R. Jackson
Title: Director

By: /s/ Satish Ramakrishna
Name: Satish Ramakrishna
Title: Managing Director

[Signature Page to ACAS Credit Agreement]

DEUTSCHE BANK AG, NEW YORK BRANCH, as Lender
By: /s/ Ian R. Jackson
Name: Ian R. Jackson
Title: Director

By: /s/ Satish Ramakrishna
Name: Satish Ramakrishna
Title: Managing Director

The Commitment of Deutsche Bank AG, New York Branch, as Lender is as follows:

Amount of Commitment	Percentage
$500,000,000	100%

[Signature Page to ACAS Credit Agreement]

ANNEX I
DEFINITIONS
Any defined terms used in this Agreement shall have the respective meanings set forth herein.
“Accreting Security” means, as of any date of determination, any Fund Investment that by its terms accretes in value at a stated rate of accretion, which stated rate shall be greater than the amount of cash interest paid on such Fund Investment.
“ACAS” means American Capital, Ltd.
“Adequate Assurances” means, with respect to the Borrower’s intent to cure an Overcollateralization Default Event with an Eligible Investment that is a Participation Interest and the loan underlying that Participation Interest is subject to a Lien, then (x) the Borrower shall have provided to the Administrative Agent within the time period prescribed for curing an Overcollateralization Default Event in accordance with Section 7.01(b) (Overcollateralization Default Event), (i) a written certification from each of the Borrower, the Manager and the Equity Owner representing that (A) the Administrative Agent will be provided with a Lien Release Confirmation Letter with respect to the Lien on such loan identifying the subject loan in particular detail, including Obligor and CUSIP (if applicable) (such particularly identified subject loan, an “Identified Loan”) within two (2) Business Days of the Overcollateralization Default Event and that the Identified Loan constitutes an Eligible Investment (other than on account of the existence of the Lien thereon) and (B) there is no default or event of default under any lending arrangement between the Equity Owner or its Affiliates and the party holding a Lien on the Identified Loan, (ii), a written request, with a copy to the Administrative Agent, to the party holding such Lien that such party provide the Borrower, with a copy to the Administrative Agent, a Lien Release Confirmation Letter with respect to the Identified Loan within two (2) Business Days, and (iii) a written confirmation (which may be in the form of an e-mail) from the party holding such Lien that the Lien on the Identified Loan will be irrevocably and unconditionally released and that the Administrative Agent may rely on such confirmation, (y) the Administrative Agent shall receive a Lien Release Confirmation Letter with respect to the Identified Loan within two (2) Business Days of the Overcollateralization Default Event and (z) the Participation Interest shall become an Eligible Investment on the same Business Day that the Lien Release Confirmation Letter is provided to the Administrative Agent; provided that the failure to satisfy the requirements set forth above in a manner reasonably acceptable to the Administrative Agent shall result in a failure by the Borrower to provide Adequate Assurances.

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“Administrative Agent” means, DBNY in its capacity as administrative agent under this Agreement or any successor administrative agent.
“Administrative Agent Fee” has the meaning set forth in Section 2.03(c) (Administrative Agent Fee).
“Administrative Agent’s Office” means, the office of the Administrative Agent located at 60 Wall Street, New York, New York, or, in each such case, such other office as the Administrative Agent may designate to the Borrower and the Lenders from time to time.
“Administrative Expenses” means, for any Interest Period, expenses and other amounts due or accrued during such Interest Period and payable including the expenses and other amounts payable to (a) the Independent accountants, any administrators, agents (other than the Manager) and counsel of the Borrower for fees and expenses, including the expenses (including indemnities) payable to the Custodian under the Custodial Agreement; (b) the Manager, including reasonable expenses of the Manager, but excluding the Management Fees; and (iii) any other Person in respect of any other fees or expenses not prohibited under this Agreement and the documents delivered pursuant to or in connection with this Agreement; provided that (x) unless otherwise consented to in writing by the Administrative Agent, the aggregate Administrative Expenses in any calendar year shall not exceed $200,000 and (y) fees payable to the Custodian shall not be considered Administrative Expenses.
“Advance Amount” has the meaning set forth in the Collateral Valuation Schedule.
“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such former Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power (a) to vote more than 50% of the securities having ordinary voting power for the election of directors of any such Person or (b) to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Affiliate List” means a list of persons who are affiliates of the Lenders for purposes of Section 23A, as the same may from time to time be delivered by the Administrative Agent to the Borrower in accordance with Section 9.18 (Lender Affiliate Securities) of this Agreement.
“Aggregate Commitments” means, the aggregate of the Commitments of each one of the Lenders.

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“Aggregate Principal Balance” means, when used with respect to all or a portion of the Fund Investments, the sum of the Principal Balances of all or of such portion of the Fund Investments.
“Agreement” has the meaning set forth in the preamble.
“Anti-Money Laundering Laws” has the meaning set forth in Section 5.20(a)(i) (Compliance with Anti-Money Laundering Laws and Regulations).
“Anti-Terrorism Laws” has the meaning set forth in Section 5.19(a) (Compliance with Anti-Terrorism Laws and Regulations).
“Applicable Law” means with respect to any Person or matter any Law relating to such Person or matter and, where applicable, any interpretation thereof by any Person having jurisdiction with respect thereto or charged with the administration or interpretation thereof.
“Applicable Margin” means with respect to all outstanding Loans provided by the Lenders, 1.60% per annum.
“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans has been terminated pursuant to Section 7.02 (Action if Bankruptcy) or Section 7.03 (Action if Other Event of Default) or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth on the signature page for such Lender or in the Assignment Agreement pursuant to which such Lender becomes a party hereto.
“Approved Industry” has the meaning set forth in the Collateral Valuation Schedule.
“Approved Selling Institution” has the meaning set forth in the Collateral Valuation Schedule.
“Assignment Agreement” has the meaning set forth in Section 9.05(b) (Assignments).
“Authorized Representative” means, relative to the Borrower, the Manager and those of its and of the Manager’s partners, managers, members, officers, representatives and agents whose signatures and incumbency shall have been certified to the Lenders pursuant to Section 4.01(a)(i)(B) (Evidence of Authority), or such other representatives or agents as are thereafter certified in a similar manner from time to time.

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“Bank Loans” has the meaning set forth in the Collateral Valuation Schedule.
“Base Rate” means, for any period, a per annum rate equal to the greater of: (a) the average daily Prime Lending Rate for each day during such period and (b) the average daily Federal Funds Effective Rate for each day during such period, plus 0.50%.
“Base Rate Loan” means a Loan bearing interest at a fluctuating rate determined by reference to the Base Rate.
“Borrower” has the meaning set forth in the preamble.
“Borrowing” means the Loans made by any Lender on any Business Day in accordance with Section 3.01 (Borrowing Procedure for Loans).
“Borrowing Request” means a Loan request and certificate duly executed by the Borrower or the Manager substantially in the form of Exhibit A.
“BSA” has the meaning set forth in Section 5.20(a)(i) (Compliance with Anti-Money Laundering Laws and Regulations).
“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks are authorized or obligated by Law to close in New York City.
“Cash” has the meaning set forth in the Collateral Valuation Schedule.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601 et seq.
“Certificated Security” has the meaning set forth in Section 8-102(a)(4) of the UCC.
“Clearing Corporation” means (a) Clearstream, (b) DTC, (c) Euroclear and (d) any entity included within the meaning of “clearing corporation” under Section 8-102(a)(5) of the UCC.
“Clearing Corporation Security” means a Fund Investment that is a Financial Asset that is (a) in bearer form or (b) registered in the name of a Clearing Corporation or the nominee of such Clearing Corporation and, if a Certificated Security, is held in the custody of such Clearing Corporation.
“Clearstream” means Clearstream Banking Luxembourg, S.A., a corporation organized under the Laws of the Grand Duchy of Luxembourg.
“Closing Date” means October 30, 2014.

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“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” has the meaning set forth in the Security Agreement.
“Collateral Documents” means the Security Agreement, the Custodial Agreement and any other agreement, instrument or document executed and delivered by or on behalf of the Borrower in connection with the foregoing or pursuant to which a Lien is granted in accordance with the terms of the Security Agreement as security for any of the Senior Lender Indebtedness.
“Collateral Report” has the meaning set forth in Section 6.01(a)(i) (Overcollateralization Test Calculation; Collateral Reports).
“Collateral Transaction Procedures” means Annex III, as amended or restated from time to time.
“Collateral Valuation Schedule” means Annex II, as amended or restated from time to time.
“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01 (Commitment), in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth on the signature page for such Lender or in the Assignment Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Commitment Fee” means zero.

“Commitment Reduction Amount” means the amount by which the Maximum Commitment is being reduced pursuant to Section 2.02 (Voluntary Reductions or Termination of the Maximum Commitment).
“Commitment Termination Date” means the earliest of (a) the Scheduled Commitment Termination Date, (b) the effective date of the Borrower’s written notice to the Administrative Agent to reduce the Maximum Commitment to zero, as specified in Section 2.02 (Voluntary Reductions or Termination of the Maximum Commitment) and (c) the date of occurrence of any Commitment Termination Event.
“Commitment Termination Event” means the earlier of (a) automatically and without notice or further action, the occurrence of any Event of Default described in Section 7.01(i) (Bankruptcy, Insolvency, etc.) with respect to the Borrower and (b) the occurrence and continuation of any other Event of Default under this Agreement pursuant to which either a Commitment Termination Event has been

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expressly declared or a declaration of the Loan to be due and payable has been given, in each case pursuant to Section 7.03 (Action if other Event of Default).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contractual Obligation” means, relative to any Person, any provision of any security issued by such Person or of any material instrument, agreement or undertaking to which such Person is a party or by which it or any of its property is bound.
“Contribution and Master Participation Agreement” means the Contribution Agreement dated as of October 30, 2014, between the Borrower and the Equity Owner relating to the transfer of certain Fund Investments to the Borrower substantially in the form attached hereto as Exhibit O.
“Credit Document” means this Agreement, the Notes, the Collateral Documents, the Contribution and Master Participation Agreement, the Equity Owner Agreement, the Manager Letter, the Equity Owner Letter, the Setup Fee Agreement, each Borrowing Request and any other agreement, instrument or document (including amendments from time to time to any of the foregoing) executed and delivered by or on behalf of the Borrower in favor of the Administrative Agent or the Lenders in connection with the foregoing.
“Credit Trigger” means any of the following: (i) a Regulatory Event with respect to any Key Personnel, the Equity Owner or the Manager, (ii) a Key Personnel Event, (iii) the occurrence of a Material Adverse Effect solely as defined in clause (b) and (c) thereof or (iii) the occurrence of a Net Asset Value Floor Event.
“Custodial Account” means the “Accounts” as defined in the Custodial Agreement (including any sub-accounts thereof).
“Custodial Agreement” means the Custodial Agreement dated as of May 14, 2014 among the Borrower, the Manager, DBNY and the Custodian, as such agreement may be amended, modified or supplemented from time to time pursuant to the terms hereof and thereof.
“Custodian” means DBTCA, acting in its capacity as “Custodian” under the Custodial Agreement and any successor thereto in such capacity.
“DBNY” has the meaning set forth in the preamble.
“DBTCA” means Deutsche Bank Trust Company Americas.
“Debt” means, with respect to a Person at any date, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person

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evidenced by bonds, debentures, notes, PIK Securities or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (d) all obligations of such Person as lessee under capital leases; (e) all non-contingent obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument; (f) all obligations of such Person under any Swap Transaction (on a net basis, to the extent the same are reported by such Person on a net basis); (g) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; and (h) all Debt of others Guaranteed by such Person.
“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived in accordance with the provisions of this Agreement, become an Event of Default.
“Defaulted Fund Investment” means any Fund Investment as to which any one of the following events has occurred:
(a)    any default by the Obligor in respect of any Scheduled Fund Investment Payment or part thereof that remains unpaid more than 2 Business Days beyond the grace period (if any) permitted by the related documentation governing such Fund Investment; provided that such default shall have not been cured;
(b)    an Insolvency Event occurs with respect to the Obligor thereof;
(c)    the Manager or the Borrower has actual knowledge of a default as to the payment of principal and/or interest that has occurred and continues for more than two Business Days on another loan or other debt obligation of the same Obligor that is (a) senior or pari passu in right of payment to such Fund Investment, (b) either a full recourse obligation of the Obligor or secured by the same collateral securing such Fund Investment and (c) in an amount (whether separately or in the aggregate) in excess of $250,000;
(d)    such Fund Investment has (x) a public rating by S&P of “CC” or below, or “SD” or (y) a Moody’s probability of default rating (as published by Moody’s) of “D” or “LD” or, in each case, had such ratings before they were withdrawn by S&P or Moody’s, as applicable;
(e)    the Manager or the Borrower has actual knowledge that such Fund Investment is pari passu or junior in right of payment as to the payment of principal and/or interest to another debt obligation of the same issuer which has (i) a public rating by S&P of “CC” or below, or “SD” or (ii) a Moody’s probability of default rating (as published by Moody’s) of “D” or “LD”, and in each case such other debt obligation remains outstanding (provided that both the Fund Investment and such other debt obligation are full recourse obligations of the applicable Obligor);

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(f)    an Authorized Representative of the Manager or the Borrower has received written notice or has actual knowledge that a default has occurred under the documentation governing such Fund Investments, any applicable grace period has expired and the holders of such Fund Investment have accelerated the repayment of such Fund Investment (but only until such default is cured or waived) in the manner provided in the documentation governing such Fund Investments;
(g)     with respect to any Fund Investment, (i) the Equity Owner or any of its subsidiaries fails to comply with any funding obligation under any other Fund Investment governed by the same underlying documentation as such Fund Investment, and (ii) the Equity Owner fails to notify the Administrative Agent prior to such failure to fund and in reasonable detail that, to the knowledge of the Equity Owner, such failure to comply was not solely as a result of the Equity Owner’s or such subsidiary’s inability to fund such obligation; or
(h)    the Manager determines, in its sole discretion, that all or a material portion of such Fund Investment is not collectible or otherwise places such Fund Investment on non-accrual status.
“Defaulting Lender” means, any Lender that (a) has failed to fund any portion of Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, (c) has been deemed insolvent or become, or the direct or indirect parent of such Lender becomes, the subject of a bankruptcy or insolvency proceeding, or (d) provides notice or makes a public statement that it does not intend to comply with its funding obligations.
“Delayed Drawdown Loan” has the meaning set forth in the Collateral Valuation Schedule.
“deliver”, “delivered” or “delivery” means the taking of the following steps:
(a)    in the case of each Certificated Security or Instrument (other than a Clearing Corporation Security or an instrument referred to in clause (g) below), (i) causing the delivery of such Certificated Security or Instrument to the Securities Intermediary registered in the name of the Securities Intermediary or its affiliated nominee or endorsed, by an effective endorsement, to the Securities Intermediary or in blank, (ii) causing the Securities Intermediary to continuously identify on its books and records that such Certificated Security or Instrument is credited to the Custodial Account and (iii) causing the Securities Intermediary to maintain continuous possession of such Certificated Security or Instrument;

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(b)    in the case of each Uncertificated Security (other than a Clearing Corporation Security), (i) causing such Uncertificated Security to be continuously registered on the books of the issuer thereof to the Securities Intermediary and (ii) causing the Securities Intermediary to continuously identify on its books and records that such Uncertificated Security is credited to the Custodial Account;
(c)    in the case of each Clearing Corporation Security, causing (i) the relevant Clearing Corporation to continuously credit such Clearing Corporation Security to the securities account of the Securities Intermediary at such Clearing Corporation and (ii) the Securities Intermediary to continuously identify on its books and records that such Clearing Corporation Security is credited to the Custodial Account;
(d)    in the case of each Government Security, causing (i) the continuous crediting of such Government Security to a securities account of the Securities Intermediary at any Federal Reserve Bank and (ii) the Securities Intermediary to continuously identify on its books and records that such Government Security is credited to the Custodial Account;
(e)    in the case of each Financial Asset not covered by the foregoing clauses (a) through (e), causing the transfer of such Financial Asset to the Securities Intermediary in accordance with Applicable Law and causing the Securities Intermediary to continuously credit such Financial Asset to the Custodial Account;
(f)    in the case of each general intangible (including any Participation Interest that is not, or the debt underlying which is not, evidenced by an Instrument or Certificated Security) (i) if required by Applicable Law, notifying the Obligor thereunder of the Grant to the Administrative Agent, (ii) causing a UCC financing statement naming the Borrower as debtor and the Administrative Agent, for its benefit and the benefit of the Lenders, as secured party and covering such asset to be filed (or remain effective, as the case may be) in the appropriate filing office and (iii) in the case of each Bank Loan, delivering to the Custodian a pre-signed assignment agreement or other instrument of transfer executed in blank, together with all supporting documentation with respect thereto;
(g)    in the case of a Participation Interest as to which the underlying debt is represented by an Instrument, obtaining the acknowledgment of the Person in possession of such Instrument (which may not be the Borrower) that it holds the Borrower’s interest in such Instrument on behalf of and for the benefit of the Administrative Agent; and
(h)    any such other manner of delivery acceptable to the Administrative Agent in its sole and absolute discretion and, if so requested by the Administrative Agent, accompanied by an opinion of counsel satisfactory to the Administrative Agent specifying that any such other manner of delivery will result in a valid, perfected security interest in favor of the Administrative Agent in such asset).

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“Designated Person” has the meaning set forth in Section 5.19(b) (Compliance with Anti-Terrorism Laws and Regulations).
“Deutsche Bank” means Deutsche Bank, AG (including any branch thereof), together with all of its current and future Affiliates and Subsidiaries.
“DIP Fund Investment” means a loan acquired directly by way of assignment made to a debtor-in-possession as described in Section 1107 of the U.S. Bankruptcy Code or a trustee (if appointment of such trustee has been ordered pursuant to Section 1104 of the U.S. Bankruptcy Code) (a “Debtor”) organized under the Laws of the United States or any state therein, the terms of which have been approved by an order of a court of competent jurisdiction, which order provides that (a) such DIP Fund Investment is secured by liens on the Debtor’s otherwise unencumbered assets pursuant to 364(c)(2) of the U.S. Bankruptcy Code, (b) such DIP Fund Investment is secured by liens of equal or senior priority on property of the Debtor’s estate that is otherwise subject to a lien pursuant to Section 364(d) of the U.S. Bankruptcy Code, (c) such DIP Fund Investment is secured by junior liens on the Debtor’s encumbered assets (so long as such DIP Fund Investment is fully secured based upon a current valuation or appraisal report), or (d) if the DIP Fund Investment or any portion thereof is unsecured, the repayment of such DIP Fund Investment retains priority over all other administrative expenses pursuant to Section 364(c)(1) of the U.S. Bankruptcy Code.
“Dollar” or “$” means dollars in lawful currency of the United States of America.
“Domicile” means, with respect to the Obligor of any Fund Investment, either (a) its country of organization or (b) if it is organized in Bermuda, the Cayman Islands, the British Virgin Islands or Luxembourg, the country in which the most substantial portion of its operations are located or from which the most substantial portion of its revenue is derived, in each case directly or through subsidiaries; provided that the Domicile of a Fund Investment that has more than one issuer or obligor shall be the country of the single issuer or obligor which, in the Administrative Agent’s sole and absolute discretion generates the greatest portion of the operations and revenue that will be used for payment of the Fund Investment.
“DTC” means The Depository Trust Company, its nominees, and their respective successors.
“Eligible Investments” has the meaning set forth in the Collateral Valuation Schedule.
“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, administrative investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given,

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under any such Environmental Law (hereafter, “Claims”), including (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials arising from alleged injury or threat of injury to health, safety or the environment.
“Environmental Law” means any applicable Federal, state, foreign or local statute, Law, rule of common law or written and binding policy or guide, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 7401 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3808 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; and any applicable state and local or foreign counterparts or equivalents.
“Equity Owner” means ACAS, in its capacity as sole equity member of the Borrower, and its successors and permitted assigns.
“Equity Security” means any security or debt obligation which at the time of acquisition, receipt, conversion or exchange does not satisfy the requirements of a Fund Investment and is not an Eligible Investment.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) which, together with the Borrower, would be deemed to be a “single employer” within the meaning of Section 414 of the Code.
“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system and any successor or successors thereto.
“Event of Default” has the meaning set forth in Section 7.01 (Events of Default).
“Excluded Investments” has the meaning set forth in the Collateral Valuation Schedule.

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“Excluded Liability Investment” means any Excluded Investment that by its terms obligates or requires the Borrower or any Involuntary Subsidiary to contribute additional capital or contains unfunded obligations or commitments of the Borrower or any Involuntary Subsidiary (other than ordinary course contingent indemnification obligations); provided, however that an Excluded Liability Investment received as party of a restructuring or work-out of a Fund Investment shall only constitute an Excluded Liability Investment if the Borrower or an Involuntary Subsidiary, as the case may be, holds such Excluded Liability Investment within three (3) Business Days of receipt thereof.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Obligations pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Obligations (other than pursuant to Section 9.06) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.06, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.06(f) and (d) any Taxes imposed under FATCA.
“FATCA” means sections 1471 through 1474 of the Code, as of the Closing Date (or any amendment or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.
“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the FRB, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions (rounded up, if necessary, to the nearest 1/8 of 1%) received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

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“Fedwire” has the meaning set forth in Section 7.01(b) (Overcollateralization Default Event).
“Fee Letter” has the meaning set forth in Section 2.03(a).
“Financial Asset” has the meaning set forth in Section 8-102(a)(9) of the UCC.
“Fixed Rate Fund Investment” means each Fund Investment held by the Borrower that accrues interest at a fixed rate of interest.
“Floating Rate Fund Investment” means each Fund Investment held by the Borrower that is not a Fixed Rate Fund Investment.
“Foreign Lender” means a Lender that is not a U.S. Person.
“FRB” means the Federal Reserve Bank of New York.
“FRS Board” means the Board of Governors of the Federal Reserve System and, as applicable, the staff thereof.
“Fully Pre-funded Revolving Loan” has the meaning set forth in the Collateral Valuation Schedule.
“Fund Investments” has the meaning set forth in the Collateral Valuation Schedule.
“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America, as applied from time to time by the Borrower.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
“Grant” means to grant, bargain, sell, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of setoff against, deposit, set over and confirm. A Grant of the Fund Investments or any other Collateral shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including, the immediate continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of the Collateral, and all other monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring proceedings in the name of the granting party or otherwise, and

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generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.
“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contained electric fluid containing levels of polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.
“Incur,” “Incurred” and “Incurrence” have the meaning set forth in Section 6.02(b) (Limitations on Debt) of this Agreement.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under the Credit Documents and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning set forth in Section 9.01(c) (Payment of Expenses, etc.)
“Independent” means, as to any Person, any other Person (including, in the case of an accountant or lawyer, a firm of accountants or lawyers, and any member thereof, or an investment bank and any member thereof) who (a) does not have and is not committed to acquire any material direct or any material indirect financial interest in such Person or in any Affiliate of such Person, and (b) is not connected with such Person as an officer, employee, promoter, underwriter, voting trustee, partner, director or Person performing similar functions. “Independent” when used

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with respect to any accountant may include an accountant who audits the books of such Person if in addition to satisfying the criteria set forth above the accountant is independent with respect to such Person within the meaning of Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants.
“Initial Loan” has the meaning set forth in Section 4.01 (Initial Loan).
“Insolvency Event” means, with respect to any Person, (a) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding‑up or liquidation of such Person’s affairs, or the commencement of an involuntary case under the federal bankruptcy laws, as now or hereinafter in effect, or another present or future federal or state bankruptcy, insolvency or similar law and such case is not dismissed within 60 days; or (b) the commencement by such Person of a voluntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or such Person shall admit in writing its inability to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.
“Instrument” has the meaning set forth in Section 9-102(a)(47) of the UCC.
“Interest Period” means (i) initially, an interest period commencing on the Closing Date and ending on December 31, 2014 and (ii) thereafter interest periods each commencing on the day following the expiration date of the immediately preceding Interest Period and ending on each Payment Date thereafter; provided that no Interest Period with respect to any portion of the Loans shall extend beyond the Maturity Date.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IRS” means the United States Internal Revenue Service.
“Involuntary Subsidiary” means a Subsidiary (i) formed in connection with a workout or restructuring of a Fund Investment and (ii) whose equity interests and assets are pledged, in each case, to the Administrative Agent for the benefit of the Lenders subject to documentation acceptable to the Administrative Agent which

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provide a first priority perfected security interests over such equity interests and assets.
“JPM Facility Documents” means the following documents, collectively, in each case as amended, restated, supplemented or otherwise modified from time to time:
(a) The Senior Secured Term Loan Credit Agreement, dated as of August 22, 2012, by and among the Equity Owner, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
(b) The Senior Secured Revolving Credit Agreement, dated as of August 22, 2012, by and among Equity Owner, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
(c) The Guarantee and Security Agreement, dated as of August 22, 2012, by and among Equity Owner, certain of its subsidiaries and JPMorgan Chase Bank, N.A., as collateral agent.
(d) The Collateral Agency and Intercreditor Agreement, dated as of August 22, 2012, by and among Equity Owner, certain of its subsidiaries and JPMorgan Chase Bank, N.A., as collateral agent.
“Key Personnel” means each of Mark Pelletier, Michael Cerullo, Dana Dratch, William Weiss, and Juan Miguel Estela and any individuals approved by the Administrative Agent in its reasonable discretion as replacement key personnel for purposes of this definition.
“Key Personnel Event” means that on any date there are not at least 2 of the Key Personnel responsible for the portfolio management of the Borrower, such responsibility to include, without limitation, being substantially involved in directing the investment decisions of the Borrower (whether such services are provided directly or indirectly through the Manager).
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative rules, regulations, orders, directed duties, requests, licenses, authorizations, restrictions and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender” has the meaning set forth in the preamble.

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“Lender Affiliate Security” means any security issued by a Person who is (a) an affiliate of a Lender for purposes of Section 23A, and (b) listed in the most recent Affiliate List provided by the Administrative Agent to the Borrower.
“LIBOR Rate” means, with respect to any Interest Period, the rate per annum shown by the Bloomberg Professional Service as the London interbank offered rate for deposits in Dollars for a period equal to three month LIBOR as of 11:00 a.m., London time, two Business Days prior to the first day of such Interest Period; provided, that in the event no such rate is shown, the LIBOR Rate shall be the rate per annum based on the rates at which three month Dollar deposits are displayed on page “LIBOR” of the Reuters Monitor Money Rates Service or such other page as may replace the LIBOR page on that service for the purpose of displaying London interbank offered rates of major banks as of 11:00 a.m., London time, two Business Days prior to the first day of such Interest Period (it being understood that if at least two such rates appear on such page, the rate will be the arithmetic mean of such displayed rates); provided, further, that in the event fewer than two such rates are displayed, or if no such rate is relevant, the LIBOR Rate shall be a rate per annum at which three month deposits in Dollars are offered by the principal office of the Administrative Agent in London, England, to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for delivery on such first day and for a period equal to three months in Dollars.
“Lien” means, with respect to any asset, any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale, sale subject to a repurchase obligation or other title retention agreement relating to such asset).
“Lien Release Confirmation Letter” means a letter substantially in the form attached hereto as Exhibit I.
“Lists” has the meaning set forth in Section 5.19(a) (Compliance with Anti-Terrorism Laws and Regulations).
“LLC Agreement” means the Limited Liability Company Agreement of the Borrower dated as of August 4, 2014, among the Equity Owner, the Manager, as designated manager, and Thomas Strauss, as initial independent manager, as may be amended, supplemented or otherwise modified from time to time pursuant to the terms thereof and Section 6.02(g) (Modification of Certain Instruments; Organic Documents, Agreements, etc.).
“Loans” has the meaning set forth in Section 2.01 (Commitment).
“Management Agreement” means the Investment Management Agreement dated as of October 30, 2014, between the Borrower and the Manager relating to the

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management of the investment portfolio of the Borrower, as may be amended, supplemented or otherwise modified from time to time pursuant to the terms thereof and Section 6.02(g) (Modification of Certain Instruments; Organic Documents, Agreements, etc.).
“Management Fees” means all amounts payable by the Borrower to the Manager as management fees pursuant to the Management Agreement.
“Manager” means (i) American Capital Leveraged Finance Management, LLC, in its capacity as Manager under the Management Agreement, unless and until a replacement manager shall have become manager pursuant to the Management Agreement, Section 6.02(g) (Modification of Certain Instruments; Organic Documents, Agreements, etc.) or Section 7.04 (Additional Rights Upon Event of Default), and thereafter “Manager” shall mean such replacement manager and (ii) any successor following a Permitted Manager Replacement.
“Margin Stock” means “margin stock” as defined in Regulations T and U of the FRS Board, as amended from time to time.
“Market Value” has the meaning set forth in the Collateral Valuation Schedule.
“Market Value Price” has the meaning set forth in the Collateral Valuation Schedule.
“Material Adverse Effect” means, relative to any occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding, including with respect to the Equity Owner or Manager), a materially adverse effect on:
(a)    the financial condition or operations of the Borrower taken as a whole;
(b)    the ability of the Borrower, the Equity Owner or the Manager to timely and fully perform any of its payment or other material obligations under this Agreement or any other Credit Document to which it is a party; or
(c)    the rights, remedies and benefits available to, or conferred upon, the Administrative Agent under any Credit Document.
“Maturity Date” shall mean the date that is the Scheduled Commitment Termination Date or, if such date is not a Business Day, the next preceding Business Day.
“Maximum Advance Amount” means, at any date of determination, the maximum Advance Amount for which the Overcollateralization Test is satisfied as of such date.

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“Maximum Commitment” means, (a) at any date of determination prior to the Commitment Termination Date, the lesser of (x) $500,000,000 or (y) such lesser amount remaining following any reduction of the Maximum Commitment in accordance with Section 2.02 (Voluntary Reductions or Termination of the Maximum Commitment) or Section 2.04 (Lender Commitment Reduction, Applicable Margin Adjustments and Margin Requirement Changes) and (b) on and after the Commitment Termination Date, zero.
“Maximum Unfunded Amount” has the meaning set forth in the Collateral Valuation Schedule.
“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.
“Net Asset Value” means, with respect to a party as of any date of determination, all assets of such party less all liabilities of such party as of such date, in each case as would generally be classified as such in accordance with GAAP for balance sheet purposes.
“Net Asset Value Floor” an amount equal to $100,000,000.
“Net Purchased Loan Balance” means, as of any date of determination, an amount equal to the aggregate Principal Balance of all Fund Investments acquired by the Borrower from the Equity Owner or its Affiliates prior to such date.
“Notes” has the meaning set forth in Section 3.02 (Notes).
“Number of Pricing Sources” has the meaning set forth in the Collateral Valuation Schedule.
“Obligations” means all obligations and liabilities of the Borrower to the Administrative Agent or any Lender, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement or any other Credit Document.
“Obligor” means, for any Fund Investment, the borrower thereunder or the issuer thereof.
“OFAC” has the meaning set forth in Section 5.19(a) (Compliance with Anti-Terrorism Laws and Regulations).
“Organic Documents” of any Person means its trust agreement or declaration of trust, certificate of formation, limited liability company agreement, memorandum and articles of association, charter and by-laws, partnership agreement or similar constitutive documents and includes all agreements, voting trusts and similar arrangements with or among the holders of such Person’s capital stock or other equity.

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“Original Lender” means Deutsche Bank AG, New York Branch and any of its Affiliates.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in the Obligations or any Credit Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 9.06).
“Outstanding Facility Size” has the meaning set forth in the Collateral Valuation Schedule.
“Overcollateralization Default Event” means, at any time, the failure to satisfy the Overcollateralization Test, as determined by the Administrative Agent in its sole and absolute discretion, which determination shall be conclusive absent manifest error.
“Overcollateralization Test” has the meaning set forth in the Collateral Valuation Schedule.
“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
“Participant Register” has the meaning set forth in Section 9.05.
“Participation Interest” means a participation interest in a loan that at the time of acquisition is subject to the terms of the Contribution and Master Participation Agreement.
“Payment Date” means the last day of each calendar quarter; provided, however, that if such date is not a Business Day, such payment shall be made on the next following Business Day (subject to the definition of Interest Period) and such extension of time shall be included in the computation of the payment of interest hereunder.

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“Pension Plan” means a “pension plan,” as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), and to which the Borrower or any ERISA Affiliate of the Borrower may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.
“Permitted Liens” has the meaning set forth in Section 6.02(c) (Liens).
“Permitted Manager Replacement” means the Manager has transferred its rights to the Management Agreement to (x) a wholly-owned Subsidiary or (y) a portfolio company whose business is substantially and materially similar to that of the Manager, in each case, of either American Capital Asset Management, LLC or the Equity Owner and, at the time of and following such transfer, the Borrower is a wholly-owned Subsidiary of ACAS.
“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.
“PIK Security” means a Fund Investment which provides for the accretion or accrual of interest payable in additional principal at a rate greater than the stated current cash interest rate.
“Plan Assets” means such term within the meaning of the Department of Labor Regulation 29 C.F.R. § 2510.3-101, as amended, and the advisory opinions and rulings issued thereunder.
“Portfolio Limitations” has the meaning set forth in the Collateral Valuation Schedule.
“Prime Lending Rate” means the rate which Deutsche Bank announces from time to time as its prime lending rate; the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Deutsche Bank may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.
“Principal Balance” has the meaning set forth in the Collateral Valuation Schedule.
“Proceeding” means the making of a trust, mortgage or assignment for the benefit of creditors; the voluntary or involuntary dissolution, winding up, total or partial liquidation, reorganization, bankruptcy, insolvency, receivership or marshalling of assets or liabilities of the Borrower; or any other statutory, common

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law or contractual proceeding or arrangement for the postponement or adjustment of all or a substantial part of the liabilities of the Borrower.
“Qualified Purchaser” means “qualified purchaser” within the meaning of Section 2(a)(51) of the Investment Company Act and the rules promulgated thereunder.
“RCRA” means the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.
“Recipient” means (a) the Administrative Agent, and (b) any Lender.
“Register” has the meaning set forth in Section 9.17 (Register).
“Regulation D” means, unless otherwise indicated, Regulation D of the FRS Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
“Regulatory Event” means with respect to any Person (i) the issuance to such Person of an injunction or administrative order to cease and desist from causing any violations, including, without limitation, any future violations of securities laws; (ii) suspension of such Person as or from association with any broker or dealer, investment company or investment adviser; (iii) such Person is the subject of a formal investigation, officially charged, indicted or convicted by a court, prosecutor or regulatory or self-regulatory governmental authority or agency for fraud, misconduct, embezzlement, money laundering, racketeering, insider trading, market manipulation or other similar illegality or breach of similar regulation; or (iv) the issuance with respect to such Person of a criminal indictment related to such Person’s business of providing investment management services or advice.
“Related Fund” means any hedge fund, investment fund, collateralized debt obligation fund or any other investment vehicle for which the Manager or an Affiliate of the Manager serves as an investment manager, general partner, managing member or similar material role or of which the Manager or any Affiliate of the Manager controls or owns 15% or more of any class of equity securities (or options or warrants to purchase any class of equity securities).
“Reporting Date” means the last day of each calendar month, commencing in January 2015.
“Required Lenders” means, as of any date of determination, the Lenders having more than 50% of the Aggregate Commitments or, if the commitments of each Lender to make Loans has been terminated pursuant to Section 7.02 or Section 7.03, Lenders holding in the aggregate more than 50% of the then outstanding Loans; provided that the Commitment, and outstanding Loans, of any Defaulting Lender shall be excluded for purposes of making a determination of the Required Lenders.

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“Required Ratings” means, with respect to any Person, long-term senior unsecured credit ratings of A- by S&P and A3 by Moody’s (or, if lower, the then current ratings of the Administrative Agent).
“Responsible Officer” means any authorized representative of the Manager with knowledge of and responsibility for the investment decisions and, as applicable, other investment and financing activities of the Borrower.
“Restricted Payment” means
(i)    any payment or other distribution (whether or not in kind) to the Equity Owner in respect of its equity ownership interests in the Borrower; or
(ii)    any payment or other distribution (whether or not in kind) on account of the purchase, redemption, retirement or acquisition of any equity ownership interest in the Borrower.
“Revolving Loan” has the meaning set forth in the Collateral Valuation Schedule.
“S&P” means Standard & Poor’s, a division of The McGraw Hill Companies, Inc., a New York corporation, or any successor thereto.
“Schedule of Fund Investments” means the schedule of Fund Investments attached as Schedule 3, which schedule shall include the Obligor, Principal Balance, coupon/spread, Stated Maturity, Approved Industry, Outstanding Facility Size, Spread To Maturity and Number of Pricing Sources.
“Scheduled Commitment Termination Date” means October 30, 2016.
“Scheduled Fund Investment Payment” means each periodic installment payable by an Obligor with respect to a Fund Investment for principal and/or interest in accordance with the terms of the documentation governing such Fund Investment.
“SDB List” has the meaning set forth in Section 5.19(a) (Compliance with Anti-Terrorism Laws and Regulations).
“Section 23A” means Section 23A of the Federal Reserve Act, 12 USC 371c, and any related regulations, interpretations, rulings and opinions of the FRS Board.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Securities Intermediary” means DBTCA, acting in its capacity as “Securities Intermediary” under the Custodial Agreement and any successor thereto in such capacity.

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“Security Agreement” means the Security Agreement dated as of the Closing Date, between the Borrower and the Administrative Agent, as the same may be amended, modified or supplemented from time to time pursuant to the terms hereof and thereof.
“Senior Lender Indebtedness” means all Debt and other payment obligations (including interest that would accrue but for the filing of a petition initiating a Proceeding, whether or not a claim for such interest is allowed in the Proceeding) of the Borrower arising under or in respect of this Agreement or other related agreements, whether currently outstanding or thereafter created or incurred, and any obligations of the Borrower arising under the Collateral Documents and, solely for the purposes of determining if the Borrower is in compliance or will remain in compliance with the Overcollateralization Test with respect to Sections 6.02(d) and 6.02(k) hereof, the amount all accrued but unpaid interest estimated by the Administrative Agent in its sole and absolute discretion to be due through the next following Payment Date.
“Senior Secured Loan” has the meaning set forth in the Collateral Valuation Schedule.
“Setup Fee” means the fee set forth in the Setup Fee Agreement.
“Setup Fee Agreement” means the Setup Fee Agreement.
“Spread To Maturity” has the meaning set forth in the Collateral Valuation Schedule.
“Stated Maturity” means, with respect to any security, the maturity date specified in such security or applicable underlying instrument, and, with respect to the Notes, the Maturity Date.
“Subsidiary” means at any time, with respect to any Person (the “parent”), any corporation, association, partnership or other business entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power to elect the board of directors, general partner or comparable body of such corporation, association, partnership or other business entity or, in the case of a partnership, ownership interests representing more than 50% of the interests of such partnership (irrespective of whether at the time securities or other ownership interests of any other class or classes of such corporation, association, partnership or other business entity shall or might have voting power solely upon the occurrence of any contingency) are, at such time owned directly or indirectly by the parent, by one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent and (b) which is also required at such time under GAAP to be consolidated with the parent.

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“Swap Transaction” has the meaning set forth in the Collateral Valuation Schedule.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Transaction Documents” means this Agreement, the other Credit Documents, the Management Agreement, the LLC Agreement and any other agreement, instrument or document executed and delivered by the Borrower in connection with the foregoing.
“UCC” means, with respect to any jurisdiction, the Uniform Commercial Code as from time to time in effect in such jurisdiction.
“Uncertificated Security” has the meaning set forth in Section 8‑102(a)(18) of the UCC.
“United States” or “U.S.” means the United States of America, its 50 States, the District of Columbia, Guam, Saipan, the U.S. Virgin Islands and the Commonwealth of Puerto Rico.
“U.S. Borrower” means any Borrower that is a U.S. Person.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.06(f).
“Unused Amount” means, as of any day, the excess of (x) the Maximum Commitment over (y) the aggregate principal amount of Loans outstanding on such day (including Loans made on such day).
“Welfare Plan” means a “welfare plan,” as such term is defined in Section 3(l) of ERISA.
“Withholding Agent” means the Borrower and the Administrative Agent.
“Zero Coupon Security” means any Fund Investment that at the time of purchase does not by its terms provide for the payment of cash interest; provided that if, after such purchase, such Fund Investment provides for the payment of cash interest it shall cease to be a Zero Coupon Security.

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Annex III
COLLATERAL TRANSACTION PROCEDURES
The following procedures are required to be followed (a) in connection with the purchase or sale of a Bank Loan or Corporate Bond Security to qualify as a “Fund Investment” and (b) to satisfy the covenants set forth in Sections 6.01(s) and 6.02(q) of the Credit Agreement that the Borrower not to enter into any purchase or sale with respect to any Fund Investment other than in compliance with the then applicable Collateral Transaction Procedures. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement or the Collateral Valuation Schedule.
I.     Trade Approval Process
(a)    The Borrower must notify the Administrative Agent (with a copy to the Custodian) by e-mail of any trade (a “Trade”) of a Fund Investment (or proposed Fund Investment) by sending the trade details, including the credit description, price, quantity, trade date, par/distressed, counterparty and counterparty contact details (if known), delayed compensation and any other non-standard terms (a “Trade Notification”).
(b)    All Trade Notifications shall be delivered to the Administrative Agent (with a copy to the Custodian) by 11:59 p.m. (New York time) as of the Business Day of such Trade.
(c)    In connection with each Trade:
(i)    the Borrower shall send the related trade ticket (the “Trade Ticket”) by email to the Custodian (with a copy to the Administrative Agent); and
(ii)    the Borrower shall negotiate and prepare all documentation relating to the Trade with the counterparty, including the related purchase and sale, assignment and transfer agreements (as applicable) and a funding memo (the “Assignment Documentation”) and obtain any necessary approvals from the Obligor or administrative or other agent relating to such Trade (the “Agent”).
(d)    The Borrower shall send drafts of such Assignment Documentation to the Custodian (with a copy to the Administrative Agent), which the Custodian shall approve or reject based on (i) a comparison with the related Trade Ticket and (b) the availability of funds (whether on deposit in the Custodial Account or availability under the Commitment).

Annex III-1

(e)    Prior to the settlement date of any Trade, the Borrower shall provide the Administrative Agent (with a copy to the Custodian) with:
(i)    acknowledgments of all filings or recordations necessary to perfect its Liens in the relevant Fund Investment, as well as UCC and Lien searches and other evidence satisfactory to the Administrative Agent that the only Liens on the Fund Investment are Permitted Liens;
(ii)    evidence that all applicable consents and approvals (including of the Agent or Obligor for such Bank Loan) have been obtained by the Borrower;
(iii)    evidence that (a) where the Borrower is the buyer or purchaser of a distressed Bank Loan, the Borrower has received any relevant upstream documentation and (b) where the Borrower is the buyer or purchaser of any Bank Loan, the seller of such Bank Loan is the lender of record with respect to such Bank Loan;
(iv)    evidence satisfactory to it that the Borrower has instructed the Obligor under the relevant Fund Investment to make all payments relating thereto to the Custodial Account and the Borrower shall otherwise cause all proceeds relating to any sale of such Fund Investment to be deposited into the Custodial Account;
(v)    the contact details of the Agent for any proposed Bank Loan, so as to permit the Administrative Agent (or the Custodian) to verify the Borrower’s position; and
(vi)    , if the Trade will settle via Participation Interest, evidence satisfactory to the Administrative Agent (or the Custodian) that (i) neither the underling obligor nor any third party, including the agent with respect to such loan, has prevented or will prevent the assignment of the underlying Bank Loan to the Borrower, (ii) that the grantor owns 100% of the underlying Bank Loan via assignment free and clear of any Lien, claim or encumbrance and is the “lender of record” with respect to such loan (which evidence shall be in the form of a signed written verification from the grantor’s custodian) and (iii) the Participation Interest is not an Excluded Investment.
II.    Trade Closing and Settlement Process
(a)    Unless otherwise agreed to in writing by the Administrative Agent, all Trades relating to Bank Loans shall be settled on:
(i)    if a shift date has not occurred with respect to a Bank Loan (as evidenced by a poll published by LSTA or otherwise), LSTA or Loan Market Association par documentation; and

Annex III-2

(ii)    if a shift date has occurred with respect to a Bank Loan (as evidenced by a poll published by LSTA or otherwise), LSTA or Loan Market Association distressed documentation.
(b)    Unless otherwise agreed to in writing by the Administrative Agent, the Borrower shall not make any step-up representations in connection with the settlement of the sale of any Bank Loan.
(c)    Cash in the amount specified in the Assignment Documentation may not be paid by the Borrower in connection with its purchase of a Fund Investment (other than a Bank Loan) unless at such time the Administrative Agent shall have received evidence satisfactory to it that all such Assignment Documentation has been executed and delivered to the Borrower and the Custodian.
(d)    If a Bank Loan is traded as a distressed loan, then, prior to closing any such Trade, the Administrative Agent shall have completed an independent verification of the Assignment Documentation with the Agent for the relevant Bank Loan.
(e)    If the Agent of a proposed Bank Loan is not an Approved Bank, then, prior to closing the related Trade, the Administrative Agent shall have completed its “know your customer” and similar counterparty due diligence with respect to such Agent.
(f)    Borrower shall not deliver Cash to such seller until the Assignment Documentation is fully executed and delivered to the Borrower and the Custodian.
(g)    The Borrower shall not, absent notice to and prior written consent of the Administrative Agent, execute any “big boy” letters in connection with any purchase or sale of any Fund Investments.

Annex III-3

EXHIBIT A
BORROWING REQUEST
This Borrowing Request is delivered pursuant to the Credit Agreement dated as of October 30, 2014 (as amended, the “Credit Agreement”) between ACAS Funding II, LLC, as borrower, and Deutsche Bank AG, New York Branch, as administrative agent and a lender. Terms used herein and not defined have the meanings assigned to them in the Credit Agreement.
Pursuant to Section 4.02(b) of the Credit Agreement, the Borrower hereby irrevocably commits to a Borrowing from the Lenders on the following terms:
1.    Amount of Borrowing:    $_____________
The proceeds of the Borrowing are to be credited to the Custodial Account (Account No: []), maintained at the office of Deutsche Bank Trust Company Americas.
2.    Date of Borrowing:    _____________________, 201____.
The Borrower certifies that on and as of the date of the proposed Borrowing specified above and before and after giving effect to the proposed Borrowing:
(a)    the representations and warranties set forth in Article 5 of the Credit Agreement are and will be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties are and will be true and correct in all material respects as of such earlier date);
(b)    all representations and warranties set forth in each of the Credit Documents are and will be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties are and will be true and correct in all material respects as of such earlier date);
(c)    no Default or Event of Default has occurred and is continuing;
(d)    the Overcollateralization Test is and will be satisfied;
(e)    the aggregate principal amount of all Loans outstanding does not and will not exceed the lesser of (i) the Maximum Commitment and (ii) the Maximum Advance Amount at such time; and
(f)    all other conditions precedent to such Borrowing set forth in the Credit Agreement are and will be satisfied.
[Signatures begin on the next page]

ACAS FUNDING II, LLC

By: American Capital Leveraged Finance Management, LLC, its designated manager

By:	__________________________________ Name: Title:

[Signature Page to Borrowing Request]

EXHIBIT B
NOTE
[____________], 201[__]
FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to [_____________] and its successors and assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as defined below), the principal amount of each Loan from time to time made by such Lender to the Borrower under that certain Credit Agreement dated as of October 30, 2014 (as amended, the “Credit Agreement;” the terms defined therein being used herein as therein defined) between the Borrower, the Administrative Agent and the Lenders.
The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Lender in Dollars in immediately available funds at the Payment Office of the Lender. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.
This Note is the Note referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence of an Event of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
[Signatures begin on the next page]

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ACAS FUNDING II, LLC

By: American Capital Leveraged Finance Management, LLC, its designated manager

By:	__________________________________ Name: Title:

[Signature page to Note]

SCHEDULE 1 TO NOTE
LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Amount of Loan Made	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Schedule 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement, the other Credit Documents and any other documents or instruments delivered pursuant thereto to the extent related to the amount of Loans identified below of all of such outstanding rights and obligations of the Assignor under the Credit Agreement and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor in its capacity as a Lender against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, the other Credit Documents and any other documents or instruments delivered pursuant thereto or the Loans governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Credit Agreement: Credit Agreement dated as of August [], 2014 between ACAS Funding II, LLC, as borrower, and Deutsche Bank AG, New York Branch, as administrative agent and a lender.

4.	Assigned Amount: $[_____________]
[Signatures begin on the next page]

Effective Date: ______________________, 201__ 1
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]

By:	______________________________ Name: Title:
ASSIGNEE
[NAME OF ASSIGNEE]

By:	_____________________________ Name: Title:

1 [Note: To be inserted by the Custodian, which shall be the effective date of recordation of transfer in the register therefore]

[Signature page to Assignment and Assumption]

SCHEDULE 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1.    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.05(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.05(b) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements of the Borrower delivered pursuant to Section 6.01(b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest and (vii) if it is a Foreign Lender (as defined below), attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement or otherwise reasonably requested by the Assignor or Borrower, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance upon the Lender or the Assignor, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender. For purposes of this Assignment and Assumption, “Foreign Lender” means a Lender that is organized under the laws of a jurisdiction other than the United States, where the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
2.    Payments. From and after the Effective Date, the Lender shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D
SECURITY AGREEMENT

See EX10.12

EXHIBIT E
CUSTODIAL AGREEMENT

See EX10.13

EXHIBIT G
MANAGER LETTER

[LETTERHEAD OF MANAGER]
[], 2014
Deutsche Bank AG, New York Branch
60 Wall Street
New York, NY 10005
Reference is made to (i) the Credit Agreement (the “Credit Agreement”) dated as of October 30, 2014 between ACAS Funding II, LLC, as borrower (the “Borrower”), and Deutsche Bank AG, New York Branch, as administrative agent (in such capacity, the “Administrative Agent”) and a lender, and such other lenders as may from time to time before a party thereto (collectively, the “Lenders”) and (ii) the Investment Management Agreement (the “Management Agreement”) dated as of [], 2014 between the Borrower and American Capital Leveraged Finance Management, LLC (the “Manager”). Terms used but not defined in this letter (this “Letter”) shall have the meanings assigned thereto in the Credit Agreement.
The Manager hereby covenants to and agrees with the Administrative Agent that (i) following the occurrence and during the continuance of a Default or an Event of Default, its right to payment of the Management Fees and all other amounts payable by the Borrower under the Management Agreement, including all expenses, costs and indemnities, is subordinate and junior to the payment in full of all Administrative Expenses, all payments due to the Administrative Agent and the Lenders under the Credit Agreement, (ii) the Borrower shall defer payment of any Management Fees to the extent that immediately following such payment the Overcollateralization Test would not be satisfied or a Default or Event of Default under the Credit Agreement would occur; however, the Borrower shall pay such amounts when sufficient funds are available to make such payment so long as, and to the extent that, immediately following such payment, the Overcollateralization Test would be satisfied and no Default or Event of Default would occur under the Credit Agreement, (iii) in the event that, notwithstanding the provisions of the Credit Agreement and this Letter, it or any Affiliate receives payment of Management Fees or other amounts payable under the Management Agreement contrary to the provisions of the Credit Agreement and this Letter, then, unless and until all amounts payable (and all reserves to be set aside) pursuant to Section 6.02(k) of the Credit Agreement have been paid (or set aside) in full, such payment shall be received and held in trust for the benefit of, and shall forthwith be paid over and delivered to, the Administrative Agent and (iv) it nor any Affiliate shall not demand, accept or receive any payment of Management Fees or other amounts payable under the Management Agreement in violation of the Credit Agreement.
The Manager further covenants and agrees to indemnify the Administrative Agent, each of the Lenders and their respective officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any breach by the Manager of a representation, warranty or covenant contained in this Letter, other than arising from the fraud, gross negligence, willful misconduct or intentional misrepresentations of the Administrative Agent or Lenders. To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, each of the Lenders and their respective officers, directors, employees, representatives and agents set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Manager shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.
In addition, the Manager hereby represents and warrants to the Administrative Agent and the Lenders as of the date hereof that:

i.
The Manager (a) is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) is not required to register under the Investment Company Act, (c) is an investment adviser under the Investment Advisers Act of 1940 and (d) and has the full power, authority and legal right to enter into this Letter and the Management Agreement.

ii.
This Letter has been duly executed and delivered by the Manager and constitutes the legal, valid and binding obligation of the Manager enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or by general equitable principles relating to enforceability.

iii.
The execution and delivery by the Manager of this Letter and the performance by the Manager of its obligations hereunder have been duly authorized by all necessary action, do not and shall not conflict with, result in any violation of, or constitute a default under, any provision of any Organic Document or material provision of any Contractual Obligation of the Manager or any Law.

iv.
No authorization, approval, consent, action, filing, notice or registration by or with any Federal, state or other Governmental Authority is required for the due execution, delivery or performance by the Manager of this Letter, except for authorizations, approvals, consents, actions, filings, notices or registrations which have been duly obtained or made and are in full force and effect.

v.
There is no pending or, to the knowledge of the Manager, threatened litigation, arbitration, action, proceeding, order, investigation or claim, at law or in equity or before or by any Governmental Authority affecting the Manager, or any of its properties, assets or revenues which could reasonably be expected to have a Material Adverse Effect.

vi.	Except as notified to the Administrative Agent in writing prior to the Closing Date, as of the Closing Date, the Manager is not in default under or with respect to (a) any material

Contractual Obligation or (b) any governmental regulation or court decree or order or under any law.

vii.	The Management Agreement is in full force and effect and no material default exists thereunder.

viii.
The Manager is authorized to act on behalf of the Borrower in connection with the delivery of Borrowing Requests and payment instructions, the making of the prepayment specifications referred to in Section 3.03(d) of the Credit Agreement and as otherwise authorized under the terms of the Management Agreement.

ix.	The Manager is in compliance in all material respects with all Laws in respect of the conduct of its business and the ownership of its assets.
This Letter may not be amended or waived or modified except by an instrument in writing signed by each of the parties hereto.
The parties intend for this Letter to be binding and effective both prior to and following the commencement of any Insolvency Event by or against the Borrower.
THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Delivery of an executed counterpart of a signature page of this Letter by .pdf attachment to a transmission by electronic mail or by facsimile transmission shall each be effective as delivery of a manually executed counterpart of this Letter.

[Signatures begin on the next page]

Sincerely,

AMERICAN CAPITAL LEVERAGED
FINANCE MANAGEMENT, LLC,
as Manager

By:	___________________________ Name: Title:
Acknowledged:
DEUTSCHE BANK AG, NEW YORK
BRANCH

By:	___________________________ Name: Title:

By:	___________________________ Name: Title:

[Signature page to Manager Letter]

EXHIBIT H
EQUITY OWNER LETTER

[LETTERHEAD OF EQUITY OWNER]
October 30, 2014
Deutsche Bank AG, New York Branch
60 Wall Street
New York, NY 10005
Reference is made to (i) the Credit Agreement (the “Credit Agreement”) dated as of [], 2014 between ACAS Funding II, LLC, as borrower (the “Borrower”), and Deutsche Bank AG, New York Branch, as administrative agent (in such capacity, the “Administrative Agent”) and a lender, and such other lenders as may from time to time before a party thereto (collectively, the “Lenders”), and (ii) the Limited Liability Company Agreement of the Borrower (the “LLC Agreement”) dated as of October 30, 2014 among American Capital, Ltd., as the sole equity member (the “Equity Owner”) and the Independent Manager (as named and defined therein). Terms used but not defined in this letter (this “Letter”) shall have the meanings assigned thereto in the Credit Agreement.
In addition, the Equity Owner hereby represents and warrants to the Administrative Agent and the Lenders as of the date hereof that:

i.
The Equity Owner (a) is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has elected to be treated as a Business Development Company under the Investment Company Act and (c) and has the full power, authority and legal right to enter into this Letter.

ii.
This Letter has been duly executed and delivered by the Equity Owner and constitutes the legal, valid and binding obligation of the Equity Owner enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or by general equitable principles relating to enforceability.

iii.
The execution and delivery by the Equity Owner of this Letter and the performance by the Equity Owner of its obligations hereunder have been duly authorized by all necessary action, do not and shall not conflict with, result in any violation of, or constitute a default under, any provision of any Organic Document or any material Contractual Obligation of the Equity Owner or any Law.

iv.
No authorization, approval, consent, action, filing, notice or registration by or with any Federal, state or other Governmental Authority is required for the due execution, delivery or performance by the Equity Owner of this Letter, except for authorizations, approvals, consents, actions, filings, notices or registrations which have been duly obtained or made and are in full force and effect.

v.
There is no pending or, to the knowledge of the Equity Owner, threatened litigation, arbitration, action, proceeding, order, investigation or claim, at law or in equity or before or by any Governmental Authority affecting the Borrower, or any of their properties, assets or revenues which could reasonably be expected to have a Material Adverse Effect.

vi.
None of the Borrower or any ERISA Affiliate maintains, contributes to (or is obligated to contribute to) or has any liability to any Pension Plan or Welfare Plan of the Borrower or any ERISA Affiliate of the Borrower. None of the Borrower or any ERISA Affiliate of the Borrower has maintained or contributed to (or has been obligated to contribute to) any Pension Plan or Welfare Plan.

vii.	None of the assets of the Borrower constitute Plan Assets.

viii.
The formation of the Borrower, and the acquisition of Fund Investments contemplated by the Borrower, will not constitute a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could subject DBTCA, the Administrative Agent or any Lender to any tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA.

ix.
The execution and delivery by the Borrower of the Credit Documents and performance of the Borrower’s obligations thereunder comply with all applicable leverage requirements and restrictions applicable to the Equity Owner as a Business Development Company (as such term is used in the Investment Company Act and the rules and regulations promulgated thereunder) and all requirements applicable to the Borrower under the Investment Company Act and the rules and regulations promulgated thereunder.

The Equity Owner shall do, and shall cause its ERISA Affiliates to do, or cause to be done, all things reasonably necessary to ensure that the Borrower will not be deemed to hold Plan Assets at any time.
The Equity Owner will not permit the Borrower to be treated as a corporation for U.S. federal income tax purposes.
The Equity Owner further covenants and agrees that it shall (x) not transfer, or cause the Borrower to issue, any limited liability company interests of the Borrower to any other Person, (y) comply with the covenants set forth in Sections 6.01(e), (m) and (u) of the Credit Agreement applicable to the Equity Owner and (z) not accept any transfer from the Borrower in violation of Sections 6.02(d) and (p) of the Credit Agreement.

This Letter may not be amended or waived or modified except by an instrument in writing signed by each of the parties hereto.
THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Delivery of an executed counterpart of a signature page of this Letter by .pdf attachment to a transmission by electronic mail or by facsimile transmission shall each be effective as delivery of a manually executed counterpart of this Letter.
[Signatures begin on the next page]

Sincerely,
AMERICAN CAPITAL, LTD., as
Equity Owner

By:	_____________________________ Name: Title:
Acknowledged:
DEUTSCHE BANK AG, NEW YORK
BRANCH

By:	____________________________ Name: Title:

By:	____________________________ Name: Title:

[Signature page to Equity Owner Letter]

EXHIBIT J
COMPLIANCE CERTIFICATE
Financial Statement Date:    , 201[ ]
To: Deutsche Bank AG, New York Branch
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement dated as of October 30, 2014 (as amended, the “Credit Agreement”; the terms defined therein being used herein as therein defined) between ACAS Funding II, LLC, as borrower, and Deutsche Bank AG, New York Branch, as administrative agent and a lender.
The undersigned hereby certifies as of the date hereof that he/she is a Responsible Officer of the Manager, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Manager, and that:
1.    The aggregate amount of Restricted Payments made during the fiscal quarter ended as of the above date was $[ ].
2.    [No Default is continuing and no Event of Default occurred on or prior to the date of this Compliance Certificate since the [date on which the last Compliance Certificate was delivered][Closing Date].] [A Default is continuing or Event of Default has occurred on or prior to the date of this Compliance Certificate since the [date on which the last Compliance Certificate was delivered][Closing Date] and the following is a list of each such Default or Event of Default, the details thereof and the actions to which the Borrower is taking or proposes to take with respect thereto:
[    ].]
[Signatures begin on the next page]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of [________], 201[ ].
AMERICAN CAPITAL LEVERAGED FINANCE MANAGEMENT, LLC, as Manager
By: ________________________________
Name:
Title:

[Signature page to Compliance Certificate]

EXHIBIT I

FORM OF
LIEN RELEASE CONFIRMATION LETTER

[TO BE PLACED ON LIEN HOLDER’S LETTERHEAD]

[insert date]

ACAS Funding II, LLC:
2 Bethesda Metro Center, 14th Floor
Bethesda, MD 20814
Attention: Secretary

Ladies and Gentlemen:

The undersigned [, as administrative agent for the lenders under that certain] [describe loan agreement] holds a first priority security interest and lien on and to that certain [describe facility, obligor or issuer name and principal amount of such asset and, if it has a loan ID or CUSIP, such ID or CUSIP] owned by American Capital, Ltd. (the “Loan”)

The undersigned confirms that it is unconditionally and irrevocably releasing its lien and security interest with respect to the Loan and all proceeds relating thereto with such release becoming effective as of the date hereof. To the extent that that the undersigned is holding a promissory note or other instrument (x) as collateral for the Loan or (y) evidencing the Loan, the same will be promptly returned to American Capital, Ltd. as of the date hereof. The undersigned has the power and authority to release the lien and security interest as set forth herein.

Each of ACAS Funding II, LLC and Deutsche Bank AG (“Deutsche Bank”) in connection with that certain Credit Agreement dated as of October 30, 2014 between ACAS Funding II, LLC, as borrower, and Deutsche Bank, as administrative agent and a lender, may rely on the foregoing and Deutsche Bank is an express third-party beneficiary hereof.

Yours truly,

EXHIBIT L
COMMITMENT TERMINATION NOTICE
[LETTERHEAD OF DEUTSCHE BANK AG, NEW YORK BRANCH]
[], 201[ ]

ACAS Funding II, LLC:
2 Bethesda Metro Center, 14th Floor
Bethesda, MD 20814
Attention: Secretary
Telephone:
Facsimile:
Electronic Mail:
Ladies and Gentlemen:
Reference is made to the Credit Agreement dated as of October 30, 2014 (as amended, the “Credit Agreement”) between ACAS Funding II, LLC, as borrower (“you”), and Deutsche Bank AG, New York Branch, as administrative agent and a lender (“us”). Terms used herein and not defined have the meanings assigned to them in the Credit Agreement.
An Event of Default under Section 7.01([ ]1) of the Credit Agreement occurred on [ ], 201[ ]. We hereby notify you that pursuant to Section 7.03 of the Credit Agreement, we have declared [a Commitment Termination Event] [the outstanding principal amount of all outstanding Loans and all other Obligations are due and payable] as of the date hereof. As a result, the outstanding principal amount of all outstanding Loans and all other Obligations are immediately due and payable by you and the Commitment is hereby terminated.
The fact that neither we nor any of our Affiliates have, as of the date hereof, taken any other action or exercised any other rights or remedies under the Credit Agreement or any other Credit Document (including any right or remedy with respect to any Collateral) does not constitute a waiver of the Event of Default referred to above or any other Event of Default or of any rights or remedies under the Credit Agreement or any other Credit Document.
[Signatures begin on the next page]

1[Note: Insert relevant subsection of Section 7.01]

All rights and remedies available to us or any of our Affiliates under the Credit Agreement or any other Credit Document are expressly reserved.
Sincerely,
DEUTSCHE BANK AG, NEW YORK BRANCH
By: ____________________________
Name:
Title:
By: ____________________________
Name:
Title:

[Signature page to Commitment Termination Notice]

EXHIBIT M
LOAN CESSATION NOTICE
[LETTERHEAD OF DEUTSCHE BANK AG, NEW YORK BRANCH]
], 201[ ]
[]

Reference is made to the Credit Agreement dated as of October 30, 2014 (as amended, the “Credit Agreement”) between ACAS Funding II, LLC, as borrower (“you”), and Deutsche Bank AG, New York Branch, as administrative agent and a lender (“we” or “us”). Terms used herein and not defined have the meanings assigned to them in the Credit Agreement.
An Event of Default under Section 7.01([ ]1) of the Credit Agreement occurred on [ ], 201[ ]. We hereby notify you that pursuant to Section 7.03 of the Credit Agreement, we have elected to cease making additional Loans to you (without otherwise terminating the Commitment) from and after the date hereof, until such further date as we may agree with you in writing.
The fact that neither we nor any of our Affiliates have, as of the date hereof, taken any other action or exercised any other rights or remedies under the Credit Agreement or any other Credit Document (including any right or remedy with respect to any Collateral) does not constitute a waiver of the Event of Default referred to above or any other Event of Default or of any rights or remedies under the Credit Agreement or any other Credit Document.
[Signatures begin on the next page]

1[Note: Insert relevant subsection of Section 7.01]

All rights and remedies available to us or any of our Affiliates under the Credit Agreement or any other Credit Document are expressly reserved.
Sincerely,
DEUTSCHE BANK AG, NEW YORK BRANCH
By: ____________________________
Name:
Title:
By: ____________________________
Name:
Title:

[Signature page to Loan Cessation Notice]

EXHIBIT N-1
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 30, 2014 (as amended from time to time, the “Credit Agreement”), among ACAS Funding II, LLC, Deutsche Bank AG, New York Branch, and each lender from time to time party thereto.
Pursuant to the provisions of Section 3.06 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT N-2
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 30, 2014 (as amended from time to time, the “Credit Agreement”), among ACAS Funding II, LLC, Deutsche Bank AG, New York Branch, and each lender from time to time party thereto.
Pursuant to the provisions of Section 3.06 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT N-3
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 30, 2014 (as amended from time to time, the “Credit Agreement”), among ACAS Funding II, LLC, Deutsche Bank AG, New York Branch, and each lender from time to time party thereto.
Pursuant to the provisions of Section 3.06 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable), or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT N-4
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of October 30, 2014 (as amended from time to time, the “Credit Agreement”), among ACAS Funding II, LLC, Deutsche Bank AG, New York Branch, and each lender from time to time party thereto.
Pursuant to the provisions of Section 3.06 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable), or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT O

FORM OF

CONTRIBUTION AND MASTER PARTICIPATION AGREEMENT

This Contribution and Master Participation Agreement, dated as of [____], 2014 (this “Agreement”), is among American Capital, Ltd. (the “Assignor”) and ACAS Funding II, LLC (the “Assignee”) (each a “Party” and together the “Parties”).
The Assignee is a wholly-owned subsidiary of the Assignor and the Assignor wishes to sell, contribute, transfer and assign to the Assignee, and the Assignee wishes to acquire and assume from the Assignor, all or a portion of the Assignor’s right, title and interest in and to each loan (collectively, the “Fund Investments”), as set forth on Schedule I hereto from time to time.
The Assignee is party to that certain Credit Agreement dated as of the date hereof, among the Assignee, Deutsche Bank AG, New York Branch, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), and the lenders from time to time party thereto (as amended, supplemented, restated, amended and restated or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Credit Agreement.
In consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, including the benefits obtained by the Assignor and Assignee on account of the Assignee’s entry into the Credit Agreement, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:
1.Sale and Contribution of the Assigned Interests.

(a)In the case of each Fund Investment added to Schedule I pursuant to Section 1(d), the Assignor hereby absolutely and irrevocably sells, contributes, transfers, assigns, sets over and otherwise conveys to the Assignee, and the Assignee hereby accepts, acquires and assumes from the Assignor, as a contribution of assets to the Assignee, all or a portion of the Assignor’s present and future right, title and interest (such right, title and interest of the Assignor is hereinafter referred to as the “Assigned Interests”) in and to:

(i)	each Fund Investment; and

(i)	to the extent related thereto,

(A)the relevant credit documents, promissory notes, guarantees and other supporting obligations, security agreements and any other agreement, document or instrument pursuant to which the Assignor originated or acquired any Fund Investment or any rights or assets related thereto, as well as any intercreditor, subordination, participation or assignment agreements or any similar agreements related thereto (including, but not limited to, any transfer agreements under which the Assignor and any other parties or entities acquired the rights and obligations underlying or constituting a part of the Fund Investment) (collectively, the “Loan Documents”);

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(B)all security interests, liens, guaranties, warranties, letters of credit, accounts, securities accounts, deposit accounts or other bank accounts, mortgages or other encumbrances and property subject thereto from time to time purporting to secure payment of the Fund Investments together with all UCC financing statements or similar filings relating thereto;

(C)any and all claims (including “claims” as defined in paragraph 101(5) of the Bankruptcy Code of the United States), suits, rights or causes of action the Assignor now has or hereafter acquires against any person or entity (including, without limitation, any attorney, accountant, broker or investment banker), whether known or unknown, against the related obligors under the Fund Investments, or any of their respective Affiliates, agents, representatives, contractors, advisors or any other Person that in any way is based upon, arises out of or is related to any of the foregoing, including, to the extent permitted to be assigned under law, all claims (including contract claims, tort claims, malpractice claims and claims under any law governing the purchase and sale of, or indentures for, securities), suits, causes of action and any other right of the Assignor (whether individual or collective);

(D)any property, whether real or personal, tangible or intangible, of whatever kind and wherever located, whether or not owned or hereafter acquired or created, in which a mortgage, security interest or other lien has been, or has purported to have been, granted to or for the benefit of the relevant lenders (as such term is defined under the relevant Loan Documents, “Lenders” or a “Lender”), as the case may be, under or in connection with the Loan Documents; and

(E)all (or the relevant portion of any) payments, setoffs and recoupments, received or effected by or for the account of the Assignor under the Fund Investments (whether for principal, interest, fees, reimbursement obligations or otherwise) after the related settlement date, including all distributions obtained by or through redemption consummation of a plan of reorganization, restructuring, liquidation, or otherwise of any related obligor or the related Loan Documents, and all cash, securities, interest, dividends, and other property that may be exchanged for, or distributed or collected with respect to, any of the foregoing, including unpaid payments of principal and all (or the relevant portion of) accrued but unpaid interest, fees and other sums and all (or the relevant portion of) such amounts accruing on and after the relevant Purchase Date, in each case with respect to each Fund Investment.

(b)The failure of the Assignor and the Assignee to effect the assignment of any Fund Investment as of the Purchase Date pursuant to the applicable underlying instruments shall not limit or otherwise affect the validity and enforceability of the sale to the Assignee of the Fund Investments included in the Assigned Interests.

(c)The purchase price (the “Purchase Price”) for each Assigned Interest (and, pending the effectiveness of the assignment, the related Participation) sold to the Assignee by Assignor under this Agreement shall be an amount equal to the fair market value thereof, which may be the actual accreted cost of such Assigned Interest on the books and records of the Assignee. The aggregate Purchase Price for each Assigned Interest (and, pending the effectiveness of the assignment, the related Participation) sold by any Assignor to the Assignee shall be paid in cash to the Assignor by wire transfer to an account designated by the Assignor, from time to time, on the Purchase Date for such Assigned Interest. The Assignor may elect in connection with such Purchase Date to have such Purchase Price (or portion thereof) paid by means of a capital contribution by the Assignor to the Assignee which election shall be automatic if the Assignee

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does not have sufficient funds to pay the full amount of such Purchase Price in cash. Notwithstanding the foregoing, the Assignee may elect at any time to designate any transfer of Assigned Interest as a contribution.

(d)With respect to each Fund Investment sold hereunder, (i) if the Assignor and the Assignee have executed and delivered a trade confirmation or other similar binding agreement of sale by the Assignor to the Assignee customary for transactions of this type prior to the related Purchase Date (the date on which the agreement for sale of such Fund Investment was entered into, each, a “Trade Date”), the Assignee shall deliver all documents and notices as required under the Credit Agreement and (ii) the Assignor and the Assignee shall have executed and delivered to the applicable administrative agent for such Fund Investment on or prior to the settlement date for the sale of such Fund Investment (each, a “Purchase Date”) a written assignment, in the form required under the underlying instrument, and shall have requested all applicable consents to such assignment and delivered a copy thereof to the Administrative Agent. From and after each Purchase Date, the applicable section of Schedule I hereto shall be amended by the Assignor and the Assignee to include the new Fund Investment or Fund Investments acquired on such Purchase Date, and such Fund Investment or Fund Investments shall constitute part of the Assigned Interests hereunder.

(e)It is the express intention of the Parties that the conveyance of the Assigned Interests from the Assignor to the Assignee as a sale and contribution of assets to the Assignee as provided herein shall constitute an absolute and irrevocable transfer conveying good title, free and clear of any lien and that the Assigned Interests shall not be part of the bankruptcy estate of the Assignor under Section 541 of the U.S. Bankruptcy Code or subject to the automatic stay under Section 362 of the U.S. Bankruptcy Code in the event of the filing of a bankruptcy petition by or against the Assignor under the U.S. Bankruptcy Code or any other bankruptcy or similar law. It is not the intention of the Parties that the contribution and conveyance of the Assigned Interests be deemed a pledge of such Assigned Interests by the Assignor to the Assignee or any assignee of the Assignee to secure a debt or other obligation of the Assignor. The Parties agree that, upon execution of this Agreement and the contribution and conveyance of the Assigned Interests by the Assignor to the Assignee, the Assigned Interests are not intended to and will not be part of the Assignor’s estate in the event of a filing of a bankruptcy petition or other action by or against the Assignor under the U.S. Bankruptcy Code or any other applicable bankruptcy or insolvency statutes.

(f)In no event shall such assignment from the Assignor to the Assignee be intended to be a loan or the grant of a security interest to secure a borrowing. In the event, however, that notwithstanding such express intent and agreement by the Parties, the contribution, assignment and conveyance hereunder is determined not to be an absolute transfer and true contribution of the Assigned Interests, the Assignor hereby grants to the Assignee a perfected first priority security interest in the Assigned Interests and all income from and proceeds thereof, and (i) this Agreement shall be deemed to be a “security agreement” within the meaning of Article 9 of the UCC; (ii) the transfer of such Assigned Interests provided for in this Agreement shall be deemed to be a grant by the Assignor to the Assignee of a first priority security interest in all of the Assignor’s right, title and interest in and to such Assigned Interests to secure all obligations of the Assignor hereunder; (iii) the possession by the Assignee (or the Collateral Administrator, for the benefit of the Assignee and the Lenders) of Assigned Interests and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be, subject to clause (iv), deemed to be possession for purposes of perfecting the security interest pursuant to the

3

UCC; and (iv) acknowledgements from Persons holding such property shall be deemed acknowledgements from custodians, bailees or agents (as applicable) of the Assignee for the purpose of perfecting such security interest under applicable law. The Assignee shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Assigned Interests, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement. If this Agreement were deemed to create a security interest in the Assigned Interests, the Assignee shall have, in addition to the rights and remedies which it may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

(g)The Assignor, by execution and delivery of this Agreement, authorizes the Assignee to file Uniform Commercial Code (“UCC”) financing statements naming the Assignor as debtor and the Assignee as secured party in each jurisdiction that the Assignee deems necessary in order to protect its security interests in the Assigned Interests, and in such manner and in such jurisdictions as are necessary or advisable to evidence the sale of such Assigned Interests and to perfect, and maintain the perfection of, the sale of such Assigned Interests from the Assignor to the Assignee (or the Administrative Agent as assignee of the Assignee) on and after the applicable Purchase Date. In connection with the sale of any Assigned Interests, the Assignor hereby authorizes the Assignee (or the Administrative Agent as assignee of the Assignee), and the Assignee (or the Administrative Agent as assignee of the Assignee) agrees to record and file, at its own expense, any financing statements and assignments of financing statements (and continuation statements with respect to such financing statements when applicable), as the case may be, with respect to such Assigned Interests, meeting the requirements of applicable law.

(h)As expressly stated herein, the Parties intend the transactions hereunder to constitute a true sale or contribution of the Assigned Interests by the Assignor to the Assignee, providing the Assignee with the full risks and benefits of ownership of the Assigned Interests.

(i)The Assignee shall be entitled to all payments of principal, interest, fees and other sums relating to the Assigned Interests accruing or received on or after the relevant Purchase Date. The Assignor shall hold in trust for the Assignee, and shall promptly remit to the Assignee, any payments on the Assigned Interests received by the Assignor that belong to the Assignee under the terms of this Agreement. The Assignee shall hold in trust for the Assignor and shall promptly remit to the Assignor, any payments received by the Assignee on the Fund Investments that are not Assigned Interests and that belong to the Assignor.

(j)Notwithstanding anything herein to the contrary, the Parties hereto agree that all Fund Investments acquired by or contributed to the Assignee hereunder must be made in accordance with the Credit Documents and the Collateral Transaction Procedures. Furthermore, to the extent that the Administrative Agent notifies the Assignee that any Fund Investment is trading in the loan market as a “distressed loan investment,” but the Fund Investment was not acquired by or contributed to the Assignee using a Purchase and Sale Agreement for Distressed Trades in substantially the form as most recently promulgated by The Loan Syndications and Trading Association, Inc. (the “LSTA”) then, in addition to any transfer documentation to be entered into by the Parties pursuant to Section 1(d) above, the Parties will enter into, in respect of the transaction, a Purchase and Sale Agreement for Distressed Trades dated as of the Purchase Date in substantially the form as most recently promulgated by the LSTA.

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2.Representations and Warranties and Covenants by the Assignor and the Assignee.

The representations in this Section 2 are hereby made by the applicable Party to the other Party on and as of each applicable Trade Date and each applicable Purchase Date solely in respect of the sale or transfer of the related Assigned Interests on such date.
(a)Assignor Representations and Warranties. The Assignor (i) represents and warrants to the Assignee, (A) the Assignor is the sole legal and beneficial owner of the Assigned Interests being contributed, assigned and transferred by it hereunder to the Assignee, (B) the Assignor has good and marketable title, free and clear of any lien, security interest, charge or adverse claim (as defined in Section 8-102 of the UCC), to the Assigned Interests, (C) the Assignor has not conveyed any interest in the Assigned Interests to any other person or entity, and (D) the Assignee shall acquire from the Assignor the Assigned Interests and good and marketable title thereto, free and clear of any lien, security interest or adverse claim (as defined in Section 8-102 of the UCC); (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created in connection with, the Loan Documents or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any obligor in respect of any Fund Investment or the performance or observance by such obligor of any of its obligations under any Credit Document or any other instrument or document furnished pursuant thereto; and (iv) represents and warrants to the Assignee and its assignees that (A) the Assignor is not insolvent and is not the subject of any insolvency, bankruptcy, reorganization, arrangement or other similar proceedings or general assignment for the benefit of its creditors, and (B) the sale, contribution, transfer and assignment of the Assigned Interests contemplated by Section 1 of this Agreement has been treated in all respects as a true sale or contribution and transfer of title and economic interest on the financial statements, books and records of the Assignor, and the Assigned Interests have been removed from, and are not shown as an asset on, the financial statements, books and records of the Assignor (except that the Assigned Interests may be included on the consolidated financial statements of the Assignor). The Assignor further represents and warrants that there is no litigation, proceeding or investigation pending or, to the knowledge of the Assignor, threatened against the Assignor, before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that would reasonably be expected to have a material adverse effect on the Assigned Interests or the ability of the Assignor to perform its obligations under this Agreement.

(b)Assignee Representations and Warranties. The Assignee hereby confirms and agrees that (i) it has received a copy of the Loan Documents, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) it will, independently and without reliance upon the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under any Credit Document; and (iii) it will perform in accordance with their terms all of the obligations that by

5

the terms of any Credit Document are required to be performed by it as a Lender with respect to any Assigned Interests.

(c)Organization. Each Party represents and warrants that it has been duly incorporated or formed, and is validly existing as a corporation, limited partnership, limited liability company or exempted company incorporated with limited liability under the laws of the jurisdiction of its incorporation or formation, as the case may be, with all requisite power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times, and now has all corporate or limited liability company power and authority to acquire, own and sell the Assigned Interests.

(d)Due Qualification and Good Standing. Each Party represents and warrants that it is duly qualified to do business and is in good standing as a corporation, limited partnership, limited liability company or exempted company organized with limited liability, as the case may be, and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to receive such qualifications licenses and approvals or be in good standing would not be reasonably expected to result in a material adverse effect on the Assigned Interests or the ability of the Assignor to perform its obligations under this Agreement.

(e)Power and Authority; Due Authorization; Execution and Delivery. Each Party hereby represents and warrants to the other Party that it has full power and authority to enter into this Agreement and to perform its obligations under this Agreement in accordance with the provisions of this Agreement, that this Agreement has been duly authorized, executed and delivered by such Party and that this Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles.

(f)No Violation. Each Party represents and warrants to the other Party that the execution, delivery and performance by it of this Agreement do not and will not (a) violate any law or regulation of the jurisdiction of its organization or any other law or regulation applicable to it in any material respect, (b) constitute (with or without notice or lapse of time or both) a default under the Assignor’s Organizational Documents or any material Contractual Obligation of the Assignor, or (c) result in the creation or imposition of any lien upon any of the Assignor’s properties pursuant to the terms of any material Contractual Obligation, other than this Agreement or Permitted Liens.

(g)Consents. Each Party represents and warrants to the other Party that all consents, licenses, approvals, authorizations, exemptions, registrations, filings, opinions and declarations from or with any agency, department, administrative authority, statutory corporation, third party or judicial entity necessary for the validity or enforceability of its obligations under this Agreement have been obtained, and no governmental or third party authorizations other than any already obtained are required in connection with its execution, delivery and performance of this Agreement except those which would not be reasonably expected to have a material adverse effect on the financial or operational conditions of the relevant Party, or the enforceability of its obligations hereunder.

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(h)No Inconsistent Actions; Third Party Inquiries. The Assignor agrees that, upon and after the sale or contribution of the Assigned Interests to the Assignee in accordance with the terms hereunder, (i) it will not take any action that is inconsistent with the Assignee’s ownership of the Assigned Interests and (ii) if a third party makes any inquiry regarding the Assigned Interests, it will promptly indicate that the Assigned Interests have been contributed and transferred to the Assignee.

(i)Value Given. Each Party represents to the other Party that the Assignee has given reasonably equivalent value as consideration for the transfer to the Assignee of the Assigned Interests as contemplated by this Agreement, no such transfer has been made for or on account of an antecedent debt owed by the Assignor to the Assignee, and no such transfer is or may be voidable or subject to avoidance as to the Assignor under any section of the U.S. Bankruptcy Code.

(j)No Conditions or Restrictions. The Assignor represents that each Assigned Interest is not subject to any condition to or restriction on the ability of the holder thereof to sell, pledge, assign, or otherwise transfer such Assigned Interest or to exercise or enforce the provisions thereof or of any document related thereto whether set forth in such Assigned Interest itself or in any document related thereto, other than borrower or agent consents on customary terms (including without limitation that borrower consent may be unnecessary when certain events of default exist under the related loan documents), disqualified lender lists, and other restrictions on the ability to transfer or pledge customarily in syndicated loan transactions.

(k)Location of Offices. The Assignor represents that Assignor’s location (within the meaning of Article 9 of the UCC) is set forth opposite the Assignor’s name on Schedule II hereto, as may be supplemented from time to time. The Assignor has not changed its name (whether by amendment of its certificate of formation, by reorganization or otherwise) or its jurisdiction of organization and has not changed its location for purposes of the UCC within the four months preceding such Purchase Date.

(l)Affiliates. The Assignor represents that prior to the sale by the Assignor of any Assigned Interests hereunder (or the contribution of any loan, bond or security by Assignor to the Assignee), if such loan, bond or security was obtained by the Assignor from an Affiliate of the Assignor, such loan, bond or security was obtained on an arm’s length basis and in compliance with any applicable restrictions applicable to transactions between the Assignor and its Affiliates under the Investment Company Act of 1940, as amended, or the rules and regulations thereunder.

3.Covenants of Assignor

From the date hereof until the Release Conditions (as defined in the Security Agreement) have been satisfied, the Assignor hereby covenants and agrees as follows:
(a)Protection of Interest in Assigned Interests; Further Assurances. The Assignor hereby authorizes the Assignee, and shall take reasonable efforts to assist the Assignee, to (i) take all action necessary to perfect, protect and more fully evidence the Assignee’s ownership of the Assigned Interests free and clear of any Lien other than Permitted Liens or in favor of the Assignee, including, without limitation, maintaining effective financing statements in all

7

necessary or appropriate filing offices (including any amendments thereto or assignments thereof), (ii) execute or cause to be executed such other instruments, documents or notices as may be necessary or appropriate to perfect, protect or more fully evidence the purchase of the Assigned Interests hereunder, or to enable the Assignee or the Manager, on behalf of the Assignee, to exercise and enforce their rights and remedies in respect of any Assigned Interests, and (iii) take all additional action that the Assignee may reasonably request to perfect, protect and more fully evidence the Assignee’s ownership of the Assigned Interests.

(b)Collections. If the Assignor receives any Collections, then it shall receive such Collections in trust for the Assignee and deliver the same to or at the direction of the Assignee promptly (but in no event later than two (2) Business Days after receipt) in the same form as received with such endorsement as requested by the Assignee. After the effectiveness of the assignment of any related Participations, the Assignor shall not deposit any Collections into its own accounts or otherwise commingle any Collections with its own assets. For this purposes of this Agreement, “Collections” mean all funds and property received on and after the related Purchase Date in respect of the Assigned Interests sold hereunder, including (i) all proceeds received from the disposition of any Assigned Interest (excluding the disposition of the Assigned Interests hereunder) and (ii) all interest proceeds and principal proceeds in respect of any Assigned Interest.

(c)Separate Identity. The Assignor acknowledges that Administrative Agent and the Lenders are entering into the transactions contemplated by this Agreement, the Credit Agreement and the other Credit Documents in reliance upon the identity of the Assignee as a legal entity that is separate from the Assignor and each other Affiliate of the Assignor. Therefore, from and after the date of execution and delivery of this Agreement, the Assignor will take all reasonable steps including, without limitation, all steps that the Assignee and the Manager may from time to time reasonably request to maintain the identity of the Assignee as a legal entity that is separate from the Assignor and each other Affiliate of the Assignor, and to make it manifest to third parties that the Assignee is an entity with assets and liabilities distinct from those of the Assignor and each other Affiliate thereof and not just a division of the Assignor or any such other Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Assignor acknowledges the Assignee’s obligations under the Credit Agreement and represents, warrants and agrees that:

(i)the Assignor has maintained and shall maintain corporate records and books of account separate from those of the Assignee;

(ii)the Assignor has maintained and shall maintain an arm’s-length relationship with the Assignee and has not nor will it hold itself out as being liable for the debts or obligations of the Assignee;

(iii)the Assignor has kept and shall keep its assets and its liabilities wholly separate from those of the Assignee;

(iv)the Assignor has avoided and will avoid the appearance, and has promptly corrected and will promptly correct any known misperception of any of the Assignor’s creditors, that the assets of the Assignee are available to pay the obligations and debts of the Assignor; and

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(v)the Assignor has taken or refrained from taking, as applicable, each of the activities specified in the “non-consolidation” and “true sale” opinions of Winston & Strawn LLP, dated as of the date hereof, upon which the conclusions expressed therein are based.

4.Actions Pending Completion of Assignments of Assigned Interests.

(a)If so agreed between the Assignee and the Assignor, but subject to any prohibitions and restrictions pursuant to the terms of the underlying instruments, the Assignor and Assignee may elect to have the Assigned Interest transferred to the Assignee by selling or contributing to the Assignee a 100% participation in such Fund Investments and the related Assigned Interests (each, a “Participation”). Any Participation shall (i) automatically be deemed to be made with the same representations, warranties and covenants as any other sale, assignment or contribution hereunder (except as to title), (ii) shall constitute an absolute sale or contribution of each such Participation (including the Collections), (iii) represent an undivided participating interest in 100% of the underlying Fund Investment and its proceeds (including Collections), and (iv) divest the Assignor of any and all beneficial interest in the subject Participation and Fund Investment (including the Collections). For the avoidance of doubt, each Participation will terminate automatically upon the settlement of the assignment of the underlying Assigned Interests.

(b)On or promptly after the applicable Purchase Date, the Assignor shall direct the underlying administrative agent for each Assigned Interest to remit all Collections in respect of such Assigned Interest that are due and payable on or after the applicable Purchase Date to the Collateral Account.

(c)Each Party shall use commercially reasonable efforts to, as soon as reasonably practicable after the Trade Date therefor, cause the Assignee to become a lender under the underlying instrument with respect to the Assignor’s interest in the applicable Assigned Interest (an “Elevation”) and take such action as shall be mutually agreeable in connection therewith and in accordance with the terms and conditions of the underlying instrument and consistent with the terms of this Agreement.

(d)Pending settlement of the assignment of an Assigned Interest in accordance with the applicable underlying instruments, the Assignor shall comply with any written instructions provided to the Assignor by or on behalf of the Assignee with respect to voting rights to be exercised by holders of the applicable Assigned Interest, other than with respect to any voting rights that are not permitted to be participated pursuant to the terms of the applicable underlying instrument (and such restrictions, requirements or prohibitions are hereby incorporated by reference as if set forth herein).

(e)To the extent the Parties plan to settle the sale of any Fund Investment as a Participation pursuant to Section 4(a) above, the Administrative Agent may notify the Parties that such Fund Investment is trading on the loan market as a “distressed loan investment”, and in such case the Parties will enter into, as of the Purchase Date, in respect of the transaction, a Participation Agreement for Distressed Trades in substantially the form as most recently promulgated by the LSTA. If, however, (i) the Administrative Agent does not so provide notification of such Fund Investment as a “distressed fund investment” and (ii) the Elevation of the Fund Investment does not occur within thirty (30) Business Days of the relevant Purchase Date, then the parties shall, in respect of the transaction, enter into a Participation Agreement

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for Par/Near Par Trades in substantially the form as most recently promulgated by the LSTA. For avoidance of doubt, in either form of LSTA participation agreement referred to in this Section 4(e), the Parties shall elect “Yes” for “Elevation” in the relevant Transaction Summary and the Assignee shall have customary “majority” voting rights.

5.Limitations of Repurchase.

(a)The sum of (i) the outstanding principal balances of all Impaired Fund Investments previously conveyed by the Assignor (or any Relevant Affiliate) hereunder that have been re-acquired by the Assignor (or any Relevant Affiliate) during the 12 month period preceding the proposed date of re-acquisition (or such lesser number of months as shall have elapsed since the Closing Date as of such date) plus (ii) the aggregate outstanding principal balances of all Impaired Fund Investments purchased by an Affiliate of the Assignee that were previously conveyed by the Assignor (or any Relevant Affiliate) hereunder during such period shall not exceed an amount equal to 10% of the highest outstanding principal balances of all Fund Investments sold by the Assignor (or any Relevant Affiliate) to the Assignee during the 12 month period preceding the proposed date of acquisition (or such lesser number of months as shall have elapsed since the Closing Date as of such date).

(b)The sum of (i) the outstanding principal balances of all Fund Investments (whether or not Impaired Fund Investments) previously conveyed by the Assignor (or any Relevant Affiliate) hereunder that have been re-acquired by the Assignor (or any Relevant Affiliate) during the 12 month period preceding the proposed date of re-acquisition (or such lesser number of months as shall have elapsed since the Closing Date as of such date) plus (ii) the aggregate outstanding principal balances of all Fund Investments (whether or not Impaired Fund Investments) purchased by an Affiliate of the Assignee that were previously conveyed by the Assignor (or any Relevant Affiliate) hereunder during such period shall not exceed an amount equal to 20% of the highest outstanding principal balances of all Fund Investments sold by the Assignor (or any Relevant Affiliate) to the Assignee during the 12 month period preceding the proposed date of acquisition (or such lesser number of months as shall have elapsed since the Closing Date as of such date).

“Impaired Fund Investments” means Fund Investments that are Defaulted Fund Investments, experienced a material diminution in creditworthiness following acquisition by the Assignee hereunder, or are otherwise sold for credit-related reasons.
“Relevant Affiliate” means an Affiliate of the Assignee other than a Person which is an Affiliate solely because such Person is a fund or other entity managed by the Manager or its Affiliates.
6.Miscellaneous.

(a)Party to Loan Documents. Subject to the terms of the Loan Documents, upon consummation of the sale, contribution and transfer of the Assigned Interests, (i) the Assignee shall, as to each Assigned Interest, be a party to the relevant Loan Documents and, to the extent provided in this Agreement and the relevant Loan Documents, have the rights and obligations of a Lender thereunder, and (ii) the Assignor shall, to the extent provided in this Agreement and the relevant Loan Documents, relinquish its rights and be released from its obligations, as to each Assigned Interest, under the Loan Documents.

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(b)Notices. All notices and other communications in respect of this Agreement (including, without limitation, any modifications of, or requests, waivers or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telecopy) at its “Address for Notices” specified below its name on Schedule III hereto; or, as to the Assignor or the Assignee, at such other address as shall be designated by such Party in a notice to the other Parties. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier, electronic mail or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

(c)Binding Effect; Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.

(d)Further Assurances. Each Party agrees to execute and deliver, or to cause to be executed and delivered, all such instruments, and to take all such action as any other Party may reasonably request in order to effectuate the intent and purposes of, and to carry out the terms of, this Agreement.

(e)Captions and Headings. The captions and headings in this Agreement are for convenience only and are not intended to be full or accurate descriptions of the contents thereof. They shall not be deemed to be part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.
(f)Severability. If any provision of this Agreement or any other agreement or document delivered in connection with this Agreement, if any, is partially or completely invalid or unenforceable in any jurisdiction, then that provision shall be ineffective in that jurisdiction to the extent of its invalidity or unenforceability, but the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, all of which shall be construed and enforced as if that invalid or unenforceable provision were omitted, nor shall the invalidity or unenforceability of that provision in one jurisdiction affect its validity or enforceability in any other jurisdiction.

(g)Submission to Jurisdiction. With respect to any suit, action or proceeding relating to this Agreement (“Proceedings”), each Party irrevocably (i) submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such proceedings, that such court does not have any jurisdiction over such Party. Nothing in this Agreement precludes any Party from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

(h)Waiver of Setoff. The Assignor hereby waives any right of setoff or other claim it may have or to which it may be entitled under this Agreement from time to time against the Assignee or any assignee of the Assignor or the Assignee, or any of their assets.

(i)Assignments. Notwithstanding anything to the contrary contained herein, this Agreement may not be assigned by the Assignee or any Assignor without the other’s prior

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written consent; provided that the Assignor acknowledges that the Assignee has pledged its interest in this Agreement and in the Assigned Interests to the Administrative Agent, for the benefit of the Lenders, pursuant to the Security Agreement.

(j)WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS ASSIGNMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(k)Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(l)No-Petition Covenant. The Assignor hereby agrees not to commence, or join in the commencement of, any proceedings in any jurisdiction for the bankruptcy, winding-up or liquidation of the Assignee or any similar proceedings, in each case prior to the date that is one year and one day (or if longer, any applicable preference period plus one day) after the payment in full of all amounts owing to the parties under the Credit Agreement. The foregoing restrictions are a material inducement for the parties hereto to enter into this Agreement and are an essential term of this Agreement.

(m)Counterpart Execution. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(n)Amendments. Schedule I hereto may be updated to add additional Fund Investments thereto from time to time by the Parties subject to the terms and conditions of this Agreement. No other amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Assignee and the Assignor and, to the extent required pursuant to the Credit Agreement, with the prior consent of the Administrative Agent and Required Lenders in writing (such consent not to be unreasonably withheld, delayed or conditioned). Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(o)No Conflict. To the extent of any express conflict between this Agreement and the Credit Documents, the Credit Documents shall control. Nothing herein shall, nor do the parties hereto intend to, modify, alter or amend the Credit Documents or any rights or remedies thereunder.

(p)Third Party Beneficiaries. The Parties agree that the Administrative Agent and the Lenders are intended third party beneficiaries of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first above written.
AMERICAN CAPITAL, LTD.

By ___________________________
Name:
Title:

ACAS FUNDING II, LLC
By: American Capital Leveraged Finance Management, LLC, its designated manager

By ___________________________
Name:
Title:

SCHEDULE 1
LENDING OFFICES AND NOTICE DATA
BORROWER

ACAS Funding II, LLC:
2 Bethesda Metro Center, 14th Floor
Bethesda, MD 20814
Attention: Secretary
Telephone:
Facsimile:
Electronic Mail:

LENDERS
Deutsche Bank AG, New York Branch
60 Wall Street
New York, NY 10005
Attention:
Telephone:
Facsimile:
Electronic Mail:

SCHEDULE 2
UCC-1 FILING JURISDICTIONS

Delaware

SCHEDULE 3
October 30, 2014
SCHEDULE OF FUND INVESTMENTS

None.

SCHEDULE 4
APPROVED BANKS

Bank of America, N.A.
Bank of Montreal
Barclays Bank PLC
BNP Paribas
Citigroup, Inc.
Credit Suisse AG
Deutsche Bank
General Electric Capital Corporation
The Goldman Sachs Group, Inc.
HSBC
Jefferies Group LLC
JPMorgan Chase & Co.
Key Bank National Association
Macquarie
Morgan Stanley
Natixis
Nomura
PNC Bank National Association
Royal Bank of Canada
Royal Bank of Scotland Group Plc
Scotia
Societe Generale
SunTrust Bank
Toronto Dominion
UBS AG
U.S. Bank National Association
Wells Fargo & Co.

SCHEDULE 5
APPROVED SELLING INSTITUTIONS
Bank of America, N.A.
Barclays Bank PLC
BNP Paribas SA
Cantor Fitzgerald L.P.
Citigroup, Inc.
Credit Suisse AG
Deutsche Bank
General Electric Capital Corporation
The Goldman Sachs Group, Inc.
JPMorgan Chase & Co.
Macquarie Group Limited
Merrill Lynch & Co., Inc.
Morgan Stanley
Royal Bank of Canada
Royal Bank of Scotland Group Plc
UBS AG
Wells Fargo & Co.

SCHEDULE 6
APPROVED INDUSTRY CATEGORIES
Advertising
Aerospace/Defense
Agriculture
Airlines
Apparel
Auto Manufacturers
Auto Parts & Equipment
Banks
Beverages
Biotechnology
Building Materials
Chemicals
Closed-End Funds
Coal
Commercial Services
Computers
Cosmetics/Personal Care
Country Funds-Closed End
Distribution/Wholesale
Diversified Financial Services
Electric
Electrical Components & Equipment
Electronics
Energy - Alternate Sources
Engineering & Construction
Entertainment
Environmental Control
Food
Food Service
Forest Products & Paper
Gas
Hand/Machine Tools
Health Care-Products
Health Care-Services
Holding Companies – Diversified
Home Builders
Home Furnishings
Household Products/Wares
Housewares
Insurance
Internet

Investment Companies
Iron/Steel
Leisure Time
Lodging
Machinery - Construction & Mining
Machinery – Diversified
Media
Metal Fabricate/Hardware
Mining
Miscellaneous – Manufacturing
Office Furnishings
Office/Business Equipment
Oil & Gas
Oil & Gas Services
Packaging & Containers
Pharmaceuticals
Pipelines
Real Estate
Reits
Retail
Savings & Loans
Semiconductors
Shipbuilding
Software
Storage/Warehousing
Telecommunications
Textiles
Toys/Games/Hobbies
Transportation
Trucking & Leasing
Venture Capital
Water

SCHEDULE 7
APPROVED PRICING SERVICES
Markit Group Limited
Reuters Loan Pricing Corporation

SCHEDULE 8
APPROVED BOND DEALERS

ABN
Barclays Bank PLC
BNP Paribas SA
Bank of NY Mellon (BNYM Capital Markets)
Citigroup, Inc.
Credit Suisse AG
Deutsche Bank
Fidelity Capital Markets
Goldman Sachs
HSBC
JP Morgan Chase & Co.
Merrill Lynch & Co., Inc.
Morgan Stanley
RBC Capital Markets
Royal Bank of Scotland Group Plc
Societe General
TRACE trades
UBS AG
Wachovia